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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material under §240.14a-12

RIBBON COMMUNICATIONS INC.
(Name of Registrant as Specified In Its Charter)

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RIBBON COMMUNICATIONS INC.
4 Technology Park Drive
Westford, MA 01886

April 29, 2020

Dear Fellow Stockholders:

              On behalf of the board of directors, we want to thank you for your investment and trusting us to manage the long-term success of Ribbon Communications Inc. In light of the current global pandemic, our hearts go out to all those impacted during these extraordinary times. We are especially grateful to the medical personnel and all those on the front lines helping those in need. Our principal attention is on the health, safety and well-being of our global workforce, their families and the communities in which we operate.

              Our board of directors and the management team have substantial experience in successfully navigating challenging conditions. We remain confident about the importance of Ribbon's role in our industry and the long-term positive future of our business that we believe will benefit all stakeholders—our employees, our communities, our customers, our partners, and you—our stockholders.

              We cordially invite you to the annual meeting of stockholders at 10:00 a.m. on Tuesday, June 2, 2020. Due to the public health impact of the novel coronavirus pandemic and to support the health and well-being of our stockholders, this year's annual meeting will be held in a virtual meeting format only. You will be able to attend the 2020 annual meeting online and submit your questions during the meeting by visiting http://viewproxy.com/RBBN/2020/vm.

              Whether or not you plan to attend the annual meeting virtually, it is important that your shares be represented and voted. Therefore, I urge you to promptly vote your proxy. You may submit your proxy by signing, dating, and returning the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States, or provide voting instructions to your broker, bank or other nominee. However, in light of possible disruptions in mail service related to the COVID-19 pandemic, we encourage stockholders to submit their proxy via the telephone or online. If you decide to attend the annual meeting, you will be able to vote electronically, even if you have previously submitted your proxy. Every stockholder's vote is important.

              Thank you very much for your continued trust and confidence in Ribbon. Please remember to vote your shares at your earliest convenience.

Sincerely,

Bruce W. McClelland
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF
RIBBON COMMUNICATIONS INC.

Meeting URL: http://viewproxy.com/RBBN/2020/vm Date: June 2, 2020 Time: 10:00 a.m. Eastern time	AGENDA

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Election of directors as named in the Proxy Statement

•

Approval of the Amended and Restated Ribbon Communications Inc. 2019 Incentive Award Plan

•

Ratification of the appointment of Deloitte & Touche LLP as Ribbon Communications' independent registered public accounting firm for 2020

•

Approval, on a non-binding advisory basis, of the compensation of our named executive officers

•

Transaction of other business, if any, as may properly come before the meeting or any adjournment, continuation or postponement thereof

Record Date: You can vote electronically at, and are entitled to notice of, the annual meeting if you were a stockholder of record on April 6, 2020.

A complete list of our stockholders as of the record date will be available for examination by any stockholder during the ten days prior to the Annual Meeting for a purpose germane to the Annual Meeting by sending an email to ir@rbbn.com, stating the purpose of the request and providing proof of ownership of Company stock. The list of stockholders will also be available during the virtual meeting via a secure link in the chat box after you enter the virtual meeting using the password you received via e-mail in your registration confirmation. Such list of stockholders will be protected and cannot be downloaded and/or printed and access to such list will expire immediately after the Annual Meeting ends. For additional information, see "How can I attend the virtual meeting?" in the section entitled "Information about the Annual Meeting" in the Proxy Statement.

You may attend the webcast of the meeting via the Internet at http://viewproxy.com/RBBN/2020/vm by entering the event password you received during your registration process. Whether or not you expect to attend the annual meeting electronically, we urge you to vote your shares as promptly as possible to ensure your representation and the presence of a quorum at the annual meeting. If you send in your proxy card, you may still decide to attend the annual meeting and vote your shares electronically. Note that, in light of possible disruptions in mail service related to the COVID-19 pandemic, we encourage stockholders to submit their proxy via telephone or online. Your proxy is revocable in accordance with the procedures set forth in the accompanying proxy statement.

By Order of the Board of Directors,

Westford, Massachusetts April 29, 2020	Justin K. Ferguson Executive Vice President, General Counsel and Corporate Secretary

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

              The accompanying Proxy Statement contains "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, which are subject to a number of risks and uncertainties. All statements other than statements of historical fact contained in the accompanying Proxy Statement, including statements regarding the receipt of the requisite approval from the Committee on Foreign Investment in the United States ("CFIUS") in connection with our acquisition (the "ECI Merger") of ECI Telecom Group Ltd. ("ECI"); our future results of operations and financial position, business strategy, plans and objectives of management for future operations and plans for future product offerings, development and manufacturing, are forward-looking statements. Without limiting the foregoing, the words "anticipates", "believes", "could", "estimates", "expects", "intends", "may", "plans", "seeks", "projects", "will" and other similar language, whether in the negative or affirmative, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various important factors, including, but not limited to: risks related to the ongoing COVID-19 pandemic; failure to obtain CFIUS approval in connection with the ECI Merger in a timely manner or at all; risks that the ECI businesses will not be integrated successfully or that the combined companies will not realize estimated cost savings; failure to realize anticipated benefits of the ECI Merger; potential litigation relating to the ECI Merger and disruptions from the integration efforts that could harm our business; our ability to recruit and retain key personnel; reductions in customer spending; a slowdown in customer payments and changes in customer requirements, including the timing of customer purchasing decisions and our recognition of revenues; the potential impact of the consummation of the proposed transaction on relationships with third parties, including customers, employees and competitors; conditions in the credit markets, credit risks and risks related to the terms of our credit agreement; risks associated with assumptions the parties make in connection with the parties' critical accounting estimates and legal proceedings; the parties' international operations, which are subject to the risks of currency fluctuations and foreign exchange controls; ability to attract new customers and retain existing customers in the manner anticipated; reliance on and integration of information technology systems; changes in legislation or governmental regulations affecting the companies; international, national or local economic, social, health or political conditions that could adversely affect the companies or our customers; our successful integration activities with respect to our acquisitions; our ability to realize benefits from other mergers and acquisitions; the effects of disruption from acquisitions, making it more difficult to maintain relationships with employees, customers, business partners or government entities; unpredictable fluctuations in quarterly revenue and business from our existing customers; failure to compete successfully against telecommunications equipment and networking companies; failure to grow our customer base or generate recurring business from existing customers; consolidation in the telecommunications industry; difficulties supporting our strategic focus on channel sales; difficulties retaining and expanding our customer base; difficulties leveraging market opportunities; the impact of restructuring and cost-containment activities; litigation; actions taken by significant stockholders; difficulties providing solutions that meet the needs of customers; market acceptance of our products and services; rapid technological and market change; our ability to protect our intellectual property rights and obtain necessary licenses; our ability to maintain partner, reseller, distribution and vendor support and supply relationships; our negotiation position relative to our large customers; the limited supply of certain components of our products; the potential for defects in our products; higher risks in international operations and markets; the impact of increased competition; increases in tariffs, trade restrictions or taxes on our products; currency fluctuations; data privacy and cyber security risks; changes in the market price of our common stock; failure or circumvention of our controls and

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procedures; and the important factors discussed in the "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations", and "Quantitative and Qualitative Disclosures About Market Risk" sections in our Annual Report on Form 10-K for the year ended December 31, 2019 and our other filings with the U.S. Securities and Exchange Commission. We therefore caution you against relying on any of these forward-looking statements. Also, any forward-looking statement made by us in the accompanying Proxy Statement speaks only as of the date of the accompanying Proxy Statement. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

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RIBBON COMMUNICATIONS INC.
PROXY STATEMENT

Summary Information

              To assist you in reviewing the proposals to be acted upon at our 2020 annual meeting of stockholders (the "2020 Annual Meeting"), Ribbon Communications Inc. would like to call your attention to the following information about Ribbon's 2019 financial performance, key executive compensation actions and decisions, and corporate governance highlights. Please note that the following description is only a summary. For more complete information about these topics, please review our Annual Report on Form 10-K for the year ended December 31, 2019 (the "2019 Annual Report") and this proxy statement ("Proxy Statement"). This Proxy Statement and our 2019 Annual Report will be first mailed to our stockholders of record on or about April 29, 2020.

              Effective October 27, 2017, we completed a merger (the "GENBAND Merger") of Sonus Networks, Inc. ("Sonus"), GENBAND Holdings Company, GENBAND, Inc. and GENBAND II, Inc. (collectively, "GENBAND"). Because the GENBAND Merger occurred on October 27, 2017, the information reported in this Proxy Statement for the period prior to that date principally relates to Sonus, our predecessor entity. Unless the content otherwise requires, references in this Proxy Statement to "Ribbon," "Ribbon Communications," "Company," "we," "us" and "our" and "the Company" refer to (i) Sonus and its subsidiaries prior to the GENBAND Merger and (ii) Ribbon Communications Inc. and its subsidiaries upon closing of the GENBAND Merger, as applicable.

              Effective March 3, 2020 (the "ECI Closing Date"), we completed the ECI Merger with ECI. On ECI Closing Date, we entered into a First Amended and Restated Stockholders Agreement (the "Stockholders Agreement") with JPMC Heritage Parent LLC ("JPMC"), Heritage PE (OEP) III, L.P. (together with JPMC, entities affiliated with the Company's largest stockholder, JPMorgan Chase & Co. (collectively with any successor entities, the "JPM Stockholders")), and ECI Holding (Hungary) Kft ("Swarth").

Business Overview

              We are a leading provider of next generation software solutions and services to telecommunications, wireless and cable service providers and enterprises of all sizes across industry verticals. With the March 3, 2020 completion of the merger with ECI, we now also provide optical and packet networking products and software-defined solutions to service providers and critical infrastructure sectors, like utilities, government and defense. With over 1,000 customers around the globe, including some of the largest telecommunications service providers, enterprises and utilities in the world, we enable our customers to evolve and modernize their communications networks and packet optical networking infrastructures with innovative state-of-the-art solutions. By enabling highly secure, reliable and scalable Internet Protocol ("IP") and packet optical networks and applications, we help our customers adopt the next generation of software, cloud and edge-based technologies to drive new, incremental revenue, while protecting their existing revenue streams and significantly reducing operating costs. Our software solutions provide a secure way for our customers to connect and leverage multivendor, multiprotocol communications systems and applications across their networks and the cloud, in a rapidly changing ecosystem of IP-enabled devices, such as smartphones and tablets. In addition, our software solutions secure cloud-based delivery of unified communications solutions—both for service providers transforming to a cloud-based network and for enterprises using cloud-based unified communications. These networks support the ever increasing demand on network infrastructure created by IP traffic growth as well as the expected increase in traffic from 5G applications and devices. We sell our software solutions through both direct sales and indirect channels, leveraging the assistance of resellers, and provide ongoing support to our customers through a global services team with experience in design, deployment and maintenance of some of the world's largest IP networks.

(1)
As of March 31, 2020

(2)
Leadership Ranking Source: IHS Research Q3'19. Market share data for past 12 months. See Appendix section "TAM and Market Share References"

              Following the March 3, 2020 completion of the ECI Merger, Ribbon now also provides optical and packet networking, Software Defined Networking and Network Functions Virtualization portfolio of products and solutions to service providers and critical infrastructure sectors like utilities, government and defense. These solutions support the increasing demand on network infrastructure created by ongoing internet protocol traffic growth and the forecast demand and buildouts to be created by increased traffic from 5G applications and devices.

2019 Financial Highlights

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    GAAP total revenue was $563 million, compared to $578 million in 2018.

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    GAAP net loss was $130 million, compared to $77 million in 2018.

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    Non-GAAP net income was $51 million, compared to $39 million in 2018.

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    GAAP loss per share was $1.19, compared to $0.74 in 2018.

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    Non-GAAP diluted earnings per share was $0.47, compared to $0.37 in 2018.

    •
    Non-GAAP Adjusted EBITDA was $86 million, compared to $62 million in 2018.

              Please see the reconciliation of non-GAAP to GAAP financial measures, and additional information about non-GAAP measures, in Appendix A.

Cash Flow From Operating Activities	Improving Profitability Margin
Operating Cash Flow of $56M in FY19, up $66M(1)	Record Adjusted EBITDA Margin(2)(3) of 27% in Q419, up 10 ppts(4) Adjusted EBITDA(3) of $86M in FY19, 39% increase, up 5 ppts(1)

(1)
Twelve months ended December 31, 2019 compared with corresponding period in 2018.

(2)
Since the launch of Ribbon in October 2017.

(3)
Please see the basis of presentation and the non-GAAP reconciliation in the appendix.

(4)
Three months ended December 31, 2019 as compared with the corresponding period in 2018.

Executive Compensation Highlights

              In 2019, we engaged in a thorough review of our compensation programs and practices in connection with the unified Ribbon executive compensation program for our executive officers. We believe that our compensation program has established a strong foundation to support the continued growth of our business and the attainment of key synergies and other goals of our business. The ongoing compensation programs and practices are governed by effective and sound pay practices as set forth below.

What We Do
Strong pay-for-performance philosophy
Independent compensation committee and compensation consultant
Annual market-based review of compensation levels and peer groups
Annual risk assessment of compensation plans and policies
Share ownership guidelines for our executives and board members
Formal clawback policy with respect to incentive compensation
Insider trading policy that prohibits hedging, pledging and other similar actions by our executive officers and directors

What We Don't Do
No pension plans or other post-employment benefit plans
No base pay severance multipliers in excess of two
No multi-year guaranteed incentive awards for executives
No liberal share recycling

Board of Directors and Committees

Name, Age	Independent	Director	Committee Membership	Other Public Boards
		Since

R. Stewart Ewing, Jr., 68	Yes	March 2020		0

Bruns H. Grayson, 72	Yes	October 2017	• Audit Committee • Compensation Committee	1

Beatriz V. Infante, 66	Yes	October 2017	• Audit Committee • Compensation Committee	2

Richard J. Lynch, 71	Yes	October 2017	• Chairman of the Board • Nominating and Corporate Governance Committee	2

Kent J. Mathy, 60	Yes	October 2017		1

Bruce W. McClelland, 53	No	March 2020		0

Krish A. Prabhu, 65	Yes	March 2020		1

Scott E. Schubert, 66	Yes	October 2017	• Audit Committee (Chair, ACFE*) • Nominating and Corporate Governance Committee	0

Richard W. Smith, 67	No	October 2017		0

  *         ACFE—Denotes that Mr. Schubert is an "audit committee financial expert" as defined in Item 407(d)(5) of Regulation S-K.

Annual Meeting Proposals

Proposal		Recommendation of the Board

1:	Election of the nine directors named in this Proxy Statement	FOR each of the nominees

2:	Approval of the Amended and Restated Ribbon Communications Inc. 2019 Incentive Award Plan	FOR

3:	Ratification of the appointment of auditors	FOR

4:	Approval, on a non-binding, advisory basis, of the compensation of our named executive officers	FOR

PROPOSAL 1 — ELECTION OF DIRECTORS

              The Board has nominated the following nine director nominees for election to the Board to hold office until the 2021 Annual Meeting and until his or her respective successor is duly elected and qualified:

Nominee	Designated By

R. Stewart Ewing, Jr.*	JPM Stockholders

Krish A. Prabhu*	JPM Stockholders

Richard W. Smith	JPM Stockholders

Bruns H. Grayson	Nominating and Corporate Governance Committee

Beatriz V. Infante	Nominating and Corporate Governance Committee

Richard J. Lynch	Nominating and Corporate Governance Committee

Bruce W. McClelland*	Nominating and Corporate Governance Committee

Kent J. Mathy	Nominating and Corporate Governance Committee

Scott E. Schubert	Nominating and Corporate Governance Committee

*            Each of Messrs. Ewing, Prabhu and McClelland are current directors who have not been previously elected by our stockholders.

              All of the nominees are currently directors. Each agreed to be named in this Proxy Statement and to serve if elected. All nominees are expected to attend the 2020 Annual Meeting.

DESIGNATION RIGHTS

              On the ECI Closing Date, we entered into the Stockholders Agreement with the JPM Stockholders, and Swarth. Pursuant to the Stockholders Agreement, the Board of Directors (the "Board") is required to consist of (i) three individuals designated by the JPM Stockholders, (ii) once CFIUS approval has been obtained, three individuals designated by Swarth, (iii) our Chief Executive Officer, and (iv) a number of other individuals designated by the Nominating and Corporate Governance Committee sufficient to ensure that there are no vacancies on the Board. Our Board consists of nine directors. The authorized number of directors is determined from time to time by the Board, subject to the requirements of the Stockholders Agreement. Until the first anniversary of the date of the Stockholders Agreement, no member of the Board appointed by either the JPM Stockholders or Swarth will be removed from the Board, regardless of any sell down of Ribbon common stock by the nominating stockholder.

              Each of the JPM Stockholders and Swarth owned 34.50% and 17.82%, respectively, of Ribbon's common stock as of April 6, 2020. Under the Stockholders Agreement, the JPM Stockholders have designated R. Stewart Ewing, Jr., Krish A. Prabhu and Richard W. Smith for election to our Board. Swarth cannot designate directors to serve on our Board until we obtain the required approval from CFIUS in connection with the ECI Merger. As of April 29, 2020, we have not yet received the requisite approval. For additional information regarding Swarth's designation right and the anticipated composition of our Board of Directors following our receipt of CFIUS approval, should such approval be received, see the section of this Proxy Statement entitled "Swarth Designees Following Receipt of CFIUS Approval for ECI Merger" and "Board Composition and Stockholders Agreement" in the section entitled "Corporate Governance" below.

              The Company has agreed to take all necessary actions within its control to include the JPM Stockholders' designees in the slate of nominees recommended by the Board for election of directors and to cause the stockholders of the Company to elect the designees of the JPM Stockholders. For so long as the JPM Stockholders or Swarth has the right to designate a director under the Stockholders Agreement, with respect to any proposal or resolution relating to the election of directors, each of the JPM Stockholders and Swarth, respectively, has agreed to take all necessary actions within their control to vote their shares (A) affirmatively in favor of the election of the other's designees and (B) with respect to each person nominated to serve as a director by the Nominating and Corporate Governance Committee, either affirmatively in favor of such nominee, or in the same proportion to all shares voted by other stockholders of the Company.

INDEPENDENCE OF DIRECTOR NOMINEES

              Except for Bruce W. McClelland, our President and CEO, and Richard W. Smith, each of our nominees is independent according to the director independence standards set forth in our Corporate Governance Guidelines, which meet the director independence standards of Nasdaq. For more information, see "Corporate Governance and Board Matters—Director Independence". We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected. However, if any nominee should become unable to serve, or for good cause will not serve as a director, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of directors. In the event any director designated by the JPM Stockholders is unable to serve, the JPM Stockholders are entitled to designate a replacement director, subject to the conditions set forth in the Stockholders Agreement.

Board of Directors' Recommendation

The Board of Directors recommends that stockholders vote "FOR" the election of R. Stewart Ewing, Jr., Bruns H. Grayson, Beatriz V. Infante, Richard J. Lynch, Kent J. Mathy, Bruce W. McClelland, Krish A. Prabhu, Scott E. Schubert and Richard W. Smith.

Director Nominees

              The biographies below describe the skills, qualities, attributes and experience of the director nominees that led the Board and its Nominating and Corporate Governance Committee to determine that it is appropriate to nominate these individuals as directors.

R. Stewart Ewing, Jr.
Former Executive Vice President and Chief Financial Officer of CenturyLink, Inc.
Director Since: March 2020        Age: 68

Biography
Mr. Ewing most recently served as Executive Vice President and Chief Financial Officer of CenturyLink, Inc., a global technology company that offers communications, network services, security, cloud solutions, and voice and managed services ("CenturyLink") until 2017. He joined CenturyLink as its Vice President of Finance in 1983 and assumed the role of Executive Vice President and Chief Financial Officer in 1989. During his 28 years as Chief Financial Officer, he played a significant role in CenturyLink's acquisition strategy. Mr. Ewing began his career at KPMG in 1973. He has served on the Board of Directors of Progressive Bancorp, Inc. and is the Chairman of its Audit Committee since 2002. He also has served on the Board of Directors of TelUSA, LLC, a subsidiary of CenturyLink, since January 2020. Mr. Ewing has been active with several non-profit organizations, including the Monroe Chamber of Commerce, the United Way of Northeast Louisiana, Northeast University of Louisiana at Monroe, Northwester State University, Wellspring, ARCO and Northeast Louisiana Soccer Association. Additionally, Mr. Ewing has served on the Board of Directors of Louisiana Endowment for the Humanities since 2019. He holds a Bachelor of Science Degree in Business from Northwestern State University. Among other qualifications, Mr. Ewing brings to the Board executive leadership experience at CenturyLink, along with extensive financial expertise. The Board believes Mr. Ewing is qualified to serve on the Board because of his experience as a chief financial officer at CenturyLink and his experience leading the integration of acquired companies into CenturyLink's corporate structure and philosophy.

Bruns H. Grayson
Managing Partner at ABS Ventures
Director Since: October 2017        Age: 72

Biography
Mr. Grayson is a Managing Partner at ABS Ventures, a venture capital firm, where he has managed all of the firm's partnerships since 1983. A majority of his investments has been in data communication and software and he has served as a director of many private and public companies over the last 30 years. Prior to ABS Ventures, Mr. Grayson was an associate at McKinsey and Co., a management consulting firm, from 1978 to 1980 and a venture capitalist at Adler & Co. from 1980 to 1983. Mr. Grayson has also served as a Director of Everbridge, Inc., a provider of communications solutions, since 2012. Mr. Grayson holds a Bachelor of Arts degree from Harvard College, a Master's degree from Oxford University, and a Juris Doctor degree from the University of Virginia Law School, and was elected a Rhodes Scholar from California in 1974. He served in the U.S. Army in Vietnam and separated as a captain in 1970. The Board believes Mr. Grayson is qualified to serve on the Board based on his knowledge of the data communication and software industries, his investment experience as a Managing Partner at ABS Ventures, and his experience as a director of various public companies.

Beatriz V. Infante
Chief Executive Officer of BusinessExcelleration LLC
Director Since: October 2017        Age: 66

Biography
Ms. Infante was previously a director of Sonus from January 2010 until the closing of the GENBAND Merger. Since 2009, Ms. Infante has served as Chief Executive Officer of BusinessExcelleration LLC, a business consultancy specializing in corporate transformation and renewal. From 2010 until its acquisition by Infor in 2011, Ms. Infante was the Chief Executive Officer and a director of ENXSUITE Corporation, a leading supplier of energy management solutions. From 2006 until its acquisition by Voxeo Corporation in 2008, she was the Chief Executive Officer and a director of VoiceObjects Inc., a market leader in voice applications servers. Ms. Infante served as a director and Interim Chief Executive Officer of Sychron Inc., a data center automation company, from 2004 to 2005 until its sale to an investor group. Ms. Infante was Chief Executive Officer and President of Aspect Communications Corporation (which we refer to as Aspect), a market leader in communications solutions, from April 2000 until October 2003. She was named Board Chair of Aspect in February 2001 and between October 1998 and April 2000, held additional executive roles, including Co-President. Since January 2018, she has served on the Board of Directors and the Audit Committee of PriceSmart Inc., and additionally became Chair of the Compensation Committee and Chair of the Digital Transformation Committee in November 2018 and January 2019, respectively. She has served on the Board of Directors and Audit Committee of Liquidity Services Inc. since May 2014, and has additionally served as Chair of the Compensation Committee since November 2015. From July 2016 until its acquisition by Veeco in May 2017, Ms. Infante served on the Board of Directors and the Nominating and Corporate Governance Committee of Ultratech. From May 2012 until its acquisition by Broadcom Limited in May 2015, she served on the Board of Directors and Compensation Committee of Emulex Corporation, and additionally became Chair of the Nominating and Corporate Governance Committee in February 2014. Ms. Infante has previously served as a director at a number of privately held companies. Ms. Infante has also served since June 2016 as an Advisory Board member of Guardian Analytics and since July 2015 as the Chair of the Advisory Board of Infrascale. Additionally, Ms. Infante is a National Association of Corporate Directors Board Leadership Fellow, and in 2016 was named to the 2016 NACD Directorship 100, which honors the most influential boardroom leaders each year. In 2013, she was named to the Financial Times Agenda "Top 50 Digital Directors' List." Ms. Infante holds a Bachelor of Science and Engineering degree in Electrical Engineering and Computer Science from Princeton University and holds a Master of Science degree in Engineering Science from California Institute of Technology. Among other qualifications, the Board believes Ms. Infante is qualified to serve on the Board due to her executive leadership experience, including as a chief executive officer of various companies, along with extensive operational expertise and experience in engineering, sales, and marketing.

Richard J. Lynch
President of FB Associates, LLC
Director and Chairman of the Board Since: October 2017 Age: 71

Biography
Mr. Lynch was a director of Sonus from February 2014, and Chairman of the Board of Sonus from June 2016, until the closing of the GENBAND Merger. Since September 2011, Mr. Lynch has served as the President of FB Associates, LLC, which provides advisory and consulting services at the intersection of technology, marketing and business operations. Mr. Lynch was the Executive Vice President and Chief Technology Officer for Verizon Communications between 2007 and 2011, and the Executive Vice President and Chief Technology Officer of Verizon Wireless and its predecessors from 1990 until 2007. Mr. Lynch has been at the forefront of wireless technology solutions and was responsible for the selection of CDPD, CDMA, EV-DO and LTE for use within the Verizon network. Building on these and other key technology decisions, Mr. Lynch has driven the introduction of key innovative products and services into the marketplace. Mr. Lynch is a Life Fellow of the Institute of Electrical and Electronic Engineers and has been awarded patents in the field of wireless communications. Mr. Lynch has served as a member of the Board of Directors and the Compensation, Nominating and Governance Committee of Blackberry Limited since February 2013. He was also on the Board of Directors of VectoIQ Acquisition Corporation since February 2017. From March 2012 to May 2016, he served as a member of the Board of Directors, Chairman of the Nominating and Corporate Governance Committee and a member of the Compensation Committee of Ruckus Wireless, Inc. Mr. Lynch also serves as a member of the Board of Directors of two privately held companies. He has also sat on the boards of numerous industry organizations, including the GSM Association and the CDMA Development Group, and as a member of the Federal Communications Commission Technical Advisory Committee and Communications Security Reliability and Interoperability Council. For his leadership in the early years of wireless data, Mr. Lynch was honored with the President's Award by the Cellular Telecommunications Industry Association. He has also been inducted into the Wireless History Foundation's Hall of Fame. Mr. Lynch is a graduate of Lowell Technological Institute (now the University of Massachusetts, Lowell), where he received Bachelor of Science and Master of Science degrees in electrical engineering. He has also completed post-graduate work at the Wharton School of the University of Pennsylvania and the Johnson School of Management at Cornell University. Among other qualifications, the Board believes Mr. Lynch is qualified to serve on the Board based on his significant experience in technology leadership positions, in particular at Verizon Communications, and as a director of various public companies in the telecommunications industry.

Kent J. Mathy
Chief Executive Officer of Sequential Technology International
Director Since: October 2017        Age: 60

Biography
Mr. Mathy has been Chief Executive Officer of Sequential Technology International, a provider of customer care and customer experience outsourcing, since January 2017. Previously, beginning in November 2013, Mr. Mathy served as President, Southeast Region of AT&T Mobility, a wireless telecommunications provider. From November 2008 to November 2013, Mr. Mathy was President, North Central Region for AT&T Mobility, and from December 2007 to November 2008, he was President, Small Business for AT&T Mobility. From January 2003 to December 2007, he was President, Business Markets Group at Cingular Wireless (as AT&T Mobility was formerly known). Mr. Mathy has also served as a director of Everbridge, Inc. since 2013. Earlier in his career, Mr. Mathy held a variety of management positions at AT&T over a period of 18 years. Mr. Mathy holds a Bachelor of Arts degree in marketing from the University of Wisconsin-Oshkosh and attended the University of Michigan, Executive Program in 1993. Among other qualifications, the Board believes Mr. Mathy is qualified to serve on the Board because of his extensive leadership roles at various telecommunications companies, in particular at AT&T.

Bruce W. McClelland
President and Chief Executive Officer of Ribbon Communications Inc.
Director Since: March 2020        Age: 53

Biography
Mr. McClelland has been our President, Chief Executive Officer and a director since March 2020, and is responsible for the strategic direction and management of our Company. He has served in numerous leadership roles throughout his three-decades long career, which includes twenty years at ARRIS International plc ("Arris"), a telecommunications equipment manufacturing company, where he most recently served as its Chief Executive Officer from September 2016 to April 2019 and led the sale of ARRIS to CommScope Inc. ("CommScope"), a global network infrastructure provider company, in April 2019. While at ARRIS, Mr. McClelland managed the successful acquisition and integration of the Ruckus Wireless and Brocade ICX Campus switching business from Broadcom Inc., a major step in diversifying the ARRIS business beyond the service provider market into the broader enterprise market, while strengthening the company's wireless technology capabilities. Mr. McClelland held several other roles at ARRIS, including President of Network & Cloud and Global Services from April 2013 to August 2016 and has authored several communications-related patents. Following the acquisition of ARRIS by CommScope, Mr. McClelland served as the Chief Operating Officer of CommScope from April 2019 to August 2019, where he was responsible for the combined portfolio of products and services. Previously, Mr. McClelland spent eleven years at Nortel Networks Corporation ("Nortel") and Bell Northern Research ("BNR"). He began his career with BNR in Ottawa, Canada and was responsible for the development of Nortel's SS7 switching products immediately prior to joining ARRIS. Mr. McClelland earned his Bachelor of Science degree in Electrical Engineering from the University of Saskatchewan. Among other qualifications, the Board believes Mr. McClelland is qualified to serve on the Board due to his executive leadership experience, including as a chief executive officer of ARRIS, along with extensive operational expertise and experience in engineering.

Krish A. Prabhu
Former Chief Technology Officer and President of AT&T Labs
Director Since: March 2020        Age: 65

Biography
Mr. Prabhu is currently an independent technology consultant and advisor to technology start-ups. Most recently, he was Chief Technology Officer and President of AT&T Labs, the research and development division of the telecommunications company AT&T, from June 2011 to September 2016. During his tenure, he was responsible for AT&T Labs' global technology direction, including network innovation, product development and research, intellectual property organization and global supply chain organization. Prior to this, he served as President and Chief Executive Officer of Tellabs, a networking technology company. Mr. Prabhu was a venture partner at Morgenthaler Ventures, where he was involved with the funding and development of startup companies specializing in networking hardware and software. Earlier in his career, Mr. Prabhu held various leadership positions at Alcatel, an international telecom company, including Chief Operating Officer, Chief Executive Officer of Alcatel USA, and Executive Vice President and Chief Technology Officer of US operations. Mr. Prabhu has served on the Board of Directors of Sanmina Corporation, a leading integrated manufacturing solutions company, as well as its Compensation Committee since September 2019, and served on the Board of Directors of Altera Corporation, as well as its Compensation Committee, from 2013 to 2015. He also serves on the boards of directors of three private companies. Mr. Prabhu obtained a Master of Science degree in Physics from the Indian Institute of Technology in Bombay, India and a Master of Science degree and Ph. D. in electrical engineering from the University of Pittsburgh. The Board believes Mr. Prabhu is qualified to serve on the Board because of his technical experience and expertise, including his role as a Chief Technology Officer at AT&T Labs, and his executive leadership experience at various companies.

Scott E. Schubert
Former Chief Financial Officer of TransUnion LLC
Director Since: October 2017        Age: 66

Biography
Mr. Schubert was a director of Sonus from February 2009 until the closing of the GENBAND Merger. From 2005 until 2008, he served as Chief Financial Officer of TransUnion LLC, a leading global information solutions company. From 2003 to 2005, Mr. Schubert served as Chief Financial Officer and, prior to that, Executive Vice President of Corporate Development of NTL, Inc. (now Virgin Media, Inc.). From 1999 to 2003, Mr. Schubert held the position of Chief Financial Officer of Williams Communications Group, Inc., a high-technology company. Mr. Schubert also was the head of BP Amoco's Global Financial Services from 1995 to 1999, leading the initial integration of BP and Amoco's worldwide financial operations following the merger of the two companies in 1998. From August 2011 to October 2014, he served as a member of the Board of Directors, the Compensation Committee, the Audit Committee and the Compliance Committee of Isle of Capri Casinos, Inc. Mr. Schubert is a graduate of the Krannert School of Business at Purdue University, where he completed his Master of Business Administration degree in Finance and Economics. He also earned his Bachelor of Science degree at Purdue University, with dual majors in Engineering and Accounting. Among other qualifications, Mr. Schubert brings to the Board executive leadership experience, including from his service as a chief financial officer of various companies, along with extensive financial expertise. The Board believes Mr. Schubert is qualified to serve on the Board because of his experience as a Chief Financial Officer, in particular at TransUnion LLC and NTL, Inc. (now Virgin Media, Inc.), and his experience leading the integration of two large public companies.

Richard W. Smith
Head of Private Investments at JPMorgan Chase & Co.
Director Since: October 2017        Age: 67

Biography
Mr. Smith has been the Head of Private Investments at JPMorgan Chase & Co., a multinational banking and financial services holding company, since November 2014, which position includes private and public company investments on the bank's balance sheet. He has held positions as Managing Director and Managing Partner and General Partner at private equity and venture funds since 1981, including One Equity Partners from 2002 to November 2014 and Allegra Partners and predecessor entities from 1981 to 2013. From 1979 to 1981, Mr. Smith was Senior Investment Manager at Citicorp Venture Capital Ltd., a former venture and private equity investment division of Citigroup Inc. Prior to that, he worked in the International Money Management Group of Morgan Guaranty Trust Company of New York from 1974 to 1979. Mr. Smith was previously a Director of GENBAND from 2014 to 2017 and has over 40 years' experience as a technology investor and as a board member of both public and private companies. He has also served as a Director of Smartrac N.V., a provider of software and RFID tags targeted at the Internet of Things market, since 2012, Alorica, Inc., a provider of outsourced customer care solutions, since July 2016, and Merchant-Link, LLC, a provider of cloud-based payment gateway and data security solutions, since October 2016. He also served as Chairman of Schoeller Allibert Group, a manufacturer of Returnable Transit Packaging, from July 2016 to May 2018. Additionally, he has served as a Director of the Princeton National Rowing Association since 2008. Mr. Smith earned his Bachelor of Arts from Harvard College and is co-author of the book Treasury Management: A Practitioner's Handbook, John Wiley & Sons, 1980. The Board believes Mr. Smith is qualified to serve on the Board due to his extensive background in finance and private equity and his experience serving as a director of companies in the telecommunications industry.

SWARTH DESIGNEES FOLLOWING RECEIPT OF CFIUS APPROVAL FOR ECI MERGER

              As described in "Proposal 1—Election of Directors" under "Designation Rights," Swarth will have the right to designate three of our Board members upon our receipt of CFIUS approval for the ECI Merger (the "Swarth Designees").

              If we receive CFIUS approval prior to the 2020 Annual Meeting, we expect that as soon as practicable following the 2020 Annual Meeting, three members of our Board will resign and the Board will elect Swarth Designees Mariano S. de Beer, Shaul Shani and Tanya Tamone to the Board. If we receive CFIUS approval following the 2020 Annual Meeting, we expect to take the same action as soon as practicable following the receipt of such approval.

              The biographies below describe the skills, qualities, attributes and experience of the Swarth Designees. The Board has determined that Mariano S. de Beer and Tanya Tamone each qualify as an "independent director" under the listing rules of Nasdaq and the Stockholders Agreement. Shaul Shani does not qualify as an independent director under the Nasdaq listing rules or the Stockholders Agreement.

              The Swarth Designees are not current directors of Ribbon and are not being recommended to Ribbon's stockholders as director nominees for the 2020 Annual Meeting. The biographical information below is being provided to stockholders for informational purposes only.

Mariano S. de Beer Former Chief Commercial and Digital Officer of Telefonica S.A.
Swarth Designee Age: 49
Biography
Mr. de Beer was Chief Commercial and Digital Officer of Telefonica S.A., a large public multinational telecommunications company, from 2017 until 2019. In this role, he was responsible for driving revenue growth globally, developing a holistic view for the consumer and enterprise segments, curating the commercial offer and evolving the channels to ensure the best commercial experience for Telefónica customers. Mr. De Beer was also member of the Telefónica Group Executive Committee. From 2013 to 2015, he was General Manager (President) of Microsoft in Brazil and, from 2015 to 2016, General Manager (President) of the multi-country Region Latam New Markets, responsible for several countries in South and Central America and the Caribbean. From 2012 to 2013 he was CEO of RBS Educação, part of the Brazilian conglomerate RBS Group. Prior to 2012, he worked in different capacities at companies of the Telefonica Group. Previously, Mr. de Beer was a consultant at McKinsey & Co. He graduated from UADE in Argentina, and obtained an MBA from Georgetown University. The Board believes Mr. de Beer is qualified to serve on the Board due to his extensive leadership experience in the telecommunications industry, in particular at Telefonica S.A., and his global business perspective.

Shaul Shani Founder and Chairman of Swarth Group
Swarth Designee Age: 65
Biography
Mr. Shani has been the founder and Chairman of Swarth Group, a private global investment company investing in public and private companies primarily in the communication services, technology, IT, cyber, renewable energy and real estate sectors as well as financial markets, since 2006. Mr. Shani in an entrepreneur and investor and has held board positions at many private and public companies in the field of telecommunications and technology over the last 30 years. He served as a director of ECI—where Swarth Group was the controlling shareholder—from 2007 to 2012 and held the position of Chairman from 2009 to 2012. From 1997 until its acquisition by the Vivendi Group in 2009, Swarth Group was the lead investor in, and Mr. Shani was Executive Chairman of, Global Village Telecom, a telecommunications service provider in Brazil which was listed on Ibovespa in 2007. Prior to this, in 1994 Mr. Shani founded the Magnum Group, an investment group investing in telecom and tech ventures, including DSP Group—a major shareholder of AudioCodes which was taken public in 1999—where he served as a director on behalf of the Magnum Group from 1999 to 2000. Mr. Shani was a founder of Sapiens International Corporation, a software development company which was listed on the Nasdaq stock exchange in 1992, where he also served as CEO and Chairman from 1989 to 1993. He was a founder and the CEO of Eurosoft, an IT company, from 1987 to 1985. In 1982, he founded Oshap Technologies Ltd, a developer of flexible automation software for robotics, where he held the position of CEO from 1982 to 1985 when the company was listed on the Nasdaq stock exchange. In 1983, Mr. Shani founded Tecnomatix Technologies, which was listed on the Nasdaq stock exchange in 1993. The Board believes Mr. Shani is qualified to serve on the Board due to his extensive background in finance and private equity, his extensive knowledge of ECI's business and his experience serving as a director of companies in the telecommunications industry.

Tanya Tamone Chief Executive Officer of Sogerco S.A.
Swarth Designee Age: 59
Biography
Ms. Tamone has held the position of CEO of Sogerco S.A., a private trust company, since 2007. She has held a variety of senior positions at a number of private trust companies since 1996 and currently serves as a director for several privately held companies. Between 1985 to 1996, Ms. Tamone served as a trader for Bank Leu, Fuji Bank and Cedef S.A in Switzerland, specializing in currency and interest trading. The Board believes Ms. Tamone is qualified to serve on the Board due to her experience as a Chief Executive Officer and her financial expertise.

PROPOSAL 2 — APPROVAL OF THE AMENDMENT AND RESTATEMENT OF
RIBBON'S 2019 INCENTIVE AWARD PLAN

              Our Board believes that the future success of Ribbon depends, in large part, on our ability to maintain a competitive position in attracting, retaining and motivating key employees with relevant experience and superior ability. On June 5, 2019, our stockholders approved the Ribbon Communications Inc. 2019 Incentive Award Plan (the "2019 Plan"). Awards granted under the 2019 Plan are intended to attract, retain and motivate personnel who are expected to make important contributions to the Company, thereby promoting shareholder interests and enhancing shareholder value. On April 27, 2020, our Board adopted, subject to stockholder approval, the Ribbon Communications Inc. Amended and Restated 2019 Incentive Award Plan, an amendment and restatement of our 2019 Plan (the "A&R 2019 Plan").

Summary of Material Change to 2019 Plan

              The proposed A&R 2019 Plan would:

    •
    Increase in Aggregate Share Limit.  Our 2019 Plan currently limits the aggregate number of shares of our common stock that may be issued pursuant to all awards granted under the 2019 Plan to 8,051,611 shares (7,000,000 shares of common stock that were requested under the 2019 Plan; plus 1,051,611 shares of common stock reserved under the Amended and Restated Stock Incentive Plan that were available for issuance as of June 5, 2019, the date on which our stockholders approved the 2019 Plan), plus any shares subject to outstanding awards under the Prior Plans (as defined below) (which totaled 3,853,656 shares as of July 26, 2019), which may become available for issuance under the 2019 Plan as a result of such outstanding awards expiring or terminating or being cancelled or forfeited for any other reason pursuant to the terms of the Prior Plans ("Prior Plan Awards"). Our A&R 2019 Plan will increase this limit by an additional 7,500,000 shares so that the new aggregate share limit for the 2019 Plan will be 15,551,611 shares, plus any shares subject to Prior Plan Awards, which have, or may in the future, become available for issuance under the A&R 2019 Plan as a result of such Prior Plan Awards expiring or terminating or being cancelled or forfeited for any other reason pursuant to the terms of the Prior Plans.

              When we requested stockholders to approve the 2019 Plan last year, we expected the aggregate share reserve under the 2019 Plan to provide us with sufficient shares for awards for at least two years. However, due to the Company's activities in 2019, the price of our shares, the increase in share usage due to the ECI Merger and other unexpected circumstances, we now anticipate that the existing share reserve under the 2019 Plan will not be sufficient for awards through the 2020 Annual Meeting. As a result, we are requesting an increase in the aggregate share reserve under the A&R 2019 Plan, which we expect will be sufficient shares for awards for at least the remainder of 2020 and full year 2021, assuming we continue to grant awards consistent with our current practices and historical usage, as reflected in our historical share usage rate. Note, however, that future circumstances may require us to change our current equity grant practices and the sufficiency of the share reserve will be dependent on, among other things, the price of our shares, the occurrence of mergers or acquisitions, hiring activity, and forfeitures of outstanding awards. We cannot predict our future equity grant practices, the future price of our shares, future merger or acquisition activity, future hiring activity or the future forfeitures of outstanding awards with any degree of certainty at this time, and the share reserve under the A&R 2019 Plan could last for a shorter or longer time. If stockholders do not approve the A&R 2019 Plan, the existing 2019 Plan will remain in effect in its current form. However, there will be insufficient shares available under the 2019 Plan to make additional awards in 2020 and annual awards in 2021 and to provide grants to critical new hires. In this event, the Compensation Committee may be required to revise its compensation philosophy and formulate other cash-based programs to attract, retain, and compensate key employees and non-employee directors.

              Attached as Appendix B to this Proxy Statement is a copy of the A&R 2019 Plan, marked to show changes proposed to be made. This description of the effect of the proposed A&R 2019 Plan is a summary and is qualified by the full text of the A&R 2019 Plan.

Reasons to Adopt the Proposed A&R 2019 Plan

              Shares currently available under the 2019 Plan are insufficient to meet our current needs based on our historical grant rate, our recent growth and our anticipated hiring and retention needs.    We believe that our future success depends, in large part, upon our ability to maintain a competitive position in attracting, motivating and retaining key employees, consultants, officers and directors who are expected to make important contributions to the Company and by providing such key employees, consultants, officers and directors with equity ownership opportunities and performance-based incentives that are intended to align their interests with those of our stockholders. If we are not able to provide long-term equity value to our key employees, consultants, officers and directors, we will risk losing a capable and proven workforce. Based on our history of grants over the last several years and our current grant practices, the shares currently available under the 2019 Plan are not sufficient to meet our needs through the 2020 Annual Meeting given (i) the increase in usage of shares due to the material increase in employee headcount as a result of the recent ECI Merger, effectively doubling the size of our workforce, (ii) the decrease in the share price of our common stock since our 2019 annual meeting of stockholders; and (iii) the critical need to retain executives and employees during these uncertain times.

              Stock-based incentive compensation encourages and rewards performance while aligning our key employees', consultants', officers' and directors' interests with those of our stockholders.    We continue to believe that alignment of the interests of our stockholders and our key employees, consultants, officers and directors is best advanced through the issuance of equity incentives as a portion of their total compensation. Stock-based incentive compensation encourages and rewards performance by increasing the value of their compensation if our stock performance improves. This results in key employees, consultants, officers and directors being motivated to increase our share price.

              Stock-based incentive compensation supports long-term tenure.    We believe that delivering a portion of total compensation in the form of equity compensation helps to encourage a long-term view. Imposing vesting requirements also encourages long-term retention, which is beneficial to our growth and success. We believe it is imperative to maintain the continued ability to use equity compensation to motivate existing high-performing employees, hire additional qualified employees and align the interests of our key employees, consultants, officers and directors with those of our stockholders. With the ECI Merger, our workforce has nearly doubled in size and therefore we now believe it is important to reserve additional shares under the 2019 Plan to retain and incentivize our executives and employees.

Highlights of the A&R 2019 Plan

              Consistent with the existing 2019 Plan, the following reflects certain highlights of the A&R 2019 Plan:

No "Evergreen" Provision	• Shares authorized for issuance under the 2019 Plan are not automatically replenished.
No Liberal Share Counting	• The 2019 Plan prohibits the reuse of shares withheld or delivered to satisfy the exercise price of an award or to satisfy tax withholding requirements with respect to any award.
No Repricing of Stock Options or Stock Appreciation Rights

•

The 2019 Plan prohibits the direct or indirect repricing of stock options or stock appreciation rights ("SARs") without stockholder approval, including a prohibition on the exchange of "underwater" stock options or SARs for a cash payment.

No Discounted Stock Options or Stock Appreciation Rights

•

All stock options and SARs (other than substitute awards) must have an exercise price or measurement price equal to or greater than the fair market value of the underlying common stock on the grant date.

Minimum One-Year Vesting Period on All Awards

•

Awards under the 2019 Plan are subject to a minimum vesting period of one year, except awards granted, in the aggregate, for up to 5% of the maximum number of authorized shares under the 2019 Plan and awards subject to certain other limited exceptions.

Awards Subject to Forfeiture/Clawback	• All awards granted under the 2019 Plan and payments made thereunder are subject to the Company's Clawback Policy or any other clawback policy established from time to time by the Company.
No Dividends or Dividend Equivalents on Unvested Awards	• No participant will be paid dividends or dividend equivalents with respect to any award until the applicable vesting conditions have been satisfied.
No "Liberal" Change in Control Definition

•

The change in control definition in the 2019 Plan is not "liberal" and, for example, would not occur merely upon shareholder approval of a transaction. A change in control must actually occur in order for the change in control provisions in the 2019 Plan to be triggered.

Administration by an Independent Committee	• Administration of the 2019 Plan has been delegated to the Compensation Committee, which is comprised of independent directors.
Material Amendments Require Stockholder Approval

•

Stockholder approval is required prior to an amendment of the 2019 Plan that would (i) materially increase the number of shares available, (ii) expand the types of available awards or (iii) materially expand the class of participants eligible to participate.

Analysis of Share Reserve

              In approving the A&R 2019 Plan, the Compensation Committee and our Board, respectively, reviewed and relied upon the analysis prepared by Frederic W. Cook & Co., Inc. ("FW Cook"), the Compensation Committee's independent compensation consultant, which analyzed the costs of the plan, the Company's past practices regarding its equity compensation program (including share usage rate), provisions associated with the A&R 2019 Plan and trends, as well as practices of Company peers and other companies. Specifically, the Compensation Committee and our Board considered, among other things, the information set forth below.

    Stock Available for Awards

              The 2019 Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), non-statutory stock options, SARs, restricted stock, restricted stock units, and other stock unit awards and performance awards as described below (collectively referred to as "awards"). Awards may be made under the 2019 Plan for an aggregate number of shares equal to 8,051,611 (which consists of 7,000,000 shares of common stock that were requested under the 2019 Plan, and 1,051,611 shares of common stock reserved under the Amended and Restated Stock Incentive Plan that were available for issuance as of June 5, 2019, the date on which our stockholders approved the 2019 Plan), plus any shares subject to the Prior Plan Awards (which totaled 3,853,656 shares as of July 26, 2019) which have, or may in the future, become available for issuance as a result of such Prior Plan Awards expiring or terminating or being cancelled or forfeited for any other reason pursuant to the terms of the Prior Plans.

              There were 3,801,182 shares available for future issuance under the 2019 Plan as of March 31, 2020.

              Our Board has approved, and recommends that stockholders approve, an increase of 7,500,000 shares so that the new aggregate share limit for the A&R 2019 Plan will be 15,551,611 shares, plus any shares subject to Prior Plan Awards, which have, or may in the future, become available for issuance under the A&R 2019 Plan as a result of such Prior Plan Awards expiring or terminating or being cancelled or forfeited for any other reason pursuant to the terms of the Prior Plans.

    Share Usage and Overhang

              The following table sets forth information regarding all awards, including stock options, restricted and fully-vested shares, restricted share units, and performance stock units granted over each of the last three fiscal years:

	2019	2018	2017

Stock Options/SARs Granted	—	—	7,760

Stock-Settled Time-Vested Restricted Shares/Units Granted	2,828,832	2,032,256	1,763,912

Stock-Settled Performance-Based Stock Units Earned	9,466	57,768	145,357

Weighted-Average Basic Common Shares Outstanding	109,734,118	103,916,078	58,822,000	3-Year Average

Share Usage Rate	2.6%	2.0%	3.2%	2.6%

              The Board recognizes that the increase in the number of shares under the A&R 2019 Plan will result in additional dilution or "overhang" for our stockholders, although we believe that the incremental dilution would be appropriate to continue to, among other things, recruit, motivate and retain our employees, directors, consultants and advisors. As commonly calculated, the total potential overhang resulting from the adoption of the A&R 2019 Plan would be approximately 11.7%, with the incremental overhang resulting from the share increase due to amendment and restatement equal to approximately 4.6%. This overhang is calculated as follows, as of December 31, 2019 (unless otherwise noted):

(a) Stock Options Outstanding	297,124

Weighted-Average Exercise Price of Outstanding Stock Options	$11.55

Weighted-Average Remaining Term of Outstanding Stock Options	4.95

(b) Total Stock-Settled Full-Value Awards Outstanding	4,345,109

(c) Shares Remaining Available for Future Issuance(1)	7,051,559
(d) Incremental Share Request Subject to Shareholder Approval	7,500,000

(e) Total shares authorized for, or outstanding under, equity awards (a + b + c + d)	19,193,792

(f) Common shares outstanding as of the record date of April 6, 2020	144,744,861

(g) Total fully-diluted overhang (e / (e + f))	11.7%

(1)
Amount includes 6,956,776 shares of common stock were available for issuance under the 2019 Plan and 94,783 shares available for issuance under the Edgewater Networks, Inc. Amended and Restated 2002 Stock Option Plan, as amended (assumed in connection with the Company's August 3, 2018 acquisition of Edgewater) (the "2002 Plan"). The Company does not intend to make any future grants under the 2002 Plan.

              In fiscal year 2020, in connection with Mr. McClelland's commencement of employment, the Company awarded him 462,963 restricted stock units and 4,750,000 performance stock units. These restricted stock units and performance stock units were not granted pursuant to the 2019 Plan, but may materially affect the current overhang for our stockholders. For a further discussion regarding such awards, see "Post-2019 Executive Compensation Matters" below.

              In light of the factors described above and the fact that the ability to continue to grant equity compensation is integral to our ability to continue to attract and retain talented employees in the markets in which we compete, the Compensation Committee and our Board have determined that the size of the share reserve under the A&R 2019 Plan, is reasonable and appropriate at this time. The Board will not create a subcommittee to evaluate the risks and benefits for issuing the additional authorized shares requested.

              Our Board believes that approving the A&R 2019 Plan is appropriate and in the best interests of stockholders given, among other things, (i) the recent ECI Merger; (ii) our current expectations of the number of shares likely to be needed for future grants, (iii) the importance of equity as a proportion of total compensation; and (iv) the need to effectively incent and motivate our employees and other service providers to drive stockholder value creation.

EQUITY COMPENSATION PLAN INFORMATION

              The following table provides information as of December 31, 2019 with respect to the shares of our common stock that may be issued under our existing equity compensation plans:

	(A)		(B)		(C)
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))
Equity Compensation Plans Approved by Stockholders	3,857,133	(1)	$—		8,105,643	(2)
Equity Compensation Plans Not Approved by Stockholders	297,124	(3)	$11.55	(4)	94,783	(5)

	4,154,257				8,200,426

(1)
Consists of 2,790,060 restricted stock units ("RSUs") and 1,067,073 performance stock units ("PSUs") at target, all of which do not have voting or other rights of ownership under the Company's Amended and Restated Stock Incentive Plan (the "2007 Equity Plan") and the 2019 Plan.

(2)
Consists of shares available for future issuance under the 2019 Plan and the Amended and Restated 2000 Employee Stock Purchase Plan (the "ESPP"). As of December 31, 2019, 6,956,776 shares of common stock were available for issuance under the 2019 Plan and 1,148,867 shares of common stock were available for issuance under the ESPP. The ESPP expires on May 20, 2020. In addition to being available for future issuance upon exercise of options that may be granted after December 31, 2019, the shares available under the 2019 Plan may also be issued in the form of restricted stock, RSUs, SARs, performance-based awards or other equity-based awards.

(3)
Consists of 162,054 options outstanding under the 2008 Stock Incentive Plan (the "2008 Plan", which was assumed in connection with the Company's August 24, 2012 acquisition of Network Equipment Technologies, Inc. ("NET")), 30,560 options outstanding under the 2012 Amended Performance Technologies, Incorporated Omnibus Incentive Plan (the "2012 Plan", which was assumed in connection with the Company's February 19, 2014 acquisition of Performance Technologies, Incorporated ("PT")), and 104,510 options outstanding under the 2002 Plan. These amounts include options that were either outstanding as of the respective dates of acquisition of NET, PT and Edgewater and assumed by the Company or granted under either the 2008 Plan or the 2012 Plan since the respective acquisition dates. No future awards may be granted under any of the 2008 Plan or 2012 Plan.

(4)
Represents the weighted average exercise price for options to purchase the Company's common stock outstanding under the 2008 Plan, the 2012 Plan and the 2002 Plan.

(5)
Consists of shares available for future issuance under the 2002 Plan, which is further described in Note 16 to our 2019 Annual Report. The Company does not intend to make any future grants under the 2002 Plan. At the Company's special meeting of stockholders on December 2, 2014, our stockholders approved amendments to the 2007 Equity Plan that, among other matters, transferred all shares available for future issuance from each of the 2008 Plan and 2012 Plan to the 2007 Equity Plan and provided that any outstanding awards under the 2008 Plan and 2012 Plan that expire, are terminated, cancelled, surrendered or forfeited, or are repurchased by the Company at their original issuance price pursuant to a contractual repurchase right under the 2008 Plan or 2012 Plan will be returned to the 2007 Equity Plan. Subsequently, at the Company's annual stockholder meeting on June 5, 2019, our stockholders approved the 2019 Plan that, among other matters, transferred all shares for future issuance from each of the 2007 Equity Plan, the 2008 Plan and the 2012 Plan (collectively, the "Prior Plans") to the 2019 Plan and provided that any outstanding awards under the Prior Plans that expire, are terminated, cancelled, surrendered or forfeited, or are repurchased by the Company at their original issuance price pursuant to a contractual repurchase right under the Prior Plans will be returned to the 2019 Plan.

Summary of the A&R 2019 Plan (as proposed to be amended and restated)

              The following is a summary of the material terms of the A&R 2019 Plan, as proposed to be amended and restated, and is qualified by its entirety by the full text of the A&R 2019 Plan, a copy of which is attached as Appendix B to this Proxy Statement. References to our Board in this summary include the Compensation Committee or any similar committee appointed by our Board to administer the A&R 2019 Plan.

    Shares Available for Issuance under the A&R 2019 Plan

              Awards may be made under the A&R 2019 Plan for an aggregate number of shares equal to 15,551,611 shares, consisting of (i) 7,000,000 shares of common stock that were previously approved by stockholders at our 2019 annual meeting of stockholders; (ii) 1,051,611 shares of common stock reserved under the Amended and Restated Stock Incentive Plan that were available for issuance as of June 5, 2019, the date on which our stockholders approved the 2019 Plan; and (iii) 7,500,000 additional shares that the Board has approved and has recommended that stockholders approve, plus any shares subject to outstanding awards under the Prior Plans as of June 5, 2019, the date on which our stockholders approved the 2019 Plan, which may become available for issuance under the A&R 2019 Plan as a result of such outstanding awards expiring or terminating or being cancelled or forfeited for any other reason pursuant to the terms of the Prior Plans (as described below). The number of shares issuable under the A&R 2019 Plan is subject to adjustment for changes in capitalization, including stock splits and other similar events. No more than 15,551,611 shares of common stock may be issued as incentive stock options under the A&R 2019 Plan.

              If an award expires, terminates, is surrendered or cancelled or otherwise results in shares not being issued, the unused shares covered by such award will generally become available for future grant under the A&R 2019 Plan. However, any shares tendered to pay the exercise price of an award or to satisfy a tax withholding obligation will not become available for future grant under the A&R 2019 Plan. Furthermore, any shares repurchased by us on the open market using the proceeds from the exercise of an award will not increase the number of shares available for the future grant of awards under the A&R 2019 Plan. In addition, shares subject to a SAR that are not issued in connection with its share settlement on exercise thereof will not increase the number of shares of common stock available for the future grant of awards under the A&R 2019 Plan.

              If any award (or award under the Prior Plans) expires or is terminated, surrendered or canceled without having been fully exercised, is cash-settled, is forfeited in whole or in part (including as the result of shares of common stock subject to such award (or award under a Prior Plan) being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right), then shares of common stock covered by such award (or award under a Prior Plan) will, to the extent of such termination, surrender, cancellation, cash-settlement or forfeiture, again become available for the grant of awards under the A&R 2019 Plan.

              In connection with a corporate transaction with another entity, such as a merger or consolidation of an entity with us or our acquisition of property or stock of an entity, our Board may grant awards under the A&R 2019 Plan in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof on such terms as our Board determines appropriate in the circumstances, notwithstanding any limitation on awards contained in the A&R 2019 Plan (subject to compliance with the applicable requirements of Section 424 of the Code and Section 409A of the Code (together with the Department of Treasury regulations and other interpretive guidance issued thereunder, "Section 409A")). No such substitute awards will count against the overall share limits described above, except as required by Section 422 and related provisions of the Code.

    Administration of the A&R 2019 Plan

              The A&R 2019 Plan is administered by our Board, which has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the A&R 2019 Plan and to interpret the provisions of the A&R 2019 Plan. Pursuant to the terms of the A&R 2019 Plan and to the extent permitted by applicable law, our Board may delegate authority under the A&R 2019 Plan to one or more committees or subcommittees of our Board. Our Board has authorized the Compensation Committee to administer the A&R 2019 Plan.

              Subject to any applicable limitations contained in the A&R 2019 Plan, our Board, the Compensation Committee, or any other committee to whom our Board delegates authority, as the case may be, selects the recipients of awards and determines the terms of the awards.

              Subject to any requirements of applicable law, our Board may delegate to one or more of our officers the power to grant awards to our employees, officers, and non-executive directors (each, a "Director"), as well as consultants and advisors to the Company (as the terms consultants and advisors are defined and interpreted for purposes of Form S-8 under the Securities Act or any successor form) and to exercise such other powers under the A&R 2019 Plan as our Board may determine; provided that our Board will fix the maximum number of shares subject to awards that the officers may grant, and the time period in which such awards may be granted. No officer shall be authorized to grant awards to himself or herself or any of our other officers.

              Our Board may make equitable adjustments in connection with the A&R 2019 Plan and any outstanding awards to reflect stock splits, stock dividends, recapitalizations, combination or exchange of shares, consolidation, reclassification of shares, spin-offs and other similar changes in capitalization or event, or any other dividend or distribution other than an ordinary cash dividend, or any other change affecting the shares of common stock or the share price of the common stock (other than an Equity Restructuring, as such term is defined below). In the event of an Equity Restructuring, the Company will equitably adjust in the manner determined by our Board the number and class of security subject to each outstanding award and the exercise or purchase price thereof, if applicable (and such adjustments shall be nondiscretionary and final and binding) and/or the aggregate number and class of security that may be issued under the A&R 2019 Plan (including, without limitation, any share counting provisions related thereto). "Equity Restructuring" means a nonreciprocal transaction between the Company and our stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of shares of common stock (or other securities of the Company) or the share price of common stock (or other securities) and causes a change in the per-share value of the common stock underlying outstanding awards.

              The A&R 2019 Plan also contains provisions addressing the consequences of a Reorganization Event, which is defined as: (i) any merger or consolidation of the Company with or into another entity as a result of which all of our common stock is converted into or exchanged for the right to receive cash, securities or other property, or is cancelled; (ii) any exchange of all of our common stock for cash, securities or other property pursuant to a share exchange transaction; (iii) any liquidation or dissolution of our Company; or (iv) certain capitalization events described in the A&R 2019 Plan or any other unusual or nonrecurring transaction or event affecting the Company or any of its subsidiaries (or their respective financial statements).

              In connection with a Reorganization Event, our Board may take any one or more of the following actions as to all or any (or any portion of) outstanding awards, on such terms as our Board determines:

    •
    provide that awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof);

    •
    upon written notice, provide that all unexercised awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised within a specified period following the date of such notice;

    •
    provide that outstanding awards will become exercisable, realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part prior to or upon such Reorganization Event;

    •
    in the event of a Reorganization Event under the terms of which holders of our common stock will receive upon consummation thereof a payment of cash and/or property for each share surrendered in the Reorganization Event (the value of such payment, the "Acquisition Price"), make or provide for a payment of cash and/or property to an award holder with a value equal to the excess, if any, of (A) the Acquisition Price times the number of shares of common stock subject to the holder's awards (to the extent the exercise price does not exceed the Acquisition Price) over (B) the aggregate exercise price of all such outstanding awards and any applicable tax withholdings, in exchange for the termination of such awards (and, if as of the Reorganization Event, our Board determines in good faith that there is no such excess with respect to an award, then such award may be terminated by the Company without payment);

    •
    provide that awards will be replaced with other rights or property selected by our Board (including in connection with a liquidation or dissolution of our company, conversion into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof and any applicable tax withholdings);

    •
    provide that awards cannot vest, be exercised or become payable after the Reorganization Event; and

    •
    any combination of the foregoing.

In taking any of the actions permitted directly above, the Board is not obligated by the A&R 2019 Plan to treat identically all awards, all awards held by a holder of such awards or all awards of the same type.

              The A&R 2019 Plan also contains provisions addressing a Change in Control and our Board's authority to determine whether a Change in Control has occurred pursuant to the below definition, the date of the occurrence of a Change in Control, and any incidental matters related thereto. Under the A&R 2019 Plan, a Change in Control means:

  (i)
  a transaction or series of transactions (other than an offering of common stock to the general public through a registration statement filed with the SEC) whereby any "person" or related "group" of "persons" (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) directly or indirectly acquires beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company's securities outstanding immediately after such acquisition; provided, however, that the following acquisitions shall not constitute a Change in Control under the A&R 2019 Plan: (A) any acquisition by the Company; (B) any acquisition by an employee benefit plan maintained by the Company, (C) any acquisition which is not a Change in Control under subsection (iii) below as a result of compliance with subsections (A), (B) and (C) of subsection (iii) below; or (D) in respect of an award held by a particular participant, any acquisition by the participant or any group of persons including the participant (or any entity controlled by the participant or any group of persons including the participant); or

  (ii)
  the Incumbent Directors cease for any reason to constitute a majority of our Board;

  (iii)
  the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company's assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

                      (A)        which results in the Company's voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company's assets or otherwise succeeds to the business of the Company (the Company or such person, the "Successor Entity")) directly or indirectly, at least a majority of the combined voting power of the Successor Entity's outstanding voting securities,

                      (B)         after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this subsection (B) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; and

                      (C)         immediately after which at least a majority of the members of the board of directors (or the analogous governing body) of the Successor Entity were Board members at the time of our Board's approval of the execution of the initial agreement providing for such transaction; or

  (iv)
  The effective date of a liquidation or dissolution of the Company.

        "Incumbent Directors" means for any period of 12 consecutive months, individuals who, at the beginning of such period, constitute our Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsection (i) or (iii) above) whose election or nomination for election to our Board was approved by a vote of at least a majority (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director without objection to such nomination) of the Directors then still in office who either were Directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved. No individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than our Board shall be an Incumbent Director.

        Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any award (or any portion of an award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (i), (ii), (iii) or (iv) above with respect to such award (or portion thereof) will only constitute a Change in Control for purposes of the payment timing of such award if such transaction also constitutes a "change in control event," as defined in Treasury Regulation Section 1.409A-3(i)(5).

              Our Board may at any time provide that any award will become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be, including, without limitation, (A) upon the death or disability of the holder of such award or (B) in connection with an Acquisition of the Company (as defined in the A&R 2019 Plan).

              Except as otherwise provided in the A&R 2019 Plan with respect to repricing outstanding stock options or SARs, our Board may amend, modify or terminate any outstanding award, including but not limited to, substituting another award of the same or a different type, changing the date of exercise or realization, and converting an incentive stock option to a non-statutory stock option, provided that the participant's consent to any such action will be required unless our Board determines that the action, taking into account any related action, would not materially and adversely affect the participant or the change is otherwise permitted under the terms of the A&R 2019 Plan in connection with a change in capitalization or Reorganization Event (as defined below).

    Descriptions of Awards

              The A&R 2019 Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Code, non-statutory stock options, SARs, restricted stock, RSUs and other stock unit awards and performance awards as described below.

              Incentive Stock Options and Non-statutory Stock Options.    Optionees receive the right to purchase a specified number of shares of common stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Options must be granted at an exercise price that is not less than the fair market value of our common stock at the close of trading on the date of grant. Options may not be granted for a term in excess of 10 years; provided that, notwithstanding the foregoing and unless determined otherwise by the Company, in the event that on the last business day of the term of an option (other than an incentive stock option) (i) the exercise of the option is prohibited by applicable law, as determined by the Company, or (ii) shares of common stock may not be purchased or sold by the applicable participant due to any Company insider trading policy (including blackout periods) or a "lock-up" agreement undertaken in connection with an issuance of securities by the Company, the term of the option shall be extended until the date that is thirty (30) days after the end of the legal prohibition, black-out period or lock-up agreement, as determined by the Company; provided, the extension will not last beyond the term of the applicable option (which will in no event exceed 10 years from the date of grant). The A&R 2019 Plan permits the following forms of payment for the exercise price of options: payment by cash or check (if determined appropriate by the Company, electronic payment); via broker-assisted sale; subject to certain conditions and if permitted by our Board, withholding of shares of our common stock otherwise issuable under an award or surrender to the Company of shares of our common stock held by the optionee; any other lawful means as provided for in the applicable option agreement or approved by the Board; or any combination of these forms of payment. Stock options granted under the A&R 2019 Plan may not provide for the payment or accrual of dividend equivalents or contain any provision entitling the grantee to the automatic grant of additional stock options in connection with the exercise of the original stock option.

              Stock Appreciation Rights.    A SAR is an award entitling the holder, upon exercise, to receive an amount in common stock or cash or a combination thereof determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of common stock over the exercise price, which may not be less than the fair market value of the common stock on the date the SAR is granted. SARs may be granted independently or in tandem with an option granted under the A&R 2019 Plan. Each SAR granted under the A&R 2019 Plan will be exercisable subject to terms and conditions as the Board may specify in the applicable SAR agreement; provided that, notwithstanding the foregoing and unless determined otherwise by the Company, in the event that on the last business day of the term of an SAR (i) the exercise of the SAR is prohibited by applicable law, as determined by the Company, or (ii) shares of common stock may not be purchased or sold by the applicable participant due to any Company insider trading policy (including blackout periods) or a "lock-up" agreement undertaken in connection with an issuance of securities by the Company, the term of the SAR will be extended until the date that is thirty (30) days after the end of the legal prohibition, black-out period or lock-up agreement, as determined by the Company; provided, that the extension will not last beyond the term of the applicable SAR (which, in no event will exceed 10 years from the date of grant) SARs granted under the A&R 2019 Plan may not provide for the payment or accrual of dividend equivalents or contain any provision entitling the grantee to the automatic grant of additional SARs in connection with the exercise of the original SAR.

              Restricted Stock Awards.    Restricted stock awards entitle recipients to acquire shares of common stock, subject to our right to repurchase all or part of such shares at their issue price or other stated or formula price or to require forfeiture if issued at no cost if the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period established by the Board for such award. Our Board will determine the terms and conditions of the applicable award, including the conditions for vesting and repurchase and the issue price, if any. Any dividends, whether paid in cash, stock or property, declared and paid by us with respect to shares of restricted stock will be paid to a participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. No interest will be paid on unvested dividends.

              Restricted Stock Unit Awards.    RSU awards entitle the recipient to receive shares of common stock or cash to be delivered at the time such award vests pursuant to the terms and conditions established by our Board. The award agreement for RSUs may provide the participant with a right to receive dividend equivalents, which will be subject to the same restrictions on transfer and forfeitability as the underlying RSUs. No interest will be paid on dividend equivalents.

              Other Stock or Cash-Based Awards.    Under the A&R 2019 Plan, our Board has the right to grant other awards of shares of common stock and other awards that are valued in whole or in part by reference to, or otherwise based on, shares of common stock or other property ("Other Stock-Based Awards"), which may include, without limitation, deferred shares or deferred stock units, as well as cash payments and other cash bonus awards ("Cash-Based Awards"), and dividend equivalents and awards entitling recipients to receive shares of common stock or cash to be delivered in the future (collectively, "Other Stock- Based Awards and Cash-Based Awards"). Other Stock-Based Awards and Cash-Based Awards will have such terms and conditions as our Board may determine. An Other Stock-Based Award may provide the participant with a right to receive dividend equivalents, which may be settled in cash and/or shares of common stock and will be subject to the same restrictions on transfer and forfeitability as the underlying Other Stock-Based Award. No interest will be paid on dividend equivalents.

              Performance Awards.    Under the A&R 2019 Plan, any award may be made subject to the achievement of performance goals. For any performance award, our Board may specify that the degree of vesting, settlement and/or payout (or other term or condition of the performance award) shall be subject to the achievement of one or more performance measures established by the Board, which may include, without limitation, the relative or absolute attainment of specified levels of one or any combination of the following: (i) bookings, (ii) backlog, (iii) revenue, (iv) gross margin ($), (v) gross profit (%), (vi) operating expenses, (vii) operating income (loss), (viii) net income (loss), (ix) earnings (loss) per share, (x) earnings before interest, taxes, depreciation and/or amortization ("EBITDA"), (xi) adjusted EBITDA, (xii) earnings before interest and/or taxes ("EBIT"), (xiii) adjusted EBIT, (xiv) cost reduction or savings, (xv) productivity ratios or other similar metrics, (xvi) performance against budget, (xvii) cash flow from operations, (xviii) stock price, (xix) financial ratings, (xx) financial metrics and ratios, (xxi) exit rate operating metrics, (xxii) total stockholder return (whether in the absolute or measured against or in relationship to other companies comparably, similarly or otherwise situated), (xxiii) regulatory achievements or compliance (including, without limitation, regulatory body approval for commercialization of a product), (xxiv) implementation or completion of critical projects, (xxv) economic value or economic value added, (xxvi) customer satisfaction, (xxvii) working capital targets, (xxviii) organization/transformation metrics, (xxix) return measures (including but not limited to, return on assets, capital, invested capital, equity, sales or revenue), (xxx) market share, and (xxxi) any other objective or subjective measure determined by our Board.

              The Board may specify that such performance measures shall be adjusted to consider events or circumstances determined appropriate by the Board. Performance measures may vary by participant and may be different for different awards and may be particular to a participant or the department, branch, line of business, subsidiary or other unit in which the participant works and may cover such period as may be specified by the Board. Performance measures may be calculated on generally accepted accounting principles ("GAAP") or non-GAAP basis or otherwise in accordance with applicable accounting principles or such other methodology as determined appropriate by our Board.

    Restrictions on Repricings

              Unless approved by our stockholders, our Board may not: (i) lower the exercise price of an option or a SAR; (ii) cancel an option or SAR when the exercise price per share exceeds the fair market value of one share in exchange for cash or another award (other than in connection with a change in control); or (iii) take any other action with respect to an option or SAR that would be treated as repricing under the rules and regulations of the principal U.S. national securities exchange on which the shares of common stock are listed.

    Transferability of Awards

              Awards, other than vested shares of restricted stock, may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order. During the life of the holder of an award, awards, other than vested shares of restricted stock, are exercisable only by such holder. Our Board may permit the gratuitous transfer of an award by the holder of an award to or for the benefit of any immediate family member, family trust or other entity established for the benefit of such holder or an immediate family member of such holder if, with respect to such transferee, the Company would be eligible to use a Form S-8 for the registration of the sale of the common stock subject to such award under the Securities Act of 1933, as amended.

    Eligibility to Receive Awards

              Our employees, non-employee directors, consultants and advisors and those of our subsidiaries are eligible to be granted awards under the A&R 2019 Plan.

              As of April 24, 2020, approximately 3,924 employees, 8 non-employee directors and zero consultants and advisors were eligible to receive awards under the A&R 2019 Plan, including our executive officers and non-employee directors. On April 27, 2020, the last reported sale price of common stock on the Nasdaq Global Select Market was $3.18.

    Director Award Limit

              During any calendar year, the sum of the grant date fair value of awards and the amount of any cash fees granted or paid to non-employee directors in respect of such director's services for such year, may not exceed $650,000, provided that the Board may make exception to such limit in extraordinary circumstances.

    Clawback Policy

              All awards granted under the A&R 2019 Plan are subject to clawback pursuant to the Company's Clawback Policy and any other clawback policy that the Company may adopt in the future.

    Minimum Vesting Periods

              Under the A&R 2019 Plan, no award (other than cash-based awards) will vest earlier than the first anniversary of its date of grant; provided, however, such minimum vesting requirement will not apply to (i) any substitute award, (ii) shares of common stock delivered in lieu of full-vested cash-based awards (or other cash awards or payments), (iii) awards to non-employee directors of the Company that vest on the earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year's annual meeting, and (iv) any additional awards our Board may grant, up to a maximum of five percent (5%) of the available share reserve authorized for issuance under the A&R 2019 Plan (subject to adjustment for certain capitalization and reorganization events); and, provided, further, that the foregoing restriction does not apply to our Board's discretion to provide for accelerated exercisability or vesting of any awards upon (A) the death or disability of a participant, (B) in connection with retirement, termination of employment or other separation from service, or (C) in connection with a change in control.

    Treatment of Dividends and Dividend Equivalents on Unvested Awards

              Notwithstanding any other provision of the A&R 2019 Plan to the contrary, with respect to any award that provides for or includes a right to dividends or dividend equivalents, if dividends are declared during the period that an equity award is outstanding, such dividends (or dividend equivalents) shall either (i) not be paid or credited with respect to such award or (ii) be accumulated but remain subject to vesting requirement(s) to the same extent as the applicable award and shall only be paid at the time or times such vesting requirement(s) are satisfied.

    Provisions for Foreign Participants

              Our Board may modify awards granted to participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the A&R 2019 Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

    Effective Date and Term of A&R 2019 Plan; Amendment or Termination

              The A&R 2019 Plan will be adopted upon stockholder approval at our 2020 Annual Meeting. Our Board may at any time amend, suspend or terminate the A&R 2019 Plan; provided that, to the extent determined by our Board, no amendment requiring stockholder approval under any applicable legal, regulatory or listing requirement will become effective until such stockholder approval is obtained. No awards will be granted under the A&R 2019 Plan after June 4, 2029, but awards previously granted thereunder may extend beyond that date.

New Plan Benefits / Interest of Certain Persons

              Shareholders should understand that our executive officers and non-employee directors may be considered to have an interest in the approval of the A&R 2019 Plan because they may in the future receive awards under such plan. In particular, to the extent the A&R 2019 Plan is approved by our stockholders, certain of our named executive officers, other executive officers, non-executive directors and non-executive officer employees are expected to receive certain RSU and PSU grants in the amounts set forth below:

Name and Position	Dollar Value(1)	Number of Shares

Steven Bruny, Executive Vice President, Sales—Americas Region and former Interim Co-President and Chief Executive Officer	$350,000	—

Kevin Riley, Executive Vice President, Chief Technical Officer and former Interim Co-President and Chief Executive Officer	$325,000	—

Daryl E. Raiford, our Executive Vice President, Chief Financial Officer	$350,000	—

Justin K. Ferguson, our Executive Vice President, General Counsel	$325,000	—

John McCready, our Executive Vice President, Chief Transformation Officer	$200,000	—

Anthony Scarfo, Executive Vice President, General Manager, Cloud and Edge Business	$350,000	—

Executive Group	$2,100,000	—

Non-Executive Director Group	$840,000	—

Non-Executive Officer Employee Group	$2,925,000	1,103,000

(1)
Number of shares underlying awards is not determinable at this time and will be determined by dividing the dollar value of each individual's grant by the closing price of our common stock on the date of grant.

              The benefits that will be received by participants, including the named executive officers, other executive officers, non-executive directors and other non-executive officer employees, under the A&R 2019 Plan will depend on a variety of factors, including the fair market value of the Company's common stock at various future dates and the Board's or Compensation Committee's discretion in granting awards. Therefore, except as set forth in the table above, it is not possible to determine the benefits that will be received by or allocated to, any participants, including the name executive officers, other executive officers, non-executive directors and other non-executive officer employees if the A&R 2019 Plan is approved by our stockholders. For additional information regarding our equity grants in 2019, please see the tables entitled "Grants of Plan-Based Awards" and "Director Compensation" in this Proxy Statement.

              The following table sets forth the number of shares subject to awards granted under the Plan since its adoption. These share numbers do not take into account the effect of awards that have been cancelled or that expired unexercised under the 2019 Plan.

Name and Position(1)	Options (#)	Restricted Stock Units (#)

Franklin W. Hobbs, former President and Chief Executive Officer	—	432,901

Steven Bruny, Executive Vice President, Sales, Americas Region and former Interim Co-President and Chief Executive Officer	—	268,207

Kevin Riley, Executive Vice President, Chief Technical Officer and former Interim Co-President and Chief Executive Officer	—	218,754

Daryl E. Raiford, Executive Vice President, Chief Financial Officer	—	237,796

Anthony Scarfo, Executive Vice President, General Manager, Cloud and Edge Business	—	243,207

Justin Ferguson, Executive Vice President, General Counsel	—	220,810

John McCready, Executive Vice President, Chief Transformation Officer	—	135,894

All Current Executive Officers as a Group	—	1,876,467

All Current Non-Executive Officer Directors as a Group	—	369,032

Each Nominee for Election as a Director	—	—

Each Associate of any Executive Officer, Non-Executive Officer Director or Nominee	—	—

Each Other Person who Received or is to Receive 5% of awards	—	—

All Employees as a Group	—	4,859,007

(1)
David Walsh, former Executive Vice President, Kandy, and Michael Swade, former Executive Vice President, Global Sales, have not received any equity awards under the 2019 Plan.

Federal Income Tax Consequences

              The following summarizes the United States federal income tax consequences that generally will arise with respect to awards granted under the A&R 2019 Plan. This summary is based on the federal tax laws in effect as of the date of this Proxy Statement. In addition, this summary assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. Changes to these laws or assumptions could alter the tax consequences described below.

              Incentive Stock Options.    A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by us or our corporate parent or a 50% or more-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under the section entitled "Non-statutory Stock Options." The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

              A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

              Non-statutory Stock Options.    A participant will not have income upon the grant of a non-statutory stock option. A participant will have ordinary income upon the exercise of a non-statutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

              Stock Appreciation Rights.    A participant will not have income upon the grant of a SAR. A participant will recognize ordinary income upon the exercise of a SAR equal to the amount of the cash and the fair market value of any stock received. Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the SAR was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

              Restricted Stock Awards.    A participant will not have income upon the grant of restricted stock unless the participant voluntarily makes an election under Section 83(b) of the Code within 30 days of the date of grant. If a timely Section 83(b) election is made, then a participant will have ordinary income equal to the value of the stock on the date of grant less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant, if a timely Section 83(b) election has been made.

              If the participant does not make a Section 83(b) election, then when the stock vests (i.e., the transfer restrictions and forfeiture provisions lapse) the participant will have ordinary income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date, if no Section 83(b) election has been made. Any capital gain or loss will be long-term if the participant held the stock for more than one year following (i) the day after the grant date if a timely Section 83(b) election has been made or (ii) the day after the vesting date if no Section 83(b) election has been made, and otherwise will be short-term.

              Restricted Stock Units.    A participant will not have income upon the grant of an RSU. A participant is not permitted to make a Section 83(b) election with respect to an RSU award. When the RSU vests, the participant will have income on the vesting date in an amount equal to the amount of cash received or the fair market value of the stock on the vesting date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

              Other Stock- or Cashed-Based Awards and Performance Awards.    The tax consequences associated with any other stock- or cashed-based award or performance award granted under the A&R

2019 Plan will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award and the participant's holding period and tax basis for the award or underlying common stock.

              Tax Consequences to the Company.    There will be no tax consequences to us except that we will be entitled to a deduction when a participant has ordinary income. Any such deduction may be subject to the limitations of Sections 162(m) of the Code.

The Board of Directors recommends that stockholders vote "FOR" the approval of the amendment and restatement of Ribbon's 2019 Incentive Award Plan.

PROPOSAL 3 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
  REGISTERED PUBLIC ACCOUNTING FIRM

              The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP ("Deloitte") as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2020. Deloitte has acted as the independent registered accounting firm of Ribbon since the closing of the GENBAND Merger, and of Sonus from August 2005 until the closing of the GENBAND Merger. We are asking our stockholders to ratify this appointment. Although ratification of our appointment of Deloitte is not required, we value the opinions of our stockholders and believe that stockholder ratification of our appointment is a good corporate governance practice. If this proposal is not approved at the 2020 Annual Meeting, our Audit Committee may consider this fact when it appoints our independent registered public accounting firm for the fiscal year ending December 31, 2021. Even if the proposal is approved at the 2020 Annual Meeting, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change would be in the interests of the Company and its stockholders.

              Representatives of Deloitte are expected to virtually attend the 2020 Annual Meeting and will have the opportunity to make a statement and be available to respond to appropriate questions by stockholders.

Deloitte Fees

              The following is a summary and description of fees for services provided by Deloitte in 2019 and 2018:

Fee Category	2019	2018
Audit Fees	$1,647,342	$1,586,871
Audit-Related Fees	172,000	205,960
Tax Fees	300,667	120,666
All Other Fees	10,780	19,910

Total	$2,130,789	$1,933,407

              Audit Fees.    These amounts represent fees for the audit of our consolidated financial statements included in our 2019 Annual Report, the review of financial statements included in our Quarterly Reports on Form 10-Q, the audit of internal control over financial reporting and the services that an independent auditor would customarily provide in connection with subsidiary audits, statutory requirements, regulatory filing and similar engagements for the fiscal year, such as consents and assistance with review of documents filed with the SEC. Audit fees also include advice on accounting matters that may arise in connection with or as a result of the audit or the review of periodic consolidated financial statements and statutory audits that non-U.S. jurisdictions require.

              Audit-Related Fees.    Audit-related fees consist of fees related to due diligence services and accounting consultations regarding the application of generally accepted accounting principles to proposed transactions.

              Tax Fees.    Tax fees consist of professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, value-added tax compliance, and transfer pricing advice and planning.

              All Other Fees.    All other fees consist of professional products and services other than the services reported above, including fees for our subscription to Deloitte's online accounting research tool.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

              The Audit Committee had adopted a policy to pre-approve audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Prior to engagement of the independent registered public accounting firm for the next year's audit, the independent registered public accounting firm and our management submit a list of services expected to be rendered during that year for each of the four categories of services to the Audit Committee for approval. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and our management periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval process. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee pre-approved all of the services and fees of Deloitte set forth above in accordance with such policy.

              Our Audit Committee requires the regular rotation of the lead audit partner and concurring partner as required by Section 203 of the Sarbanes-Oxley Act of 2002 and is responsible for recommending to our Board policies for hiring employees or former employees of the independent registered public accounting firm. The Audit Committee has determined that the provision of services described above to us by Deloitte is compatible with maintaining Deloitte's independence.

Board of Directors' Recommendation

The Board of Directors recommends that stockholders vote "FOR" the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2020.

PROPOSAL 4 — APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS

              The Board is dedicated to excellence in governance and is mindful of the interests our stockholders have in our executive compensation program. As part of that commitment and pursuant to the rules of the SEC, our stockholders are being asked to approve a non-binding advisory resolution on the compensation of our named executive officers. This proposal, which is typically called the "Say-on-Pay" proposal, offers stockholders the opportunity to express their opinions on our 2019 executive compensation program and policies for our named executive officers through the following resolution:

    "RESOLVED, that the stockholders of Ribbon Communications Inc. (the "Company") approve, on an advisory basis, the compensation paid to the Company's named executive officers as disclosed pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the "Compensation Discussion and Analysis" section and the accompanying compensation tables and the related narratives in the Proxy Statement for the Company's 2020 annual meeting of stockholders."

              This vote is not intended to address any specific element of compensation, but rather the overall compensation policies and practices relating to the named executive officers. Even though the outcome of this advisory vote on the compensation of our named executive officers is non-binding, the Compensation Committee and the Board will, as they have done in prior years, take into account the outcome of this vote when making future compensation arrangements. The outcome of this advisory vote does not overrule any decision by the Company or the Board (or any committee thereof), create or imply any change to the fiduciary duties of the Company or the Board (or any committee thereof), or create or imply any additional fiduciary duties for the Company or the Board (or any committees thereof).

              We believe that for the reasons summarized in the "Compensation Discussion and Analysis" section of this Proxy Statement, we have a compensation program deserving of stockholder support. Unless the Board modifies its policy regarding the frequency of holding "say on pay" advisory votes, such votes will take place every year and the next such vote will occur at the 2021 Annual Meeting.

Board of Directors' Recommendation

The Board of Directors recommends that stockholders vote "FOR" the approval, on a non-binding, advisory basis, of the compensation of our named executive officers.

CORPORATE GOVERNANCE AND BOARD MATTERS

              We are committed to strong corporate governance practices, which include building long-term value for our stockholders and assuring the success of the Company for its stockholders and stakeholders, including employees, customers, suppliers and the communities in which we operate. To achieve these goals, our Board is charged with monitoring the performance of the Company and its officers as well as its programs and procedures to ensure compliance with law and our overall success. Governance is an ongoing focus at Ribbon, starting with the Board and extending to management and all employees. In addition, we solicit feedback from stockholders on governance and executive compensation practices in order to improve our practices.

Strong Governance Practices

Annual Election of Directors: Yes (no staggered board)
Majority Voting for Director Elections: Yes
Separate Chairman and CEO: Yes
Substantial Majority of Independent Directors: Yes
Independent Directors Meet without Management: Yes
Board with Wide Range of Experience and Skills: Yes
Annual Equity Grant to Non-Employee Directors: Yes
Annual Board and Committee Self-Evaluations: Yes
Annual Advisory Approval of Executive Compensation: Yes
Disclosure Committee for Financial Reporting: Yes
Review and Approval Policy for Related Party Transactions: Yes
Share Ownership Guidelines for our CEO, Certain Officers and our Non-Employee Directors: Yes
Clawback Policy for Recovering Incentive-Based Compensation Following an Accounting Restatement: Yes
Insider Trading Policy that Prohibits Hedging, Pledging and Other Similar Actions for our Executive Officers and Directors: Yes

Oversight of Risk Management

              At Ribbon, we believe that innovation and leadership are impossible without taking risks. We also recognize that imprudent acceptance of risk or the failure to appropriately identify and mitigate risks could be destructive to stockholder value. The Board is responsible for assessing the Company's approach to risk management and overseeing management's execution of its responsibilities for identifying and managing risk. The Board exercises its responsibilities through discussions in Board meetings and also through its committees, each of which examines various components of enterprise risk as part of its responsibilities. Generally, strategic risks, including risks relating to the COVID-19 pandemic and its impact on the Company, our employees, customers and suppliers, and the risks related to management delegation are overseen and evaluated by the full Board; financial, internal control and cybersecurity risks are overseen and evaluated by the Audit Committee; risks relating to our compensation policies are overseen and evaluated by the Compensation Committee; and risks related to governance are overseen and evaluated by the Nominating and Corporate Governance

Committee. Each committee assesses identified risks and informs the Board about the risks as needed. Management also regularly reports on each such risk to the relevant committee or the Board. Moreover, an overall review of risk is inherent in the Board's consideration of our long-term strategies and in the transactions and other matters presented to the Board, including capital expenditures, acquisitions and divestitures, and financial matters. Additional review or reporting on risks is conducted as needed or as requested by the Board or one of its committees. The Board believes that its role in the oversight of the Company's risks complements our current Board structure, as our structure allows our independent directors, through our three fully independent Board committees, to exercise effective oversight of the actions of management in identifying risks and implementing effective risk management policies and controls.

Board Composition and Stockholders Agreement

              Our Board consists of nine directors, one of whom is employed by the Company (Mr. McClelland). On March 3, 2019, in connection with the ECI Merger, the Company entered into the Stockholders Agreement with the JPM Stockholders and Swarth.

              The Stockholders Agreement provides, among other things, that:

                       (i)  until March 3, 2022, there will be nine directors on the Board, except (A) if otherwise approved by the Board, including a majority of the independent directors as defined in the Stockholders Agreement, in connection with (x) an acquisition of another business by the Company or (y) an equity investment in the Company, or (B) as may otherwise be approved by the Board, including a majority of the independent directors as defined in the Stockholders Agreement and the written consent of the JPM Stockholders and Swarth;

                      (ii)  following March 3, 2022, the Board, including a majority of the independent directors as defined in the Stockholders Agreement, may approve a different number of directors that comprise the Board;

                    (iii)  with respect to the JPM Stockholders: (A) for so long as the JPM Stockholders beneficially own at least 43% of the Company's common stock beneficially owned by the JPM Stockholders in the aggregate on the ECI Closing Date, the JPM Stockholders will have the right to designate three directors to serve on the Board, at least two of whom must be independent directors as defined in the Stockholders Agreement; (B) from and after the first time that the JPM Stockholders beneficially own less than 43% and at least 29% of the Company's common stock beneficially owned by the JPM Stockholders in the aggregate on the ECI Closing Date, the number of directors that the JPM Stockholders will have the right to designate will be reduced to two, at least one of whom must be an independent director as defined in the Stockholders Agreement; (C) from and after the first time that the JPM Stockholders beneficially own less than 29% and at least 14% of the Company's common stock beneficially owned by the JPM Stockholders in the aggregate on the ECI Closing Date, the number of directors that the JPM Stockholders will have the right to designate will be reduced to one, who need not qualify as an independent director as defined in the Stockholders Agreement; and (D) from and after the first time that the JPM Stockholders beneficially own less than 14% of the shares of the Company's common stock beneficial owned by the JPM Stockholders in the aggregate on the ECI Closing Date, the JPM Stockholders will have no right to designate any members of the Board; and

                     (iv)  with respect to Swarth: (A) upon receipt of approval from CFIUS and for so long as Swarth beneficially owns at least 88% of the shares of the Company's common stock beneficially owned by Swarth in the aggregate on the ECI Closing Date, Swarth will have the right to designate three directors to serve on the Board, of which at least two must be independent directors as defined in the Stockholders Agreement; (B) upon receipt of approval from CFIUS, from and after the first time that Swarth beneficially owns less than 88% and at least 58% of the shares of the Company's common stock beneficially owned by Swarth in the aggregate on the ECI Closing Date, the number of directors that Swarth will have the right to nominate will be reduced to two Board members, of which at least one must be an independent director as defined in the Stockholders Agreement; (C) upon receipt of approval from CFIUS, from and after the first time that Swarth beneficially owns less than 58% and at least 29% of the shares of the Company's common stock beneficially owned by Swarth in the aggregate on the ECI Closing Date, the number of directors that Swarth will have the right to nominate will be reduced to one Board member, who needs not qualify as an independent director as defined in the Stockholders Agreement; and (D) upon receipt of approval from CFIUS, from and after the first time that Swarth beneficially owns less than 29% of the shares of Company's common stock beneficially owned by Swarth in the aggregate on the ECI Closing Date, Swarth will have no right to nominate any members of the Board.

              The Stockholders Agreement further provides that the Nominating and Corporate Governance Committee will designate the Company's then-serving CEO as a director, as well as such additional number of directors as constitutes the full Board so that the Board has no vacancies.

              Notwithstanding the foregoing, until March 3, 2021, no member of the Board appointed by either the JPM Stockholders or Swarth will be removed from the Board, regardless of any sell down of the Company's common stock by the nominating stockholder. In the event any director designated by the JPM Stockholders or Swarth is unable to serve, the JPM Stockholders are and/or Swarth is, as applicable, entitled to designate a replacement director, subject to the conditions set forth in the Stockholders Agreement.

Director Experience and Tenure

              Our directors collectively possess a broad mix of skills, qualifications and proven leadership abilities. The Nominating and Corporate Governance Committee practices a long-term approach to board refreshment. The Nominating and Corporate Governance Committee regularly identifies individuals who would complement and enhance the current directors' skills and experience.

              It is of great importance to the Company that the Nominating and Corporate Governance Committee recruit directors who help achieve the goal of an experienced, diverse Board that functions effectively as a group. The Nominating and Corporate Governance Committee expects each of the Company's directors to have proven leadership skills, sound judgment, integrity, and a commitment to the success of the Company. In evaluating director candidates and considering incumbent directors for nomination to the Board, the Committee considers a variety of factors, including independence, financial literacy, personal and professional accomplishments, and experience in light of the needs of the Company. For incumbent directors, the factors also include attendance, past performance on the Board and contributions to the Board and its respective committees.

Director Independence

              Our Corporate Governance Guidelines provide that, in determining the independence of a director, the Board will be guided by the definitions of "independent director" in the listing rules of Nasdaq and applicable laws and regulations as well as the definition of "independent director" set forth in the Stockholders Agreement.

              During its annual review of director independence, the Board considers all information it deems relevant, including without limitation, any transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. The Board conducted an annual review of director independence and affirmatively determined that each of R. Stewart Ewing, Jr., Bruns H. Grayson, Beatriz V. Infante, Richard J. Lynch, Kent J. Mathy, Krish A. Prabhu, and Scott E. Schubert meets the definition of "independent director" under the Nasdaq listing rules and the Stockholders Agreement. The Board also determined that Kim S. Fennebresque was also an "independent director" as defined under Nasdaq listing rules prior to his resignation in March 2020. Following a review of their respective relationships, including, with respect to Mr. Smith, his affiliation with the JPM Stockholders, the Board determined that neither Bruce W. McClelland nor Richard W. Smith qualify as independent directors under the Nasdaq listing rules or the Stockholders Agreement.

              There are no family relationships among any of our directors, nominees for director and executive officers.

Meeting Attendance

              Our Board recognizes the importance of director attendance at Board and committee meetings. Our Board held 11 meetings during 2019, four of which were regular meetings and seven of which were special meetings. Each of the incumbent directors attended at least 75% of the combined total meetings of the Board and its committees on which they served. While we do not have a formal policy regarding the attendance of directors at our annual meetings of stockholders, it is expected that, absent compelling circumstances, all of our directors will attend. All of the then-current members of the Board attended our 2019 annual meeting of stockholders.

Board Committees

              Our Board has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each of the standing committees is composed entirely of independent directors as defined under applicable rules, including the Nasdaq rules and, in the case of all members of the Audit Committee, the independence requirements of Rule 10A-3 under the Exchange Act and, in the case of all members of the Compensation Committee, the heightened independence requirements for Compensation Committee members under the Nasdaq rules.

              Under the Stockholders Agreement and subject to the Company's obligation to comply with any applicable independence requirements under the Nasdaq rules and the rules of the SEC, for so long as the JPM Stockholders have the right to nominate at least two directors to the Board, (i) the Nominating and Corporate Governance Committee will be comprised of three "independent directors" under the Stockholder Agreement, at least one of whom must be a designee of JPM Stockholders; (ii) a designee of the JPM Stockholders must be the Chairman of each of the Nominating and Corporate Governance Committee and the Compensation Committee and (iii) only in the case that Swarth does not have the right to nominate at least two directors to the Board, a designee of the JPM Stockholders must be the Chairman of the Audit Committee.

              Also under the Stockholders Agreement and subject to the Company's obligation to comply with any applicable independence requirements under the Nasdaq rules and the rules of the SEC, for so long as Swarth has the right to nominate at least two directors to the Board, (i) the Nominating and Corporate Governance Committee must be comprised of three "independent directors" under the Stockholders Agreement, at least one of whom must be a designee of Swarth, (ii) a designee of Swarth must be the Chairman of the Audit Committee; and (iii) only in the case that the JPM Stockholders do not have the right to nominate at least two directors to the Board, a designee of Swarth must be the Chairman of each of the Nominating and Corporate Governance Committee and the Compensation Committee.

              The Nominating and Corporate Governance Committee determines the size and membership of each of the Audit Committee, the Compensation Committee and all other committees established by the Board, provided that (i) such determination will comply with mandatory legal and listing requirements; (ii) for as long as the JPM Stockholders have the right to nominate at least one director to the Board who is eligible to serve on such committee, at least one member of each such committee will be a designee of the JPM Stockholders; and (c) for so long as Swarth has the right to nominate at least one director to the Board who is eligible to serve on such committee, at least one member of each such committee must be a designee of Swarth.

              Audit Committee.    Our Board has established an Audit Committee consisting of three members: Messrs. Schubert (Chair) and Grayson and Ms. Infante. Our Board has determined that Mr. Schubert is an "audit committee financial expert" as defined in Item 407(d)(5) of Regulation S-K. This designation is a disclosure requirement of the SEC related to Mr. Schubert's experience and understanding with respect to certain accounting and auditing matters, but it does not impose upon Mr. Schubert any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board. The Audit Committee held eight meetings during 2019.

              As described more fully in its charter, the Audit Committee's responsibilities include, among other things: (i) appointing, evaluating, compensating, overseeing the work of and, if appropriate, terminating the appointment of the independent auditor; (ii) overseeing the Company's financial reporting, including reviewing and discussing with management, the independent auditor and a member of the internal audit function, prior to public release, the Company's annual and quarterly financial statements to be filed with the SEC; (iii) overseeing management's design and maintenance of the Company's internal control over financial reporting and disclosure controls and procedures; and (iv) reviewing and discussing with management and the independent auditor the Company's financial risk exposures and assessing the policies and procedures management has implemented to monitor and control such exposures. The Audit Committee operates pursuant to a written charter adopted by the Board that reflects standards and requirements adopted by the SEC and Nasdaq, a current copy of which is available at www.ribboncommunications.com, in the section entitled Company—Investor Relations—Corporate Governance—Governance Highlights.

              Compensation Committee.    The Compensation Committee consists of two members: Mr. Grayson and Ms. Infante. The Compensation Committee held seven meetings during 2019.

              As described more fully in its charter, the Compensation Committee's responsibilities include, among other things: (i) reviewing and approving the Company's compensation plans, practices and policies for directors and executive officers, including a review of any risks arising from compensation practices and policies for employees that are reasonably likely to have a material adverse effect on the Company; (ii) reviewing the Company's succession plans for executive officers, where requested to do so by the Board; (iii) making recommendations to the Board regarding the establishment and terms of any incentive compensation or equity-based plans and monitoring their administration; and (iv) before selecting or receiving advice from a compensation advisor (other than in-house legal counsel), considering various factors relating to the independence of such advisor. The Compensation Committee may delegate its authority under its charter to one or more subcommittees or members of management, consistent with applicable law and SEC and Nasdaq rules. Specifically, the Compensation Committee may delegate to one or more executive officers of the Company the power to grant options or other stock awards pursuant to the Company's equity plans to certain employees of the Company.

              The Compensation Committee operates pursuant to a written charter adopted by the Board that reflects standards and requirements adopted by Nasdaq, a current copy of which is available at www.ribboncommunications.com, in the section entitled Company—Investor Relations—Corporate Governance—Governance Highlights.

              Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee consists of two members: Messrs. Lynch and Schubert. The Nominating and Corporate Governance Committee held four meetings during 2019.

              As described more fully in its charter, the Nominating and Corporate Governance Committee's responsibilities include, among other things: (i) identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the Board, and recommending to the Board candidates for: (a) nomination for election by the stockholders and (b) any Board vacancies that are to be filled by the Board, subject to any rights regarding the selection of directors by holders of preferred shares and any other contractual or other commitments of the Company; (ii) developing and recommending to the Board, overseeing the implementation and effectiveness of, and recommending modifications as appropriate to, a set of corporate governance guidelines applicable to the Company; (iii) reviewing annually with the Board the composition of the Board as a whole and a succession plan in the event one or more directors ceases to serve for any reason; (iv) overseeing the annual self-evaluation of the Board, its committees, individual directors and management; and (v) identifying appropriate director development and continuing education opportunities and making recommendations to the Board as appropriate.

              The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board that reflects standards and requirements adopted by Nasdaq, a current copy of which is available at www.ribboncommunications.com, in the section entitled Company—Investor Relations—Corporate Governance—Governance Highlights.

Swarth Irrevocable Proxy

              All of Swarth's governance rights, including its right to designate members of the Board, are subject to our receipt of CFIUS approval. Swarth has granted an irrevocable proxy to the Company to vote the shares of the Company's common stock held by Swarth that represent more than 9.99% of the consolidated voting power of all issued and outstanding Company common stock pro rata in accordance with how the other holders of Company common stock vote their shares, and such proxy will remain in place until CFIUS approval is obtained.

Director Nomination Process

              The Nominating and Corporate Governance Committee screens and recommends candidates for nomination by the full Board, other than those directors designated pursuant to the Stockholders Agreement. There are no specific minimum qualifications for a recommended nominee to our Board; however, the Nominating and Corporate Governance Committee considers, among other skills and criteria, the following for nomination as a director: demonstrated business knowledge, technical skills and experience; an ability to exercise sound judgment in matters that relate to our current and long-term objectives; commitment to understanding us and our industry and to regularly attend and participate in meetings of our Board and its committees; a reputation for integrity, honesty and adherence to high ethical standards; diversity of background and other desired qualities; the ability and experience to understand the sometimes conflicting interests of our various constituencies and to act in the interests of all stockholders; and the absence of any conflict of interest that would impair the nominee's ability to represent the interest of all our stockholders and to fulfill the responsibilities of being a director.

              In considering whether to recommend any particular candidate for inclusion in our Board's slate of recommended director nominees, the Nominating and Corporate Governance Committee applies the criteria generally set forth in the Nominating and Corporate Governance Committee Charter. The process followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to our Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and our Board. Our Board believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our Board to fulfill its responsibilities. In identifying potential director candidates, the Nominating and Corporate Governance Committee and the Board also focus on ensuring that the Board reflects a diversity of experiences, backgrounds and skills. The Nominating and Corporate Governance Committee has the authority to engage independent advisors to assist in the process of identifying and evaluating director candidates, but has not engaged any such advisors to date.

Stockholder Nominations and Recommendations of Director Candidates

              Stockholders who wish to recommend candidates to the Nominating and Corporate Governance Committee for consideration as potential director candidates should send their recommendation to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Ribbon Communications Inc., 4 Technology Park Drive, Westford, MA 01886. In considering candidates submitted by stockholders, the Nominating and Corporate Governance Committee will take into consideration the current make-up of the Board, what skills should be added (if any) and the qualifications of the candidate. The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders in the same manner as candidates recommended by the Nominating and Corporate Governance Committee, as described above in "Director Nomination Process."

              Stockholders who wish to nominate director candidates or propose business to be considered directly at an annual meeting in accordance with the procedures set forth in our by-laws should follow the procedures set forth under the sections entitled "Stockholder Nominations and Proposals For Presentation At 2021 Annual Meeting."

Board Leadership Structure

              The Company's Corporate Governance Guidelines provide that the Board leadership structure that is most appropriate for the Company at this time is a non-executive Chairman. The Board evaluates its leadership structure and role in risk oversight on an ongoing basis, and makes decisions on the basis of what it considers to be best for the Company at any given point in time. Currently, our Board leadership structure consists of an independent Chairman, a separate CEO and strong committee chairs. The Board believes its leadership structure provides for appropriate independence between the Board and management because the current leadership structure offers the following benefits: (i) increasing the independent oversight of Ribbon and enhancing our Board's objective evaluation of our CEO, (ii) focusing the CEO on company operations instead of Board administration, (iii) providing the CEO with an experienced sounding board, (iv) providing greater opportunities for communication between stockholders and our Board, (v) enhancing the independent and objective assessment of risk by our Board, and (vi) providing an independent spokesperson for our Company.

Executive Sessions of the Board

              The Company's Board is structured to promote independence and is designed so that independent directors exercise oversight of the Company's management and key issues related to strategy and risk. Under our Corporate Governance Guidelines, our independent directors are required to meet in executive session at regularly scheduled Board meetings without management present to discuss any matters the independent directors consider appropriate. We expect the Board to have a least four executive sessions each year.

Stock Ownership Guidelines

              The Board believes that it is important to link the interests of our directors and management to those of our stockholders. Accordingly, our non-employee directors, our Chief Executive Officer and our other officers required to file reports under Section 16 of the Exchange Act are subject to a stock ownership policy. For additional information regarding our stock ownership policy, please see the section entitled "Compensation Discussion and Analysis—Stock Ownership Requirements" below.

Anti-Hedging and Pledging Policy

              Our Amended and Restated Insider Trading Policy prohibits all executive officers, directors and employees from engaging in transactions involving hedging, monetization, margin accounts, pledges, puts, calls and other derivative securities.

Additional Governance Matters

              Code of Ethics.    Our Board has adopted a written Amended and Restated Code of Conduct, which qualifies as a "code of ethics" as defined by SEC rules. The Amended and Restated Code of Conduct is intended to provide guidance on the conduct expected of Ribbon's employees, officers and directors in the interests of preserving Ribbon's reputation for integrity, accountability and fair dealing. To ensure that our business is conducted in a consistently legal and ethical manner, our Amended and Restated Code of Conduct applies to all of our directors, officers and employees.

              We intend to disclose any amendment to or waiver of a provision of the Amended and Restated Code of Conduct that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website at www.ribboncommunications.com.

              Sustainability, Social and Environmental Responsibility.    Ribbon has a mature sustainability program and an active environmental management system ("EMS"). This is highlighted by our continuous ISO 14001 certification since 2010 for our global sites and our compliance with international laws relating to environmental management. In our Environmental Policy, we state our commitment to: (i) protecting the environment and preventing pollution within our products' lifecycle with responsible product design and by requiring our suppliers to adhere to sustainable practices, (ii) fulfilling our compliance obligations by complying with all applicable environmental legislation and other requirements, and (iii) continually improving our EMS to enhance environmental performance.

              We implement administrative controls to assess our compliance obligations, processes and practices, and to identify opportunities for reductions in energy use, carbon emissions and waste. We also take appropriate measures to meet the following objectives: (i) reduce and optimize our consumption of nature resources, (ii) prevent hazardous and/or banned substances from entering our products, and (iii) recycle those materials required for operations in the global marketplace. The Company takes its corporate social responsibilities seriously, as evidenced through its publicly available statement on slavery and human trafficking as well as its published Supplier Code of Conduct. Ribbon demonstrates leadership in environmental management to all of our suppliers through our ISO 14001 certification and ensuring that in all of our business dealings, we comply with applicable national and international legislation and human rights. Our company policy documents are available at https://ribboncommunications.com/company/company-policies/policies.

              Public Availability of Corporate Governance Documents.    For more corporate governance information, you are invited to access our key corporate governance documents, including our Corporate Governance Guidelines, Amended and Restated Code of Conduct and the charters of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee on our corporate website at www.ribboncommunications.com, in the section entitled Company—Investor Relations—Corporate Governance—Governance Highlights. The references in this Proxy Statement to our corporate website are not intended to, and do not, incorporate by reference into this Proxy Statement any materials contained on such website.

              Stockholder Communications with the Board of Directors.    Stockholders may communicate with our Board by writing, calling or e-mailing our Investor Relations Department at Ribbon Communications Inc., 4 Technology Park Drive, Westford, MA 01886, Attention: Investor Relations, (978) 614-8440, ir@rbbn.com. Our Investor Relations Department will review all such communications and will forward to the Chairman of the Audit Committee all communications that raise an issue appropriate for consideration by our Board.

AUDIT COMMITTEE REPORT

              The information contained in this report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the U.S. Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

              We reviewed Ribbon's audited financial statements for the fiscal year ended December 31, 2019 and discussed these financial statements with Ribbon's management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. Ribbon's management is responsible for Ribbon's financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Ribbon's independent registered public accounting firm, Deloitte & Touche LLP ("Deloitte"), is responsible for performing an independent audit of Ribbon's financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) ("PCAOB") and issuing a report on those financial statements and issuing a report on the effectiveness of Ribbon's internal control over financial reporting as of the end of the fiscal year. Our responsibility is to monitor and review these processes. We also reviewed and discussed with Deloitte the audited financial statements and the matters required by the SEC and PCAOB.

              Deloitte provided us with, and we reviewed, the written disclosures and the letter required by the applicable requirements of the PCAOB that independent registered public accounting firms annually to disclose in writing all relationships that in the independent registered public accounting firm's professional opinion may reasonably be thought to bear on independence, to confirm their independence and to engage in a discussion of independence. In addition to engaging in this discussion with Deloitte regarding its independence, we also considered whether Deloitte's provision of other, non-audit related services to Ribbon is compatible with maintaining Deloitte's independence.

              Based on our discussions with management and Deloitte, and our review of information provided by management and Deloitte, we recommended to the Ribbon Board of Directors that the audited financial statements be included in Ribbon's Annual Report on Form 10-K for the year ended December 31, 2019.

Submitted by, AUDIT COMMITTEE: Scott E. Schubert (Chairman) Bruns H. Grayson Beatriz V. Infante

DIRECTOR COMPENSATION

              The Compensation Committee reviews the compensation of our non-employee directors periodically and recommends changes to the Board when it deems appropriate. During 2019, the Compensation Committee recommended to the Board, and the Board approved, amendments to the compensation of non-employee directors and stock ownership guidelines. The amendments to the non-employee director compensation included (i) eliminating the new director equity grant of $180,000 of restricted stock and (ii) changing the form of equity granted from shares of restricted stock to restricted stock units. The amendments to the stock ownership guidelines included requiring non-employee directors to maintain the amount of stock throughout their tenure as non-employee directors.

              The following table describes the components of the non-employee directors' compensation for 2019:

Compensation Element	Compensation Payment

Annual Retainer	$60,000+

Annual Equity Retainer
$120,000+ in restricted stock units that vest after one year (or, if earlier, on the date of the next annual meeting if the non-employee director does not stand for re-election or is not re-elected by stockholders of the Company))

Committee Fees*	$15,000 for the Audit Committee $10,000 for the Compensation Committee $5,000 for the Nominating and Corporate Governance Committee

Chair Fee	$100,000 for the Non-Executive Chairman of the Board* $25,000 for the Audit Committee** $17,000 for the Compensation Committee** $10,000 for the Nominating and Corporate Governance Committee**

New Director Retainer++
New non-employee directors will receive a pro rata annual equity award of restricted stock units, with the pro ration based on the number of months of service until the month of the Company's next annual stockholders meeting

Stock Ownership Guidelines+++
Ownership of common stock that has a value equivalent to five times the annual cash retainer; to be satisfied on or before (i) October 27, 2022 for Messrs. Lynch, Grayson, Mathy and Schubert and Ms. Infante; (ii) March 1, 2025 for Mr. Ewing and Mr. Prabhu or (iii) within five years of joining the Board for future directors

*            Compensation for service as the chairman of the Board or a committee member is in addition to the compensation paid for Board service.

**          Compensation for service as a committee chair is in addition to the compensation paid for service on such committee.

+           Mr. Smith is not entitled to any annual director equity grants. In lieu of such grants, Mr. Smith's annual retainer is $160,000. All compensation paid to Mr. Smith is paid directly to Heritage PE (OEP) III L.P. ("Heritage III").

++        During 2019, the Compensation Committee recommended to the Board, and the Board approved, the elimination of the new director equity grant of $180,000 of restricted stock.

+++    During 2019, the Compensation Committee recommended to the Board, and the Board approved, amendments to the stock ownership guidelines for non-employee directors to maintain the amount of stock throughout their tenure as non-employee directors.

Total Director Compensation for 2019

              The following table contains information on compensation earned by each non-employee member of our Board during 2019:

2019 Director Compensation

Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)(2)
Kim S. Fennebresque(3)	102,000	120,004	222,004
Bruns H. Grayson	85,000	120,004	205,004
Beatriz V. Infante	85,000	120,004	205,004
Richard J. Lynch	165,000	120,004	285,004
Kent J. Mathy	60,000	120,004	180,004
Scott E. Schubert	105,000	120,004	225,004
Richard W. Smith(4)	160,000	—	160,000

(1)
The amounts in this column do not reflect compensation actually received by the applicable director. Instead, the amounts reflect the grant date fair value of restricted stock awards, as calculated in accordance with Accounting Standards Codification 718, Compensation—Stock-Based Compensation ("ASC 718").

The $120,004 reported for each member of the Board, with the exception of Mr. Smith, represents the grant date fair value of his or her 2019 annual director grant of 25,975 shares of restricted stock, which shares were granted on June 17, 2019 and which will vest on June 17, 2020 (or, if earlier, on the date of the next annual meeting if the non-employee director does not stand for re-election or is not re-elected by stockholders of the Company)).

As of December 31, 2019, our non-employee directors held an aggregate of 155,850 unvested restricted stock units as follows:

Non-Employee Directors	Number of Unvested Shares Held as of December 31, 2019
Kim S. Fennebresque	25,975
Bruns H. Grayson	25,975
Beatriz V. Infante	25,975
Richard J. Lynch	25,975
Kent J. Mathy	25,975
Scott E. Schubert	25,975
Richard W. Smith	—
(2)
Non-employee directors also are eligible to be reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at our Board or committee meetings.

(3)
On February 17, 2020, Mr. Fennebresque resigned as a director of the Company, effective on March 1, 2020. In connection with his resignation from the Board, we accelerated the vesting of Mr. Fennebresque's 25,975 unvested shares.

(4)
Mr. Smith is not entitled to any equity compensation in connection with his services as a member of the Board. Fees paid to Mr. Smith included herein represent annual director fees, consistent with other non-employee directors, and additional fees in lieu of the 2019 annual director grant. More specifically, Mr. Smith's cash compensation for 2019 includes $100,000 of cash that was paid quarterly in arrears in lieu of his 2019 annual director grant. All compensation for Mr. Smith's services is paid directly to Heritage III.

EXECUTIVE OFFICERS OF THE REGISTRANT

              The executive officers of the Company as of the date hereof are listed below:

Name	Age	Position
Bruce W. McClelland	53	President and Chief Executive Officer
Daryl E. Raiford	57	Executive Vice President, Chief Financial Officer
Steven Bruny	62	Executive Vice President, Sales—Americas Region
Justin K. Ferguson	42	Executive Vice President, General Counsel and Corporate Secretary
Kevin Riley	49	Executive Vice President, Chief Technical Officer
Anthony Scarfo	59	Executive Vice President and General Manager, Cloud and Edge Business Unit
Fernando Valdivielso	52	Executive Vice President, Sales—EMEA and APAC

              Biographical information regarding each executive officer other than Bruce W. McClelland is set forth below. Mr. McClelland's biographical information is set forth above under the section entitled "Proposal 1—Election of Directors."

              Daryl E. Raiford has served as our Executive Vice President, Chief Financial Officer since October 2017. He previously served in the same position at GENBAND since 2010, and was responsible for global financial, business operations and supply chain functions. Between 2007 and 2010, Mr. Raiford served as Vice President and Chief Accounting Officer and then as Vice President of Business Transformation at Freescale Semiconductor, which was headquartered in Austin, Texas. From 2004 through 2007, Mr. Raiford was Executive Vice President and Chief Financial Officer of Travelport Worldwide Limited, and was responsible for the global financial, communications, product management, information technology, and general administrative functions of this UK-based global travel distribution firm. Before Travelport, Mr. Raiford served as Vice President, Finance and Administration, Americas for Hewlett Packard between 2002 and 2004, and as Corporate Controller for Compaq Computer Corporation from 1999 until its acquisition by Hewlett Packard in 2002. He also was the Chief Financial Officer for Shell Technology Ventures, based in Houston, Texas and The Hague, Netherlands. Mr. Raiford served for ten years at the accounting firm Price Waterhouse in London and Houston, and is a Certified Public Accountant. Effective February 2019, Mr. Raiford was appointed to serve on the Board of Directors and as Chair of the Audit Committee of Leone Media Inc., a global media technology company that acquired Ericsson's Media Solutions business and which operates under the trade name MediaKind. He earned a Bachelor of Business Administration degree in Accounting from The University of Texas at Austin. In 2012, Mr. Raiford was honored as a finalist for the Outstanding CFO, Private Company by D CEO Magazine.

              Steven Bruny has served as our Executive Vice President, Sales—Americas Region since March 2020. He previously served as our Executive Vice President, Global Sales and Services from January 2019 to March 2020; our Interim Co-President and Chief Executive Officer from November 2019 to February 2020; our Executive Vice President, Global Operations from October 2017 to January 2019; as Chief Operating Officer of GENBAND from January 2015 to October 2017; and as Senior Vice President of Major Accounts Sales for GENBAND from July 2012 to January 2015. Prior to joining GENBAND, from July 2005 to March 2012, Mr. Bruny served as Chief Executive Officer of Aztek Networks, Inc., a telecommunications company, which was acquired by GENBAND in 2012. Prior to joining Aztek Networks, Inc., in 1999, Mr. Bruny co-founded Connexn Technologies, Inc., a telecommunications company, which was acquired by Azure Solutions, Ltd., in 2004. Prior to his position at Connexn Technologies, Inc., Mr. Bruny was Founder and CEO of IGS, a telecommunications software supplier, from 1993 to 1998. From 1988 to 1993, Mr. Bruny was also

Founder and CEO of Information + Graphics Systems, Inc., a GIS software provider that was acquired by Hitachi Software Engineering in 1993. Mr. Bruny holds a Bachelor of Science degree in Physics from Colorado State University and a Master of Business Administration degree from the University of Colorado.

              Justin K. Ferguson has served as Executive Vice President, General Counsel and Corporate Secretary since April 2018. Prior to joining Ribbon, from 2015 to 2018, Mr. Ferguson was the Vice President, General Counsel and Corporate Secretary of Zix Corporation, a Nasdaq listed company that provides email security solutions. From 2011 to 2015, Mr. Ferguson served as Senior Vice President—Director of Legal for GENBAND. Prior to GENBAND, he was an attorney at the law firms of Weil, Gotshal & Manges LLP and Baker Botts L.L.P. Mr. Ferguson received a Juris Doctorate degree from Texas Tech University School of Law and a Bachelor's degree in Business Administration from Texas Tech University. He is a member of the State Bar of Texas.

              Kevin Riley has served as our Executive Vice President, Chief Technical Officer since March 2020. Previously, Mr. Riley served as our Chief Technology Officer and Advanced Research and Development from October 2017 to March 2020; our Interim Co-President and Chief Executive Officer from November 2019 to February 2020; Sonus' Senior Vice President, Engineering and Operations and Chief Technology Officer from February 2016 until the GENBAND Merger; Sonus' Vice President, Engineering and Chief Technology Officer from July 2014 to January 2016; Vice President of Platform Engineering from October 2012 to July 2014; and a Sonus Fellow from May 2011 to September 2012. Prior to joining Sonus, he was the Software Development Director at Verivue, Inc., a content delivery network software company, from August 2009 to May 2011. Mr. Riley holds a Bachelor of Science degree in Electrical Engineering from the University of Massachusetts, Amherst and a Master of Science degree in Electrical Engineering from Northeastern University.

              Anthony Scarfo has served as our Executive Vice President and General Manager, Cloud and Edge Business. He previously served as our Executive Vice President, Products and Research and Development from January 2018 to March 2020. From October 2016 to January 2018, he consulted for VTCSecure, a global communications solutions company. He has also served on the advisory board of VTCSecure since 2012. From October 2017 to January 2018, he was a consultant for the Visiting Nurse Association Health Group, helping to launch a new company focused on helping people age in place. Mr. Scarfo was previously Sonus' Executive Vice President, Services, Product Management and Corporate Development from October 2013 to October 2016; Senior Vice President, Technology Development from May 2012 to October 2013; Vice President and General Manager of Trunking, Policy and Business Development from February 2012 to May 2012; and Vice President of Business Development from September 2011 to February 2012. Prior to joining Sonus, Mr. Scarfo was the Vice President of Global Services Providers and System Integrators at Polycom, Inc., a leader in open, standards-based unified communications and collaboration solutions for voice and video collaboration, from February 2010 to May 2011, where he was responsible for developing Polycom, Inc.'s cloud strategy to deploy video and voice infrastructure for Managed and Hosted Unified Communication services. Previously, Mr. Scarfo was the Chief Strategy Officer and Head of Global Channels at ECI Telecom, which delivers communications platforms to carriers and services providers worldwide, from July 2006 to January 2010, where he led the development of a multi-faceted business strategy and developed a partner program with strategic and original equipment manufacturer partners. He also served as Vice President of Global Alliances and Partnerships at Juniper Networks, Inc., which designs, develops and sells network infrastructure products and services, from July 2002 to June 2006. Mr. Scarfo started his career at AT&T Inc., a premier communications holding company, and held leadership roles at Lucent Technologies, which designed and delivered systems, services and software for next-generation communications networks. Mr. Scarfo holds a Bachelor of Science degree in computer information systems from Manhattan College and a Master of Business Administration degree from Seton Hall University.

              Fernando Valdivielso, 52, has served as our Executive Vice President, Sales—EMEA and APAC Region since March 2020. He previously served as Executive Vice President, Global Sales and Marketing of ECI from December 2017 to March 2020 and as Vice President, EMEA of ECI from March 2015 to November 2019. Prior to joining ECI, from April 2010 to August 2014, Mr. Valdivielso served as Vice President Telefonica Global Operations of Nokia Corporation. From November 2006 to March 2010, Mr. Valdivielso served as Managing Director Iberia & Italy, and Telefonica Global Account VP at Nortel Networks Corporation. Earlier positions held by Mr. Valdivielso include: Division Director Iberia at Samsung Electronics Co., Ltd. from January 2003 to October 2006, as well as several positions at Lucent Technologies, Inc. and AT&T Inc., from February 1991 to September 2002. Mr. Valdivielso holds a Bachelor of Science degree in Telecommunications from Universidad Politecnica de Madrid and an Executive Master of Business Administration degree from the IE Business School in Madrid.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

              The following table sets forth information regarding beneficial ownership of our common stock as of April 6, 2020 by:

    •
    each person who beneficially owns, to the best of our knowledge, more than 5% of the outstanding shares of our common stock;

    •
    each of our named executive officers;

    •
    each of our directors; and

    •
    all of our current executive officers and directors as a group (together, the "Beneficial Holders").

              Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. In computing the number of shares beneficially owned by each person named in the following table and the percentage ownership of that person, shares of common stock that the person has the right to acquire within 60 days of April 6, 2020, through the exercise of any stock option or other equity right, are deemed owned by that person and are also deemed outstanding. These shares are not, however, deemed outstanding for purposes of computing the percentage ownership of any other person.

              Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The percentage of common stock outstanding as of April 6, 2020 is based upon 144,744,861 shares of common stock outstanding on that date, including unvested shares of restricted stock. Unless otherwise indicated, the address of all listed stockholders is 4 Technology Drive, Westford, Massachusetts 01886.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock Outstanding

Named Executive Officers:

Franklin W. Hobbs(1)	317,930	—

Steven Bruny(2)	110,941	*

Kevin Riley	193,579	*

Daryl E. Raiford(3)	190,489	*

Anthony Scarfo	66,954	*

Justin K. Ferguson(4)	71,139	*

John McCready(5)	93,777	*

Michael Swade(6)	202,050	*

David Walsh(7)	358,671	*

Directors and Nominees:

R. Stewart Ewing Jr.	—	*

Bruns H. Grayson	184,076	*

Beatriz V. Infante	150,929	*

Richard J. Lynch	172,408	*

Kent J. Mathy	133,076	*

Bruce W. McClelland	75,575

Krish A. Prabhu	—	*

Scott E. Schubert	146,036	*

Richard W. Smith	—	—

All current executive officers and directors as a group (15 persons)(8)	1,495,202	1.03%

5% Owners:

JPMorgan Chase & Co.(9)	49,940,222	34.50%

Equiom (Guernesey) Ltd. and ECI Holding (Hungary) Kft.(10)	25,796,395	17.82%

*
Less than 1% of the outstanding shares of common stock.

(1)
Mr. Hobbs no longer served as our President and Chief Executive Vice President, effective November 13, 2019. Mr. Hobbs resigned from our Board, effective December 27, 2019. Mr. Hobbs' employment with us terminated effective as of the close of business on December 31, 2019.

According to Mr. Hobbs' last Form 4 filed on May 15, 2019 with the SEC relating to his shares of our common stock, as of May 15, 2019, Mr. Hobbs beneficially owned 317,930 shares of our common stock.

(2)
Includes 25,277 shares of restricted stock, 12,638 of which will vest within 60 days of April 6, 2020.

(3)
Includes 32,277 shares of restricted stock, 16,138 of which will vest within 60 days of April 6, 2020.

(4)
Includes 37,499 shares of restricted stock, 12,500 of which will vest within 60 days of April 6, 2020.

(5)
Includes 25,277 shares of restricted stock, 12,638 of which will vest within 60 days of April 6, 2020.

(6)
Mr. Swade stepped down from his position as our Executive Vice President, Global Sales, effective January 14, 2019. He continued to be employed by us to assist with the transitions of his duties through March 31, 2019.

According to Mr. Swade's last Form 4 filed on October 2, 2018 with the SEC relating to his shares of our common stock, as of October 2, 2018, Mr. Swade beneficially owned 202,050 shares of our common stock.

(7)
Mr. Walsh stepped down as Founder and President, Kandy, effective February 1, 2019. He agreed to provide consulting services to us pursuant to an independent consultancy agreement through October 21, 2019.

According to Mr. Walsh's last Form 4 filed on November 19, 2018 with the SEC relating to his shares of our common stock, as of November 19, 2018, Mr. Walsh beneficially owned 358,671 shares of our common stock.

(8)
Includes 210,956 shares of restricted stock, 53,914 of which will vest within 60 days of April 6, 2020, owned by our current directors and officers.

(9)
Based solely on a Schedule 13D/A filed with the SEC on March 5, 2020, reporting the beneficial ownership of 49,940,222 shares of our common stock. JPMorgan Chase & Co. ("JPMorgan Chase") reported shared voting and dispositive power with respect to all 49,940,222 shares, JPMC Heritage Parent LLC ("JPMC Heritage") reported shared voting and dispositive power with respect to 48,190,718 shares, OEP II Partners Co-Invest, L.P. ("OEP II Partners Co-Invest") reported shared voting and dispositive power with respect to 1,749,504 shares, and Heritage III reported shared voting and dispositive power with respect to 47,048,711 shares. JPMorgan Chase, JPMC Heritage, OEP II Partners Co-Invest and Heritage III are collectively referred to as the "JPMorgan Reporting Persons". JPMorgan Chase is a publicly traded entity listed on the New York Stock Exchange, which is the sole member of JPMorgan Chase Holdings LLC, which is the sole member of OEP Holdings LLC, which is the sole member of JPMC Heritage, which is the general partner of OEP General Partner III L.P., which is the general partner of Heritage III. As such, each of OEP Holding LLC, JPMC Heritage and OEP General Partner III L.P. may be deemed to have or share beneficial ownership of the common stock held directly by Heritage III. OEP II Partners Co-Invest is subject to certain contractual agreements and statutory obligations to acquire and vote shares side-by-side with Heritage III. By virtue of these agreements and obligations, JPMorgan Chase may be deemed to have or share beneficial ownership over the shares held directly by OEP II Partners Co-Invest. Notwithstanding the above, JPMorgan Chase does not directly or indirectly own any interest in OEP II Partners Co-Invest. The business address of OEP II Partners Co-Invest is 510 Madison Ave., 19th Floor, New York, NY 10022. The business address of each of the other JPMorgan Reporting Persons is as follows: JPMorgan Chase, 383 Madison Avenue, New York, New York 10179, and each of JPMC Heritage and Heritage III, 277 Park Avenue, New York, New York 10172.

(10)
Based solely on a Schedule 13D filed with the SEC on March 13, 2020, reporting the beneficial ownership of 25,796,395 shares of our common stock, each of Equiom (Guernsey) Ltd. and ECI Holding (Hungary) Kft. (Swarth), reported shared voting and dispositive powers with respect to all 25,796,395 shares, and sole voting and sole dispositive powers with respect to none of the shares. Of the 25,796,395 shares of our common stock, 1,454,545 shares are held in escrow and are subject to forfeiture during a period of up to five years following the ECI Merger to satisfy certain potential liabilities under the merger agreement. As described elsewhere in this Proxy Statement, Swarth has granted an irrevocable proxy to Ribbon to vote the shares of Ribbon common stock held by Swarth that represent more than 9.99% of the consolidated voting power of all issued and outstanding Ribbon common stock pro rata in accordance with how the other holders of Ribbon common stock vote their shares, and such proxy will remain in place until CFIUS approval is obtained. The principal business address and principal office address of Equiom (Guernsey) Ltd. is P.O. Box 175, Frances House, Sir William Place, St. Peter Port, Guernsey, GY1 4HQ. The principal business address and principal office address of ECI Holding (Hungary) Kft. is Dohany utca 12, Budapest, H-1074 Hungary.

TRANSACTIONS WITH RELATED PERSONS

              The Board adopted a written related person transaction policy, which sets forth our policies and procedures for the review, approval or ratification of any transaction required to be reported in our filings with the SEC. Under the policy, any potential related person transactions must be reported to our general counsel, who is responsible for determining whether such transactions constitute related person transactions subject to the policy. Our general counsel is required to present to the Audit Committee each proposed related person transaction. The Audit Committee may approve or ratify the transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in the best interests of the Company and its stockholders, as the Audit Committee determines in good faith. The Audit Committee may, in its sole discretion, impose such conditions as it deems appropriate on the Company or the related person in connection with approval of the related person transaction. If the Audit Committee does not approve or ratify a related person transaction, such transaction will not be entered into or will be terminated, as the Audit Committee directs.

              The following are certain transactions, arrangements and relationships with our directors, executive officers and stockholders owning 5% or more of our outstanding common stock since January 1, 2019.

Stockholders Agreement

              On March 3, 2020, the Company entered into the Stockholders Agreement with the JPM Stockholders and Swarth. The Stockholders Agreement provides the JPM Stockholders and Swarth with certain Board and Board committee designation rights as described above under "Corporate Governance—Board Composition and Stockholders Agreement" and "Corporate Governance—Board Committees," and contains certain voting commitments as described in "Proposal 1—Election of Directors".

    Standstill Restrictions

              The Stockholders Agreement contains certain standstill provisions restricting the JPM Stockholders and Swarth from acquiring (or seeking or making any proposal or offer with respect to acquiring) additional shares of Ribbon common stock or any security convertible into Ribbon common stock or any assets, indebtedness or businesses of Ribbon common stock or any of its subsidiaries. Certain customary exclusions apply, and acquisition of shares of Ribbon common stock by a Ribbon stockholder will be permitted so long as such acquisition would not result in such stockholder and its affiliates beneficially owning a number of Ribbon common stock that is greater than 120% of the number of voting shares of Ribbon common stock held by the JPM Stockholders or Swarth, as applicable, at the closing of the ECI Merger (or such lower number as specified in the Stockholders Agreement).

              The standstill restrictions apply from the date of the Stockholders Agreement until the earlier of (i) the entry by Ribbon into a definitive agreement constituting a change of control transaction as discussed in further detail below and (ii) such date as the JPM Stockholders or Swarth, as applicable, no longer has a right to designate any members of the Board.

    Change of Control

              Without the approval of a majority of the disinterested directors serving on the Board, neither the JPM Stockholders nor Swarth may enter into or affirmatively support any transaction resulting in a change of control of Ribbon in which any such stockholder receives per share consideration as a holder of Ribbon common stock in excess of that to be received by other holders of Ribbon common stock.

    Transfer Restrictions

              Without the approval of a majority of the disinterested directors serving on the Board:

    •
    For 180 days following the ECI Closing Date (the "Initial Lock-Up Period"), neither the JPM Stockholders nor Swarth may transfer any shares of the Company common stock that it beneficially owns (except to a permitted transferee that agrees to hold shares subject to the terms of the Stockholders Agreement). Thereafter, until three years following the ECI Closing Date, no JPM Stockholder nor Swarth may transfer any shares of Ribbon common stock that it beneficially owns if such transfer involves more than 15% of the outstanding shares of Ribbon common stock or if the transferee would own 15% or more of the outstanding shares of Ribbon common stock following such transfer, other than to a permitted transferee that agrees to be subject to the Stockholders Agreement or pursuant to a regulatory requirement;

    •
    For 180 days following the Initial Lock-Up Period, neither the JPM Stockholders nor Swarth may transfer voting shares of Ribbon common stock representing more than 50% of the shares of Ribbon common stock that such stockholder in the aggregate beneficially owns as of the ECI Closing Date other than (A) pursuant to a Marketed Underwritten Public Offering (as defined in the Registration Rights Agreement), (B) to a permitted transferee that agrees to hold shares subject to the terms of the Stockholders Agreement or (C) pursuant to a regulatory requirement.

    Termination

              The Stockholders Agreement will terminate by mutual consent of Ribbon, a majority in interest of the JPM Stockholders and Swarth (including the approval by a majority of Independent Directors) or with respect to either the JPM Stockholders or Swarth, on the date that such stockholder ceases to beneficially own 2% or more of the issued and outstanding Ribbon common stock.

Registration Rights Agreement

              On March 3, 2020, the Company entered into a First Amended and Restated Registration Rights Agreement (the "Registration Rights Agreement") with the JPM Stockholders and Swarth.

              Under the Registration Rights Agreement, certain holders of Ribbon common stock were granted certain registration rights beginning on the 180th day following the ECI Closing Date, including (i) the right to request that Ribbon file an automatic shelf registration statement and effect unlimited underwritten offerings pursuant to such shelf registration statement; (ii) unlimited demand registrations; and (iii) unlimited piggyback registration rights that allow holders of registrable shares to require that shares of Ribbon common stock owned by such holders be included in certain registration statements filed by Ribbon, in each case subject to the transfer restrictions contained in the Stockholders Agreement. In connection with these registration rights, Ribbon has agreed to effect certain procedural actions, including taking certain actions to properly effect any registration statement or offering and to keep the participating Ribbon stockholders reasonably informed with adequate opportunity to comment and review, as well as customary indemnification and contribution agreements.

Promissory Note

              In connection with the GENBAND Merger, on October 27, 2017, the Company issued a promissory note for $22.5 million to certain former equity holders of GENBAND, including certain affiliates of the JPM Stockholders (the "Promissory Note"). The Promissory Note did not amortize and the principal thereon is payable in full on the third anniversary of its execution. Interest on the Promissory Note was payable quarterly in arrears and accrues at a rate of 7.5% per year for the first six months after issuance, and thereafter at a rate of 10% per year. The failure to make any payment under the Promissory Note when due and, with respect to payment of any interest, the continuation of such failure for a period of thirty days thereafter, constituted an event of default under the Promissory Note. If an event of default occurred under the Promissory Note, the payees may declare the entire balance of the Promissory Note due and payable (including principal and accrued and unpaid interest) within five business days of the payees' notification to the Company of such acceleration. At December 31, 2018, the Promissory Note balance was $24.1 million, comprised of $22.5 million of principal plus $1.6 million of interest converted to principal. On April 29, 2019, concurrently with the closing of the Company's credit facility, the Company repaid in full all outstanding amounts under the Promissory Note, totaling $25 million and comprised of $23 million of principal plus $2 million of interest converted to principal. The Company did not incur any early termination penalties in connection with this repayment.

COMPENSATION COMMITTEE REPORT

              The information contained in this report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the U.S. Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

              The Compensation Committee consists of Bruns H. Grayson and Beatriz V. Infante. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by, COMPENSATION COMMITTEE: Bruns H. Grayson Beatriz V. Infante

COMPENSATION DISCUSSION AND ANALYSIS

              The following discussion and analysis contain statements regarding performance targets and goals of the Company. These targets and goals are discussed in the limited context of our compensation programs and should not be understood to be statements of management's expectations or estimates of results or other guidance. Investors should not apply these statements to other contexts.

Overview

              This section explains our compensation philosophy, describes the material components of our executive compensation program for our named executive officers ("NEOs"), whose compensation is set forth in the 2019 Summary Compensation table and other compensation tables contained in this Proxy Statement, and provides an overview of our executive compensation philosophy and program.

2019 Named Executive Officers

    •
    Franklin (Fritz) W. Hobbs, former President and Chief Executive Officer

    •
    Steven Bruny, Executive Vice President, Sales, Americas Region and former Interim Co-President and Chief Executive Officer

    •
    Kevin Riley, Executive Vice President, Chief Technical Officer and former Interim Co-President and Chief Executive Officer

    •
    Daryl E. Raiford, Executive Vice President, Chief Financial Officer

    •
    Justin K. Ferguson, Executive Vice President, General Counsel

    •
    John McCready, Executive Vice President, Chief Transformation Officer

    •
    Anthony Scarfo, Executive Vice President and General Manager, Cloud and Edge Business

    •
    Michael Swade, former Executive Vice President, Global Sales

    •
    David Walsh, former Founder and President, Kandy

Successful Leadership Transition

              During fiscal 2019 through March 2020, we completed various management transitions consistent with an orderly approach to long-term succession planning.

              Effective January 14, 2019, Mr. Swade stepped down from his position as the Company's Executive Vice President, Global Sales. Mr. Swade remained employed through March 31, 2019 to provide transition assistance to the Company's sales organizations. The fiscal 2019 compensation described in this Proxy Statement relates to his service in his previous role with us through March 31, 2019 and the severance terms to which he was entitled under his letter agreement with us.

              In addition, Mr. Walsh stepped down as Founder and President, Kandy for the Company, effective February 1, 2019. Mr. Walsh continued to provide business advisory consulting services to us through October 21, 2019. The fiscal 2019 compensation described in this Proxy Statement relates to his service in his previous role as Founder and President, Kandy through February 1, 2019 and as a consultant from February 2, 2019 through October 21, 2019, and the severance terms to which he was entitled under his letter agreement with us.

              As of November 13, 2019, Mr. Hobbs no longer served as our President and Chief Executive Officer. On November 13, 2019, our Board appointed Steven Bruny, our then-Executive Vice President, Global Sales and Services, and Kevin Riley, our then-Executive Vice President, Advanced Research and Development and Chief Technology Officer, to the additional role of Interim Co-Presidents and Chief Executive Officers, to assume the duties of our President and Chief Executive Officer while our Board searched for a permanent successor to Mr. Hobbs.

              On February 17, 2020, our Board appointed Mr. McClelland as President and Chief Executive Officer and elected him as our director on March 1, 2020. Upon Mr. McClelland's appointment, Mr. Bruny and Mr. Riley resigned as Interim Co-Presidents and Chief Executive Officers of the Company. After their transition from their interim roles, Mr. Bruny now serves as our Executive Vice President, Sales, Americas Region and Mr. Riley now serves as Executive Vice President, Chief Technical Officer.

Executive Summary of 2019 Executive Compensation Decisions

              We believe that our executive compensation program supports our business strategies and talent management objectives and is consistent with sound governance practices that are intended to best serve our stockholders' long-term interests. In making its compensation decisions for 2019, the Compensation Committee considered, among other things, our financial and operational results for the year, the result of the say-on-pay vote at our 2019 annual meeting of stockholders, and the achievement of the compensation objectives set by the Compensation Committee. The components of the NEOs' 2019 compensation and the key decisions underlying such components are described below:

2019 Target Compensation Components of CEO and Other Named Executive Officers
(as a Percentage of Total Direct Compensation)

              Our senior executives are responsible for achieving both short- and long-term performance goals critical to our long-term success. Accordingly, compensation is weighted more heavily towards rewarding variable compensation as an individual rises within the organization as evidenced by the fact that at least 62% of the total direct compensation of each NEO and 91% of the CEO, was comprised of target bonus and equity awards.

Executive Compensation Highlights

              In 2018, the Compensation Committee reviewed and updated its pay practices to align with the combined goals and objectives of the post-GENBAND Merger business and adopt good pay practices from both Sonus and GENBAND, where appropriate, to support the Company's strong governance and pay for performance compensation philosophy. The Compensation Committee continued to implement substantially the same pay practice structure in 2019.

Our Guiding Compensation Philosophy

              Our compensation philosophy and practices are an important part of our business strategy. We have a rigorous performance and compensation management system and we believe our compensation processes and programs are aligned to provide strong incentive for success while appropriately balancing risk. In setting policies and practices regarding compensation, our guiding philosophy is that our compensation programs should:

              We seek to accomplish these objectives by providing independent Compensation Committee oversight; avoiding overly rigid, formulaic or short-term oriented goals; encouraging and rewarding outstanding initiative, achievement, teamwork and a shared success environment; and reinforcing critical measures of performance derived from our business strategy and key success factors. These objectives, and our general compensation philosophy, are reviewed on an annual basis and updated as appropriate.

              Some of the highlights of our compensation programs and practices are as follows:

    •
    Increased emphasis on key elements of the business through linkage to performance-based long-term incentives.  For 2019, the Company continued its long-term incentive program, which was redesigned in 2018, to grant PSUs for our CEO and his direct reports. The redesigned program places greater emphasis on the use of performance-based incentives in the long-term incentive program while maintaining a retentive effect of a three-year vesting period. For 2019, the equity compensation mix for our CEO was weighted more heavily toward performance-based compensation, with PSUs representing approximately 50% of his total equity compensation and RSUs representing approximately 50% of his total equity compensation. For 2019, the average compensation mix for the remaining NEOs was also weighted more heavily toward performance-based compensation, with PSUs representing approximately 24% of their total direct compensation, RSUs representing approximately 24% of their total direct compensation, target bonus representing approximately 23% of their total direct compensation and base salaries, representing approximately 29% of their total direct compensation.

    •
    Redesigned PSU component for 2019 and granted to all executive officers.  For 2019, we granted PSUs to our executive officers, including our CEO, with vesting based upon (i) attainment of a Company growth objective (annual pre-bonus adjusted EBITDA) and results of our stock performance (the Company's total shareholder return ("TSR") relative to the TSR of certain companies included in the Russell 2500 Telecommunications Sub Sector Index at the time of grant for a three-year period) and (ii) continued employment for three years after the grant date of the PSUs.

    •
    Adopted key compensation practices.  In 2019, we adopted amended and restated share ownership guidelines and an amended and restated insider trading policy, which our Board believed were consistent with good governance practices. Our amended and restated share ownership guidelines apply to our CEO, our other Section 16 reporting officers, and our non-employee directors. These guidelines generally require the holding of shares with a fair market value equal to six times the annual base salary for our CEO within six years of becoming our CEO, two times the annual base salary of our Section 16 reporting officers within five years of becoming a Section 16 reporting officer, and the retention of all shares until retirement for our non-employee directors. Our amended and restated insider trading policy contains stringent restrictions on transactions in Company common stock by directors and officers and was amended and restated in 2019 to prohibit all executive officers and directors from engaging in transactions involving hedging, monetization, margin accounts, pledges, puts, calls and other derivative securities.

Consideration of Stockholder Say-on-Pay Vote

              The Compensation Committee has historically considered the outcome of the Company's annual say-on-pay vote when making decisions regarding the Company's executive compensation program, including engaging in shareholder outreach, and in 2019, we considered the outcome of the advisory vote when determining the terms and conditions of 2019 compensation. In 2019, we engaged with our largest stockholder, through Mr. Smith, our non-employee director, to discuss matters relating to the compensation of our executive officers, generally. Additionally, in 2019, we met with investors regularly to discuss matters of interests to such stockholders.

              Moreover, in each of 2018, 2019 and 2020, we engaged with our compensation consultants to review and update our executive compensation program in a manner that we believe reflects the goals of our current business, and certain of the material aspects of the updated compensation program are described in this Compensation Discussion and Analysis section. While we believe our updated program provides the appropriate incentives and pay-for-performance culture for our NEOs, the Compensation Committee intends to continue to review our compensation practices in the future based on the results of say-on-pay votes and to engage stockholders for input into the Company's pay practices, where appropriate.

Overview of the Company's Compensation Program

              The Company's executive compensation programs are administered by the Compensation Committee. In addition to attracting and retaining high caliber executives, the components of the executive compensation program are designed to reward both annual and long-term business performance. Additionally, other factors are critical, such as the successful execution of corporate strategies and fostering and driving continuous improvement and a high-performance culture.

Who Oversees the Company's Compensation Program?

              The Compensation Committee.    The Compensation Committee, which is comprised entirely of independent directors as defined by the independence standards of the Nasdaq Stock Market Rules, is primarily responsible for overseeing the Company's executive compensation program, after considering advice from an independent compensation consultant regarding competitive market pay practices. Our Board sets the overall corporate performance objectives for each year, while the Compensation Committee determines and approves the compensation level for the CEO; reviews and sets compensation levels of other key executive officers; evaluates the performance of these executives; and evaluates and approves all grants of equity-based compensation to the CEO and the other executive officers. All decisions regarding the CEO's compensation are made by the Compensation Committee in executive session without the CEO present. After the end of the fiscal year, the Compensation Committee reviews the actual corporate performance to determine the appropriate bonus amount, if any, to be paid to each eligible executive officer.

              Role of the Compensation Consultant.    The duties of the compensation consultant we engage are generally to evaluate executive compensation, perform an analysis on realized pay alignment with financial and stock performance, discuss general compensation trends, provide competitive market practice data and benchmarking, participate in the design and implementation of certain elements of the executive compensation program, and assist our CEO in developing compensation recommendations to present to the Compensation Committee for the other executive officers. The compensation consultant provides the Compensation Committee with advice, consultation and market information on a regular basis, as requested, throughout the year. The Compensation Committee may accept, reject or modify any recommendations by compensation consultants or other outside advisors.

              Since December 2017, FW Cook has served as the compensation consultant of the Compensation Committee and has advised the Compensation Committee regarding its compensation decisions. The Compensation Committee assessed FW Cook's independence relative to standards prescribed by the SEC and determined that no conflicts existed.

              Roles of the Chief Executive Officer and the Senior Vice President of Human Resources.    The CEO, in consultation with the Compensation Committee's compensation consultant, develops compensation recommendations for the Compensation Committee to consider for Company's executives, excluding the CEO. The CEO considers various factors when making individual compensation recommendations, including the relative importance of the executive's position within the organization, the individual tenure and experience of the executive, and the executive's individual performance and contributions to the Company's results.

              The Senior Vice President of Human Resources works with the CEO to monitor existing compensation plans and programs applicable to the NEOs and other executives, to recommend financial and other targets to be achieved under those plans and programs, to prepare analyses of financial data, peer comparisons and other briefing materials for the Compensation Committee to aid in making its decisions and, ultimately, to implement the decisions of the Compensation Committee.

              The Compensation Committee considers, but is not bound by, recommendations made by Company management regarding the compensation of the Company's executives, excluding the CEO. The Compensation Committee determines the CEO's compensation in its sole discretion.

    Competitive Benchmarking

              As part of the ongoing assessment of our executive compensation program, the Compensation Committee, with the assistance of its compensation consultant, reviews market compensation data, including the compensation practices of selected similar companies. Accordingly, the Compensation Committee updates the peer group from time to time in order to ensure that the Company's executive compensation program remains competitive and in line with market compensation data. The peer group generally consists of publicly-traded information technology companies that are in the communications equipment and related sub-industries with market capitalization and revenue in a similar range to that of the Company. The compensation consultant reviews the business descriptions of potential peer companies to identify businesses generally in the telecommunications and/or networking industries. Then, the Compensation Committee considers factors, such as executive talent and business-line competitors, global scope and complexity, research and development expenses, and market capitalization-to-revenue multiples, when selecting peers.

              For executive compensation relating to 2019, at the recommendation of FW Cook, the Compensation Committee approved changes to the Company's peer group in September 2018 to remove BroadSoft, Inc. and ShoreTel, Inc. because they were acquired by Cisco Systems, Inc. and Mitel Networks Corporation, respectively. Further, the Compensation Committee identified two replacement companies as new peers: CalAmp Corp. and Sierra Wireless, Inc. In identifying new peer companies, the Compensation Committee reviewed companies based on the following characteristics: (1) size and scale—approximately the Company's size between one-third times and three times revenue and market capitalization; (2) industry focus—information technology sector; and (3) competition—companies with which Ribbon competes in its industry.

              In October 2019, the Compensation Committee confirmed that such peer group as determined in September 2018 would remain the same for purposes of the Company's 2020 compensation comparisons; however, Mitel Networks Corporation and Oclaro, Inc. are no longer peer companies as a result of being acquired by other companies. We believe that the remaining peer group companies continue to represent a reasonable size match to Ribbon in terms of revenue, market capitalization, and number of employees, and the group as a whole continues to represent a reasonable match to Ribbon in business content. Additionally, in determining that the peer group would remain the same for 2020 as was determined in September 2018 (with the exception of Mitel Networks Corporation and Oclaro, Inc.), the Compensation Committee considered the impact of the potential acquisition of ECI. FW Cook compiled compensation information from the peer group based on the publicly-filed documents of each member of the peer group.

Ribbon Fiscal 2019 Executive Compensation Peer Group Companies

ADTRAN, Inc.	Applied Optoelectronics, Inc.	CalAmp Corp.	Calix, Inc.

Comtech Telecommunications Corp.	CSG Systems International, Inc.	Extreme Networks, Inc.	F5 Networks, Inc.

Finisar Corporation	Harmonic Inc.	Infinera Corporation	Mitel Networks Corporation (1)

NETGEAR, Inc.	Oclaro, Inc. (1)	Sierra Wireless, Inc.	Viavi Solutions Inc.

(1)
No longer represents peer group companies with respect to 2020 compensation.

    Compensation Components

              The Compensation Committee annually reviews fixed and variable compensation received by our NEOs, including base salary, annual and long-term incentives, equity awards, and total equity in the Company. Our executive compensation program has four major components that support the Company's compensation objectives, each of which is discussed in detail below. Such major components reflect the compensation provided to our NEOs in 2019. The Compensation Committee reviews the executive compensation program on an annual basis and, in connection with its review of the Company's 2019 performance period, the compensation of all of our current executive officers has been streamlined into a structure similar to the below.

              Compensation Mix.    A significant portion of our executive officers' total direct compensation (which includes base salary, cash bonus and equity-based incentives) opportunity is attributable to variable compensation—that is, the amount our executives earn is dependent upon Company performance. With the exception of Mr. Walsh, who did not receive any equity awards in 2019, and Mr. Swade, who solely received 14,085 shares in respect of 2018 performance as a result of his 2018 stock-for-cash bonus election, the 2019 equity-based component of our NEO's total compensation consisted primarily of RSUs and PSUs, each of which vest over time (and, in the case of the PSUs, company performance), if at all, and the value of which is tied to the value of the Company's common stock. These variable elements were intended to align the executives' performance and interests with Company performance and long-term stockholder value.

              The table below generally summarizes the elements of our compensation program for our NEOs in 2019:

Element	Form of Compensation	Purpose	Link to Company Performance

Base Salaries	Cash	Provide competitive, fixed compensation to attract and retain exceptional executive talent	Low

Annual Cash Incentives	Cash	Provide a direct incentive to achieve strong annual operating results	High

Long-Term Equity Incentives	RSUs and PSUs	Encourage executive officers to build and maintain a long-term equity ownership position in Ribbon so that their interests are aligned with those of our stockholders	High

Health, Retirement and Other Benefits	Eligibility to participate in benefit plans generally available to our employees, including 401(k) plan, premiums paid on long-term disability and life insurance	Benefit plans are part of a broad-based employee benefits program
		Except in limited circumstances as discussed in the footnotes of our Summary Compensation Table, our executives do not generally receive any material nonqualified deferred compensation plans or perquisites.	Low

              How Target Levels of Compensation are Determined.    In determining the amount of compensation to pay our NEOs, the Compensation Committee considers factors such as the executive officer's role within the Company and the level of responsibility, skills and experiences required by the position, the executive officer's qualifications, our ability to replace such individual and the overall competitive environment for executive talent. The Compensation Committee also considers the Company's performance, the executive's performance, the Compensation Committee's view of internal equity and consistency and other considerations it deems relevant. In analyzing these factors, the Compensation Committee reviews competitive compensation data gathered in comparative surveys

(benchmarking and peer group data). The Compensation Committee does not have a policy for allocating target compensation among the various elements in any particular ratio, but generally attempts to provide an allocation similar to that used by other companies with whom the Company competes for executive talent using the peer data provided by our outside compensation consultant. Of the elements of total direct compensation, only base salary is fixed compensation, while cash bonuses and equity-based awards are both variable compensation and contingent on Company or stock performance.

    2019 Compensation Payouts

              The established targets for individual components and overall executive compensation are designed to be competitive in order to attract, motivate and retain the executives necessary to drive and achieve the Company's objectives. In some cases, individual components may be over or under market (in order to emphasize a particular element or if individual circumstances dictate), but we believe that the total compensation package is market competitive for executives with the necessary backgrounds and skill sets. The Compensation Committee believes that the overall compensation program serves to balance the mix of cash and equity compensation with the mix of short- and long-term compensation for our NEOs.

              Base Salary.    Base salaries are designed to reflect the scope of responsibilities, performance and competencies of the individual executives, and the relation of that position to other positions in the Company and the external benchmark data for similar positions at peer companies. Each NEO's salary and performance are reviewed annually as well as at the time of a promotion or other change in responsibilities.

              In 2019, no changes were made to any NEO's base salary in connection with the annual compensation review, appointment to interim CEO position (as applicable), or otherwise.

              Annual Cash Bonuses.    Annual cash incentives provide NEOs with the opportunity to earn additional cash compensation beyond base salary. The eligibility for an annual cash bonus creates an incentive to achieve desired near-term corporate goals that are in furtherance of the Company's long-term objectives. The compensation program establishes target bonuses for each NEO. Cash bonuses are expected to represent a substantial part of total compensation for our NEOs, if earned.

              Senior Management Cash Incentive Plan.    For 2019, the Company sponsored one cash incentive plan—the Senior Management Cash Incentive Plan (the "SMCIP")—that covered all of the NEOs. The 2019 annual cash incentive plan for each NEO was calculated pursuant to a fixed formula based solely on the achievement of two metrics—75% weighted to the Company's pre-bonus adjusted earnings before interest, taxes, depreciation and amortization ("pre-bonus Adjusted EBITDA") and 25% weighted to an individual performance metrics as determined by the Compensation Committee. Following completion of the year, the Compensation Committee determined the 2019 cash bonus payout for each NEO. Such payout was calculated by multiplying the aggregate percentage achievement of the two metrics by the bonus at target for each such NEO, subject to any adjustments determined appropriate by the Compensation Committee.

              The performance targets relating to the Company's pre-bonus Adjusted EBITDA under the SMCIP for each of the NEOs as well as the actual results of these financial measurements for 2019 were as follows:

	Target SMCIP Bonus Metrics			Actual 2019

Performance Levels	Minimum	Target	Maximum	Results

Pre-Bonus Adjusted EBITDA Metric (in millions)*	$100.0	$123.80	$133.78	$107.34

Company Performance Payout (as a percentage of the portion of the cash bonus related to the Company performance measure)	0%	100%	200%	30.5%

*
In July 2019, the Compensation Committee used its discretion to revise the metrics relating to the pre-bonus Adjusted EBITDA as a result of the revision to the Company's calculation of non-GAAP Adjusted EBITDA for SEC reporting purposes and alignment to the Company's guidance. Accordingly, the Company calculated the pre-bonus Adjusted EBITDA component of the SMCIP as net income (loss) of the Company for the applicable annual performance period, excluding the following items: interest income (expense), net; income tax benefit (provision); depreciation and amortization; impairment of intangible assets; adjustments to revenue and cost of revenue related to revenue reductions resulting from purchase accounting; adjustments for the amount of written-off deferred revenue related to the adoption of Accounting Standards Codification 606; stock-based compensation expense; settlement expense; certain litigation costs; acquisition- and integration-related expense; acquisition-related facilities adjustments; restructuring expense; and other income, net, and any other adjustments to the Company's net income (loss) used to calculate the Company's public disclosure of the term "Adjusted EBITDA." "Adjusted EBITDA" was calculated consistently with the Company's existing public disclosure of adjusted EBITDA; provided, however, that notwithstanding anything to the contrary contained herein, "pre-bonus Adjusted EBITDA" was calculated by adjusting the publicly disclosed Adjusted EBITDA for cash bonus expense. The 2019 "Target" and "Maximum" performance levels were adjusted to reflect the updated bonus pool as of the end of 2019, taking into account bonus pool increases or decreases, as applicable, throughout the year due to employee attrition, terminations, hiring as well as compensation changes.

The Company's achievement of its 2019 pre-bonus Adjusted EBITDA performance goal was measured on a straight-line interpolation between the "Minimum" and "Target" performance and bonus payout levels, if applicable, and the "Target" and "Maximum" performance and bonus payout levels, if applicable.

              The individual performance metrics for each of the remaining NEOs are described below:

    •
    Mr. Hobbs' individual performance metrics were as follows: ensure the Company meets or exceeds its Adjusted EBITDA target; continue to explore strategic business combination opportunities; develop and promote a high performing culture; create platforms for further growth and consolidation; and improve coverage and performance in the stock market.

    •
    Mr. Bruny's individual performance metrics were as follows: meet or exceed the 2019 revenue target; manage key sales strategies; continue to optimize the global services team; and retain critical resources.

    •
    Mr. Riley's individual performance metrics were as follows: drive analytics product growth; shift architecture focus; optimize corporate technology strategy and innovation; and partner with executive team to meet or exceed EBITDA target.

    •
    Mr. Raiford's individual performance metrics were as follows: improve forecast cycle timeline; ensure accurate and timely close process and statutory financials; restructure product hierarchy and support revenue reporting; simplify commissions forecasting and accounting; finalize international integration and legal entity merge and retain critical resources.

    •
    Mr. Scarfo's individual performance metrics were as follows: meet all product deliverables and roadmap schedules; exceed product and maintenance revenue targets; obtain Federal certification on specified products; complete consolidation of manufacturing operations; focus on process improvement and retain critical resources.

    •
    Mr. Ferguson's individual performance metrics were as follows: support integration of the Company's acquisitions; successfully manage litigation activities; negotiate and close business combination targets of the Company; retain critical legal department resources and ensure timely SEC filings.

    •
    Mr. McCready's individual performance metrics were as follows: drive business combination strategy; support investor relations activities; maintain active acquisition pipeline and successfully integrate acquisitions to ensure business performance and achievement of synergies.

              The individual performance component for each participating NEO was equal to 25% of such NEO's total cash bonus eligibility. As a result, the following amounts were eligible to be earned under the individual performance component at target: $87,500 for each of Messrs. Bruny, Riley and Scarfo; $93,750 for Mr. Raiford; $43,750 for Mr. Ferguson; and $37,500 for Mr. McCready.

              Taking into account performance against the above-referenced metrics for each participating NEO, each such NEO would have achieved 100% of his target individual performance. However, the Compensation Committee retained discretion to reduce overall bonuses under the SMCIP and, after consideration of the Company performance metric, used such discretion to reduce the portion of each NEO's bonus related to individual performance to 30.5% of his target individual performance level.

              The amounts paid under the SMCIP for 2019 were as follows:

		Amounts Earned Under SMCIP

NEO and Principal Position++	Full Year Cash Bonus Eligibility	Company Performance Component	Individual Performance Component*	Total Amount Earned Under SMCIP**	Total Received Under SMCIP***

Franklin W. Hobbs+	$500,000	$114,375	$125,000	$239,375	$152,462

Steven Bruny	$350,000	$80,062.50	$87,500	$167,593	$106,723

Kevin Riley	$300,000	$68,625.00	$87,500	$143,625	$91,477

Daryl E. Raiford	$375,000	$85,781.25	$93,750	$179,531	$114,347

Anthony Scarfo	$350,000	$80,062.50	$87,500	$167,563	$106,723

Justin K. Ferguson	$175,000	$40,031.25	$43,750	$83,781	$53,362

John McCready	$150,000	$34,312.50	$37,500	$71,813	$45,739

*
Taking into account performance against the above-referenced metrics for each participating NEO, each such NEO would have achieved 100% of his target individual performance and this column reflects the amounts earned based on such achievement. However, the Compensation Committee retained discretion to reduce overall bonuses under the SMCIP and, after consideration of the Company performance metric, used such discretion to reduce the portion of each NEO's bonus related to individual performance to 30.5% of his target individual performance level.

**
Amounts represent the bonuses that would have been received based upon the fixed formula under the SMCIP, assuming a 30.5% level of achievement for the pre-bonus Adjusted EBITDA metric and 100% level of achievement for the individual performance metric. Such amounts were, however, reduced by the Compensation Committee in its discretion as described above.

***
Amounts represent the bonuses actually received by the NEOs, taking into account the Compensation Committee's use of negative discretion to adjust the individual performance component payout to 30.5% achievement, equivalent to the level of achievement of the metric relating to the Company's pre-bonus Adjusted EBITDA in 2019.

+
While Mr. Hobbs was not employed as of December 31, 2019, he still received his cash bonus pursuant to the terms of his severance agreement with us. For more details, please see "Severance and Change of Control Benefits—Franklin Hobbs" below.

++
Effective January 14, 2019, Mr. Swade stepped down from his position as our Executive Vice President, Global Sales. Effective February 1, 2019, Mr. Walsh stepped down as Founder and President, Kandy. As a result of their departures in 2019, neither Mr. Swade nor Mr. Walsh was eligible to receive any cash bonus for the 2019 fiscal year.

              Equity-Based Incentives.    Equity-based incentives are provided to executives whose decisions and actions have a direct impact upon our long-term performance and success. RSUs and PSUs were granted to our executive officers in 2019 to link their compensation directly to our long-term success, which aligns with the Compensation Committee's philosophy a significant portion of each NEO's target total direct compensation should be made in the form of equity compensation due to its strong long-term alignment with stockholder interests. In determining the size of the RSU and PSU awards granted to each executive officer in 2019, the Compensation Committee considered the executive officer's role, past performance, anticipated contribution to our long-term goals and market data for executive officers in similar roles at peer companies. Equity granted in prior years and existing levels of stock ownership were also taken into consideration. While the Compensation Committee considers the compensation of our peer group companies' senior executives, it does not benchmark a particular percentile for the total compensation of our NEOs or for any component thereof. The size of the awards is not determined by application of any formula, but rather reflects the Compensation Committee's subjective desire to encourage and reward high levels of performance.

              2019 Equity Awards.    In 2019, we made annual equity grants to our NEOs as shown below. A description of such equity awards that were granted in 2019 to our NEOs follows:

Named Executive Officer*	Restricted stock units (#)	Restricted shares (#)	Performance-based stock units (#)

Franklin W. Hobbs	483,203	—	383,143

Steven Bruny	102,296	—	71,840

Kevin Riley	51,742	—	38,315

Daryl E. Raiford	92,358	—	67,050

Anthony Scarfo	95,254	—	71,840

Justin Ferguson	77,390	—	62,262

John McCready	53,855	—	38,315

Michael Swade	—	—	—

*
Effective February 1, 2019, Mr. Walsh stepped down as Founder and President, Kandy. Mr. Walsh did not receive any equity grants during the 2019 fiscal year.

              2019 RSUs.    With the exception of Messrs. Swade and Walsh, in June 2019, each NEO received 50% of the 2019 equity grant in the form of RSUs that vest over three years, with one-third of the units vesting on the first anniversary of the grant date and thereafter, one-sixth of the remaining RSUs vesting every six months, in each case, subject to the NEO's continued employment with the Company.

              2019 PSUs.    With the exception of Messrs. Swade and Walsh, in March 2019, each NEO received 50% of the 2019 equity grant in the form of PSUs, which had both performance and service conditions (the "2019 PSUs"). Such 2019 PSUs would vest based on the achievement of two separate metrics related to the Company's financial performance:

  1.
  Pre-bonus Adjusted EBITDA (60%) performance goals are determined by the Compensation Committee on an annual basis and measured at the end of each of the one-year periods from fiscal year 2019 through fiscal year 2021. Accordingly, the 2019 PSUs subject to these performance goals (the "Performance PSUs") are based on three one-year performance periods, such that the 2019 PSUs will vest on the third anniversary of the grant date, or March 15, 2022, to the extent of achievement, as measured by the Compensation Committee at the end of the 2019, 2020 and 2021 fiscal years, respectively.

  2.
  Relative Total Shareholder Return ("Relative TSR") (40%) performance goals are based on Company TSR relative to the TSR of each of the companies in the Russell 2500 Telecommunications Sub Sector Index (the "Index") as comprised at the time of grant for the full three-year period measured by the Compensation Committee pursuant to the terms set forth below and in accordance with the percentile targets noted in the table below. The PSUs subject to the TSR performance goal (the "TSR PSUs") will vest on the third anniversary of the grant date to the extent the applicable

    Relative TSR is achieved as measured at the end of the three-year performance period from fiscal year 2019 to fiscal year 2021.

              The Company's achievement of the performance goal for 2019 (and the satisfaction of the performance-based vesting condition of the Performance PSUs as a result thereof) were measured on a linear sliding scale in relation to minimum, target and maximum performance goals. The number of PSUs that were eligible to vest relating to the 2019 pre-bonus Adjusted EBITDA metric would in no event exceed 200% of the Performance PSUs. In February 2020, the Compensation Committee determined that the performance metrics for the Performance PSUs had been achieved at the 30.5% achievement level. The performance period for the TSR PSUs has not yet been completed. The details relating to the vesting of the Performance PSUs as well as the actual results of these financial measurements for 2019 (as determined in March 2020) were as follows:

TARGET 2019 PSU Metrics

PSU Payout for 2019 Pre-Bonus Adjusted EBITDA Metric	Pre-Bonus Adjusted EBITDA (60% weighting)	PSU Payout for Relative TSR Achievement Metric	Relative TSR Achievement (40% weighting)

0%	$100,000,000	50%	25th percentile

100%	$123,800,000	100%	50th percentile

200%	$133,780,000	200%	75th percentile

ACTUAL Results for 2019 (in millions, except percentages and shares underlying PSUs)

Bonus Payout	Pre-Bonus Adjusted EBITDA	Relative TSR*

Actual Achievement	$107,336,000	N/A

Percentile	30.5%	N/A

% Weighting	60%	40%

Individual Metric % Achievement	18.2954%	N/A

*
Even though all of the conditions underlying the TSR PSUs have not yet been met, for purposes of determining the achievement of the TSR PSUs in connection with the terms of Mr. Hobb's separation agreement with the Company, the Compensation Committee determined in February 2020 that for the companies included in the Index in 2019, a TSR of approximately (21.79)% would place a company at the 25th percentile, a TSR of approximately (11.64)% would place a company at the 50th percentile, and a TSR of approximately 45.70% would place a company at the 75th percentile. As a result, in February 2020, the Compensation Committee determined that the Company's TSR in 2019 placed Ribbon at the 7.8th percentile and, accordingly, assuming the performance period ended on December 31, 2019, the performance metrics for the TSR PSUs were not achieved and, therefore, no shares underling the TSR PSUs were issued to Mr. Hobbs.

              The following chart provides a summary of the Performance PSUs eligible for vesting as they relate to the 2019 performance period:

Named Executive Officer*	PSU Grant Date	Pre-Bonus Adjusted EBTIDA Metric Achievement Level for 2019 Performance Period	Aggregate Number of Performance PSUs Eligible for Vesting**	Aggregate Number of Performance PSUs to Vest on March 15, 2022 relating to 2019 Performance Period**	Aggregate Number of Performance PSUs Forfeited relating to 2019 Performance Period**

Franklin W. Hobbs	March 15, 2019	30.5%	76,629	23,366	53,263

Steven Bruny	March 15, 2019	30.5%	14,368	4,381	9,987

Kevin Riley	March 15, 2019	30.5%	7,663	2,337	5,326

Daryl Raiford	March 15, 2019	30.5%	13,410	4,089	9,321

Anthony Scarfo	March 15, 2019	30.5%	14,368	4,381	9,987

Justin Ferguson	March 15, 2019	30.5%	12,452	3,797	8,655

John McCready	March 15, 2019	30.5%	7,663	2,337	5,326

	Total		153,258	46,733	106,525

*
Effective January 14, 2019, Mr. Swade stepped down from his position as our Executive Vice President, Global Sales. Effective February 1, 2019, Mr. Walsh stepped down as Founder and President, Kandy. As a result of their departures in 2019, neither Mr. Swade nor Mr. Walsh received any PSU grants for the 2019 fiscal year.

**
The eligible vesting date for the PSUs granted on March 15, 2019 relating to the 2019 performance period is March 15, 2022.

    Stock Ownership Requirements

              The Board believes that it is important to link the interests of our NEOs, among others, to those of our stockholders. Our stock ownership policy requires our Chief Executive Officer and other Section 16 reporting officers to accumulate and hold a minimum number of shares of Company common stock within a certain number of years of joining the Company. Any Section 16 reporting officer who is subject to our amended and restated stock ownership guidelines must satisfy these ownership guidelines within five years from the date he or she is appointed as a Section 16 reporting officer; provided, however, that the Chief Executive Officer must satisfy the ownership guidelines within six years from the date he or she is appointed as the Chief Executive Officer. Further, our non-employee directors must maintain the amount of common stock granted to them throughout their tenure as non-employee directors. As of the record date, each of our non-employee directors, Chief Executive Officer and the other Section 16 reporting officers of the Company has either satisfied these ownership guidelines or had time remaining to do so. The specific stock ownership requirements for our directors, Chief Executive Officer and other Section 16 reporting officers:

Title	Multiple of Annual Base Salary/Annual Retainer

Chief Executive Officer	6 times annual base salary

Section 16 Reporting Officers	2 times annual base salary

Non-Employee Directors	Retain equity holdings for their tenure as non-employee directors

              Except as set forth above, each individual who is subject to this policy must maintain the applicable minimum amount of stock ownership throughout his or her employment or tenure as a director of the Company. The value of each such individual's stock ownership will be measured annually by the Compensation Committee.

    Benefits and Other Compensation

              We have various broad-based employee benefit plans. We do not typically offer perquisites or employee benefits to executive officers that are not also made available to employees on a broad basis. However, pursuant to the terms of their respective employment agreements with the Company, in 2019, we provided Mr. Raiford with a monthly housing allowance aggregating $19,786 and $5,276 to use for financial planning services, and we provided Mr. Scarfo with a $25,000 annual cost-of-living adjustment allowance. Our executive officers generally are eligible for the same benefits that are available to all employees, which include group health, dental and vision insurance, life and disability insurance, discretionary 401(k) matching contributions and paid holidays. We offer a 401(k) plan, which allows our employees to invest in a wide array of funds. We also continued to sponsor our ESPP for employees in certain countries in 2019. Except for certain post-termination benefits in connection with severance, we do not provide pension arrangements or post-retirement health coverage for our NEOs. We have entered into indemnification agreements with our executive officers and directors.

    Severance and Separation Arrangements

              We are party to agreements with each of our NEOs (other than Messrs. Hobbs, Swade and Walsh), which generally provide that, upon a termination of the NEO's employment by the Company without Cause (as defined in the applicable NEO's employment agreement), due to a resignation by the NEO for Good Reason (as defined in the applicable NEO's employment agreement) or due to death or disability of the NEO (other than Messrs. Raiford, Bruny and Scarfo), the NEO is entitled to certain severance payments and benefits. We believe the entry into such severance arrangements by Ribbon (or our predecessors) is generally consistent with market practice and allows our executives to remain focused on the Company's objectives in times of potential uncertainty. Separately, we have entered into certain letter agreements with Messrs. Hobbs, Swade and Walsh in connection with their transitions and terminations of employment with the Company and its affiliates.

              For further discussion regarding the severance and separation agreements and arrangements (including those with Messrs. Hobbs, Swade and Walsh), see "Severance and Change in Control Benefits" below.

    Clawback Policy

              All awards granted under our equity plans are subject to clawback pursuant to the Company's Clawback Policy and any other clawback policy that the Company may adopt in the future.

              Transactions Involving Hedging, Monetization, Margin Accounts, Pledges, Puts, Calls and Other Derivative Securities

              The Company's amended and restated insider trading policy contains stringent restrictions on transactions in Company common stock by directors and officers. All trades by directors and officers must be pre-approved by the Chief Financial Officer or the General Counsel. Our current insider trading policy was amended and restated in 2019 to prohibit all executive officers and directors from engaging in transactions involving hedging, monetization, margin accounts, pledges, puts, calls and other derivative securities.

    Tax and Accounting Considerations

              Accounting for Stock-Based Compensation.    We account for stock-based compensation in accordance with ASC 718.

              Policy on Deductibility of Executive Compensation.    Section 162(m) of the Code generally disallows a tax deduction for annual compensation in excess of $1.0 million paid to certain executive officers of the Company. The Tax Cuts and Jobs Act, signed into law on December 22, 2017, repealed the "performance-based compensation" exception to such deduction limitation and expanded the scope of the executive officers who are covered by Section 162(m) of the Code. As a result, for tax years beginning after December 31, 2017, compensation previously intended to be "performance-based" and not subject to Section 162(m) may not be deductible unless it qualifies for limited transition relief applicable to certain remuneration payable pursuant to a written binding contract which was in effect on November 2, 2017. The Compensation Committee reviews the potential effect of Section 162(m) of the Code on the Company's compensation practices periodically. However, the Compensation Committee has no obligation to limit compensation to that which is deductible under Section 162(m) of the Code and may use its judgment to authorize compensation programs and payments (or the modification of existing compensation programs or payments) that may not be deductible when it believes such programs and payments are appropriate and in the Company's and our stockholders' best interests. Further, due to uncertainties in the applications of Section 162(m) of the Code, there is no guarantee that deductions claimed under Section 162(m) of the Code will not be challenged or disallowed by the Internal Revenue Service and our ability to deduct compensation under Section 162(m) of the Code may be restricted.

Risk Management and Our Executive Compensation Program

              The Compensation Committee monitors and manages our executive compensation program to help ensure that it does not encourage excessive risk taking. The Compensation Committee reviewed, analyzed and considered whether the Company's compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us, and concluded that no such material risks exist.

Post-2019 Executive Compensation Matters

    New President and Chief Executive Officer

              On February 17, 2020, the Board appointed Bruce McClelland as President and Chief Executive Officer of the Company and elected him as a director of the Company, effective as of March 1, 2020. Mr. Bruny and Mr. Riley resigned as Interim Co-Presidents and Chief Executive Officers of the Company concurrent with Mr. McClelland's appointment. Mr. Bruny now serves as the Company's Executive Vice President, Sales, Americas Region, and Mr. Riley continues to serve as the Company's Executive Vice President, Chief Technical Officer.

              In connection with Mr. McClelland's appointment as President and Chief Executive Officer, Mr. McClelland entered into an employment agreement (the "McClelland Employment Agreement") and a severance agreement (the "McClelland Severance Agreement") with the Company. Pursuant to the McClelland Employment Agreement, the Mr. McClelland will receive an annual base salary of $750,000, and will be eligible to participate in the Company's annual cash incentive program, with a target bonus opportunity equal to 100% of his then-applicable annual base salary and a maximum bonus opportunity equal to 200% of his then-applicable annual base salary. In addition, as an inducement for Mr. McClelland's employment, the Company awarded Mr. McClelland sign-on equity grants consisting of a time-based vesting grant of 462,963 restricted share units (the "Sign On RSUs") and a performance-based vesting grant of 4,750,000 restricted share units (the "Sign On PSUs"). Subject to Mr. McClelland's continued employment, the Sign On RSUs are eligible to vest on March 16, 2021 and, upon vesting, will be settled in shares of our common stock. Subject to Mr. McClelland's continued employment, the Sign On PSUs are eligible to vest and be settled in up to 4,750,000 shares of our common stock based on the achievement of specified share price thresholds on or prior to September 1, 2024.

              Pursuant to the McClelland Severance Agreement, Mr. McClelland is entitled to severance payments and benefits upon certain terminations of employment. Upon a termination of Mr. McClelland's employment by the Company without Cause or by Mr. McClelland for Good Reason (each as defined in the McClelland Severance Agreement), Mr. McClelland is entitled to (a) severance payments equal to (i) 100% of his annual base salary, payable over twelve (12) months following termination, (ii) his target annual bonus, payable at the same time as such bonus would have been paid absent termination, and (iii) in the event such termination occurs more than six (6) months following the commencement of the fiscal year, Mr. McClelland shall be entitled to receive a prorated portion of the annual bonus for the fiscal year of termination based on actual Company performance and target individual performance (such proration based on the number of days actually employed in such fiscal year) (the "Pro Rata Bonus"), and (b) a lump sum payment of an amount equal to the sum of the company's share of health plan premium payments for a period of twelve (12) months following termination. In addition, upon such a termination, (A) Mr. McClelland's equity awards (other than the Sign On RSUs) that are subject to vesting based solely upon Mr. McClelland's continued service with the Company and would have vested during the twelve (12) month period following the date of Mr. McClelland's termination of employment shall vest, and (B) (i) all awards that are subject to vesting in whole or in part based on the achievement of performance objective(s) (other than the Sign On PSUs) (collectively, "Performance-Based Equity Awards") with respect to any performance periods ending on or prior to the date of termination shall remain eligible to vest based on actual performance through the end of the applicable performance period and (ii) a pro-rated portion of Performance-Based Equity Awards with respect to any performance periods in which the date of termination occurs shall remain eligible to vest based on performance through the end of the fiscal year in which the date of termination occurs based on actual performance through the end of such fiscal year (such proration based on the number of days actually employed during such performance period).

              Notwithstanding the foregoing, to the extent a termination by the Company without Cause or by Mr. McClelland for Good Reason occurs within twelve (12) months following a Change in Control (as defined in the McClelland Severance Agreement), Mr. McClelland is entitled to receive a cash lump sum payment equal to (a) 200% of (X) his annual base salary, and (Y) his target annual bonus, (b) in the event such termination occurs more than six (6) months following the commencement of the fiscal year, the Pro Rata Bonus, and (c) a lump sum payment of an amount equal to the sum of the company's share of health plan premium payments for a period of twenty-four (24) months following termination. In addition, upon such a termination, the vesting of all of Mr. McClelland's outstanding equity awards (other than the Sign On RSUs and the Sign On PSUs) will accelerate, with Performance-Based Equity Awards vesting as if target performance had been achieved, pursuant to the Severance Agreement. Further, the Sign On RSUs and Sign On PSUs will be eligible to vest on or following a Change in Control (as defined in the McClelland Severance Agreement) in accordance with the terms of the underlying award agreements.

    New Severance Agreements

              On January 29, 2020, we entered into a severance agreement with each of Mr. Bruny (the "Bruny Severance Agreement"), Anthony Scarfo (the "Scarfo Severance Agreement") and John

McCready (the "McCready Severance Agreement" and collectively with the Bruny Severance Agreement and the Scarfo Severance Agreement, the "Severance Agreements").

              Each of the Severance Agreements is subject to a three-year term, with automatic one-year renewals thereafter unless six months' prior written notice of non-renewal is given before the term automatically renews. In no event will either of the Severance Agreements end before the first anniversary of the date of the closing of a Change of Control (as such term is defined in the respective Severance Agreements) of the Company.

              Under each of the Severance Agreements, if the Company terminates the employment of any of Mr. Bruny, Mr. Scarfo or Mr. McCready without Cause (as such term is defined in the respective Severance Agreements of Messrs. Bruny, Scarfo or McCready) (other than due to death or Disability (as such term is defined in the respective Severance Agreements of Messrs. Bruny, Scarfo or McCready)) or if either executive officer terminates his employment with Good Reason (as such term is defined in the respective Severance Agreements of Messrs. Bruny, Scarfo or McCready) outside of a Change of Control Protection Period (such term is defined as the period beginning on the date of the closing of a Change in Control and ending on the first anniversary of such Change in Control), each of Messrs. Bruny, Scarfo and McCready will be entitled, less applicable withholdings, to receive: (i) continued payment of his then-current base salary for a period of twelve months following the termination date; (ii) a one-time lump sum cash amount equal to his pro-rated annual bonus, payable at the same time annual bonuses are paid, if at all, to other executive officers of the Company; provided that such termination occurs more than six months into a calendar year; (iii) a one-time lump sum cash amount equal to the aggregate sum of the Company's share of medical, dental and vision insurance premiums for such executive officer and his dependents for the twelve-month period following the termination date; (iv) accelerated vesting of the executive officer's unvested time-based equity awards that are scheduled to vest within twelve months following his termination date; and (v) continued eligibility to pro-rata vest unvested performance-based equity awards subject to the Company's actual achievement of applicable performance conditions for the portion of the performance period through the executive officer's termination date.

              If the Company terminates the employment of any of Mr. Bruny, Mr. Scarfo or Mr. McCready without Cause (other than as a result of his death or Disability) or if either executive officer terminates his employment with Good Reason during a Change in Control Protection Period, then such executive officer will be entitled to receive: (i) a one-time lump sum cash amount equal to twelve months of his then-current base salary; (ii) a one-time lump sum cash amount equal to his then-target annual bonus; (iii) a one-time lump sum cash amount equal to his pro-rated annual bonus, payable at the same time annual bonuses are paid, if at all, to other executive officers of the Company; provided that such termination occurs more than six months into a calendar year; (iv) a one-time lump sum cash amount equal to the aggregate sum of the Company's share of medical, dental and vision insurance premiums for such executive officer and his dependents for the twelve-month period following the termination date; (v) full accelerated vesting of the executive officer's unvested time-based equity awards; and (vi) full accelerated vesting of the executive officer's unvested performance-based equity awards at a target level of achievement for each applicable performance condition.

EXECUTIVE COMPENSATION TABLES

              The following table sets forth, for the year ended December 31, 2019 and for the two years prior thereto, the compensation earned by our former Chief Executive Officer, two former Interim Chief Executive Officers, Chief Financial Officer, three most highly compensated current executive officers serving as executive officers at December 31, 2019, and two most highly compensated former executive officers who served as executive officers in 2019 but have since separated from the Company during 2019.

2019 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)

Franklin Hobbs(4)	2019	$500,000	$—	$4,572,165	$—	$—	$2,885,164	$7,957,329
Former President and Chief	2018	$500,000	$325,000	$2,967,000	$—	$500,000	$1,909	$4,293,909
Executive Officer	2017	$30,094	$—	$—	$—	$—	$—	$30,094

Steven Bruny(5)	2019	$350,000	$—	$918,335	$—	$106,723	$28,913	$1,403,971
Former Interim Co-President	2018	$341,667	$425,000	$264,000	$—	$350,000	$23,028	$1,403,695
and Chief Executive Officer;
and Executive Vice President,
Americas Sales

Kevin Riley(6)	2019	$350,000	$—	$475,081	$—	$91,477	$28,961	$945,519
Former Interim Co-President	2018	$345,833	$100,000	$264,000	$—	$210,000	$20,908	$940,741
and Chief Executive Officer;	2017	$325,000	$200,000	$880,625	$—	$277,950	$15,074	$1,698,649
and Executive Vice President,
Chief Technical Officer

Daryl Raiford(7)	2019	$500,000	$—	$840,831	$—	$114,347	$49,197	$1,504,375
Executive Vice President and	2018	$500,000	$100,000	$132,000	$—	$275,000	$42,374	$1,049,374
Chief Financial Officer	2017	$123,077	$—	$672,028	$—	$—	$6,891	$801,996

Anthony Scarfo(8)	2019	$350,000	$—	$881,576	$—	$106,723	$45,873	$1,384,172
Executive Vice President and	2018	$331,154	$225,000	$627,000	$—	$350,000	$44,164	$1,577,318
General Manager, Cloud and
Edge Business Unit

Justin Ferguson(9)	2019	$325,000	$—	$737,083	$—	$53,362	$28,859	$1,144,304
Executive Vice President,
General Counsel

John McCready(10)	2019	$350,000	$—	$486,111	$—	$45,739	$31,735	$913,585
Executive Vice President,
Chief Transformation Officer

Michael Swade(11)	2019	$92,308	$—	$73,524	$—	$—	$1,106,931	$1,272,763
Former Executive Vice	2018	$375,000	$—	$330,000	$—	$350,000	$24,744	$1,079,744
President, Global Sales	2017	$375,000	$200,000	$880,625	$—	$320,650	$20,283	$1,796,558

David Walsh(12)	2019	$46,154	$—	$—	$—	$—	$1,825,000	$1,871,154
Former Executive Vice	2018	$559,807	$—	$—	$—	$—	$2,051	$561,858
President, Founder, Kandy	2017	$350,000	$100,000	$704,500	$—	$57,800	$1,207,957	$2,420,257

(1)
The amounts shown in this column do not reflect compensation actually received by the NEO. Instead, the amounts primarily reflect the grant date fair value of each stock award granted to each NEO. The grant date fair values of stock awards were calculated in accordance with ASC 718. The methodology for calculating the grant date fair value of stock awards is discussed in Note 16 to our Annual Report on Form 10 K for the year ended December 31, 2019. The grant date fair value of restricted stock awards and restricted stock units is equal to the closing price of our common stock on the date of grant. In 2019, we granted PSUs with both performance and service conditions to Messrs. Hobbs, Bruny, Riley, Raiford, Scarfo, Ferguson and McCready. In 2018, we granted PSUs with both performance and service conditions to Mr. Hobbs. The grant date fair value of such PSUs is equal to the closing price of our common stock on the date of grant. In 2017, we granted PSUs with both market and service conditions to Mr. Swade. In 2019, we granted PSUs with both market and service conditions to Messrs. Hobbs, Bruny, Riley, Raiford, Scarfo, Ferguson and McCready. The inclusion of a market condition requires the use of a Monte Carlo simulation approach to model future stock price movements based upon the risk-free rate of return, the volatility of each relevant entity included in the applicable market index generally over a three-year period and the pair-wise covariance between each such entity.

(2)
The amounts shown in this column represent the of amounts earned under our SMCIP. For 2019, while the Compensation Committee determined that each NEO achieved 100% of his individual performance measure for 2019, the Compensation Committee used its negative discretion to adjust the performance payout to the level of 30.5% achievement, in light of (and consistent with) the achievement of the Company performance metric relating to pre-bonus Adjusted EBITDA in 2019.

For 2018, each of Messrs. Hobbs, Raiford, Scarfo, Bruny, Ferguson and Swade was given the choice to receive a portion, ranging from 10% to 50% of their 2018 annual bonus, if any were earned, in shares of our common stock (the "2018 Bonus Shares") under our Stock Bonus Election Program. Each such NEO could also elect not to participate in this program and to earn his 2018 annual bonus, if any, in the form of cash. Under the Stock Bonus Election Program, the number of shares earned by each of the NEOs was calculated by dividing the applicable bonus amount (for each NEO, calculated as his elected percentage times his 2018 annual bonus) by $4.97, the closing price of our common stock on March 8, 2019, the date of the company-wide cash bonus payments. The Company granted the 2018 Bonus Shares on March 15, 2019, in accordance with our practice of granting shares on the 15th of each month, or the next immediate business day if the 15th falls on a weekend or holiday. The amount of each NEO's 2018 Bonus attributable to the 2018 Bonus Shares included in the amount above was as follows: Mr. Hobbs: $250,000; Mr. Raiford: $82,500; Mr. Scarfo: $70,000; Mr. Bruny: $105,000; Mr. Ferguson: $35,000 and Mr. Swade: $70,000. The closing price of our common stock on March 15, 2019 was $5.22, and such closing price is the grant date fair value of each 2018 Bonus Share. Accordingly, the grant date fair value of each NEO's 2018 Bonus Shares was as follows: Mr. Hobbs: $262,577; Mr. Raiford: $86,652; Mr. Scarfo: $73,524; Mr. Bruny: $110,283; Mr. Ferguson: $36,764; and Mr. Swade: $73,524. The 2018 Bonus Shares were fully vested on the grant date; however, each such NEO was contractually restricted from trading the 2018 Bonus Shares for five months after the date of grant.

For 2017, the Compensation Committee elected to implement two half-year bonus periods such that 20% of the full year target payout was attributable to the first half of 2017 and 80% of the full year target payout was attributable to the second half of 2017. The Compensation Committee determined the financial metrics upon which such bonus payments would be made on the same half-year basis. Accordingly, Mr. Swade received his 2017 bonus payments in August 2017 (20% of the target based on achievement of the financial metrics for the first half of 2017) and in March 2018 (80% of target based on achievement of the financial metrics for the second half of 2017). In July 2017, our Compensation Committee determined that the achievement level under the SMCIP for the first half of 2017 was at 126%, and in February 2018, determined that the achievement level under the SMCIP for the second half of 2017 was at 131%. The Compensation Committee determined, however, to reduce the NEO's bonuses in respect of the first half and second half of 2017 on a discretionary basis, with the first half payout equal to 110% of target and the second half payout equal to 115% of target. The overall financial performance, after considering the Compensation Committee's discretionary reductions, resulted in an aggregate cash bonus payout to Mr. Swade of 114%.

(3)
The Company portions of health, disability and life insurance premiums and 401(k) matching contributions included in this column are also provided to all members of the Company, with the amounts dependent upon the level of health insurance coverage selected by each individual. Accordingly, the Company portion of premiums paid and 401(k) matching contributions are not considered perquisites but are reported as income earned for each NEO, if applicable.

(4)
Mr. Hobbs' 2019 "All Other Compensation" of $2,732,702 is comprised of $1,730,739 related to the acceleration of certain unvested RSUs and PSUs in accordance with his employment and related agreements with the Company, $1,152,462 of severance in accordance with his employment and related agreements with the Company (which includes $152,462, the amount of his 2019 bonus had he remained employed) and $1,909 for the Company's portion of his life, disability and excess liability insurance. Mr. Hobbs' 2018 "All Other Compensation" of $1,909 represents the Company's portion of his life, disability and excess liability insurance.

Mr. Hobbs served as a non-employee member of the Board from October 27, 2017 through December 13, 2017, the date he was appointed as the Company's President and Chief Executive Officer. As a result, the only compensation earned by Mr. Hobbs with respect to 2017 was non-employee director fees through December 13, 2017, equal to $8,940, and base salary through December 31, 2017, equal to $21,154.

(5)
Mr. Bruny's 2019 "All Other Compensation" of $28,912 is comprised of $21,558 for the Company's portion of his medical insurance, $5,600 for the Company's matching contribution to his 401(k) account and $1,755 for the Company's portion of his life, disability and excess liability insurance. Mr. Bruny's 2018 "All Other Compensation" of $23,028 is comprised of $15,773 for the Company's portion of his health insurance, $5,500 for the Company's matching contribution to his 401(k) account and $1,755 for the Company's portion of his life, disability and excess liability insurance. Throughout 2018 and through January 14, 2019, Mr. Bruny served as the Company's Executive Vice President, Global Services. Effective January 14, 2019, Mr. Bruny assumed Mr. Swade's responsibilities and was named Executive Vice President, Global Sales and Services.

(6)
Mr. Riley's 2019 "All Other Compensation" of $28,961 is comprised of $15,032 for the Company's portion of his medical insurance, $6,574 related to patents held by the Company and for which the granting of such patents is partially attributable to Mr. Riley, $5,600 for the Company's matching contribution to his 401(k) account and $1,755 for the Company's portion of his life, disability and excess liability insurance. Mr. Riley's 2018 "All Other Compensation" of $20,908 is comprised of $11,871 for the Company's portion of his medical insurance, $2,486 related to patents held by the Company and for which the granting of such patents is partially attributable to Mr. Riley, $5,500 for the Company's matching contribution to his 401(k) account and $1,050 for the Company's portion of his life, disability and excess liability insurance. Mr. Riley's 2017 "All Other Compensation" of $15,074 is comprised of $13,074 for the Company's portion of his health insurance and $2,000 for the Company's matching contribution to his 401(k) account.

(7)
Mr. Raiford's 2019 "All Other Compensation" of $49,197 is comprised of $19,786 for his housing allowance, $21,558 for the Company's portion of his medical insurance, $5,276 for financial planning service costs, $1,808 for the Company's portion of his life, disability and excess liability insurance, and $769 for the Company's contribution to this 401(k) account. Mr. Raiford's 2018 "All Other Compensation" of $42,374 is comprised of $19,786 for his housing allowance, $15,773 for the Company's portion of his medical insurance, $4,237 for financial planning service costs, $1,809 for the Company portion of his life, disability and excess liability insurance, and $769 for the Company's contribution to his 401(k) account. In addition, Mr. Raiford received a true-up to the Company's 2018 matching contribution to his 401(k) account in 2019, totaling $4,731. Mr. Raiford will receive a true-up of the Company match to his 2019 401(k) contributions in 2020 upon completion of Company compliance testing. The amount of such true-up is not currently determinable; however, the total maximum amount of the Company's contribution to Mr. Raiford's 401(k) account for 2019, including the true-up, will not exceed $5,600. Mr. Raiford's 2017 "All Other Compensation" of $6,891 is comprised of $3,446 for the Company's portion of his health insurance and $3,445 for his housing allowance for the period from the date of the GENBAND Merger (or October 27, 2017) through December 31, 2017.

(8)
Mr. Scarfo's 2019 "All Other Compensation" of $45,872 is comprised of his $25,000 annual cost-of-living adjustment allowance, $14,648 for the Company's portion of his medical insurance, $4,470 for the Company's matching contribution to his 401(k) account and $1,755 for the Company's portion of his life, disability and excess liability insurance. Mr. Scarfo's 2018 "All Other Compensation" of $44,164 is comprised of his $25,000 annual cost-of-living adjustment allowance, $11,909 for the Company's portion of his medical insurance, $5,500 for the Company's matching contribution to his 401(k) account and $1,755 for the Company's portion of his life, disability and excess liability insurance. Mr. Scarfo joined the Company as our Executive Vice President, Products and Research and Development on January 22, 2018. Effective January 13, 2019, he was named Executive Vice President, Products, Research and Development, Support and Supply Chain.

(9)
Mr. Ferguson's 2019 "All Other Compensation" of $28,859 is comprised of $21,557 for the Company's portion of his medical insurance, $5,600 for the Company's matching contribution to his 401(k) account and $1,702 for the Company's portion of his life, disability and excess liability insurance.

(10)
Mr. McCready's 2019 "All Other Compensation" of $31,735 is comprised of $22,180 for the Company's portion of his medical insurance, $5,600 for the Company's matching contribution to his 401(k) account and $3,955 for the Company's portion of his life, disability and excess liability insurance.

(11)
Mr. Swade's 2019 "All Other Compensation" of $1,106,931 is comprised of $1,087,500 of severance payments and $19,430.84 for extended health insurance in connection with his separation from the Company. Mr. Swade's 2018 "All Other Compensation" of $24,744 is comprised of $18,140 for the Company's portion of his health insurance, $5,500 for the Company's matching contribution to his 401(k) account and $1,103 for the Company's portion of his life and disability insurance. Mr. Swade's 2017 "All Other Compensation" of $20,283 is comprised of $18,283 for the Company's portion of his health insurance and $2,000 for the Company's matching contribution to his 401(k) account. Effective January 14, 2019, Mr. Swade stepped down from his position of Executive Vice President, Global Sales. Mr. Swade remained with the Company through March 31, 2019 to assist with the transition of his responsibilities to Mr. Bruny.

(12)
Mr. Walsh's 2019 "All Other Compensation" of $1,825,000 represents $1,600,000 of his severance payments in connection with his separation from the Company (which includes $350,000, the amount of his 2018 bonus had he remained employed) and $225,000 of consulting fees for services rendered after termination of his employment. Mr. Walsh's 2018 "All Other Compensation" of $2,051 represents the Company's portion of his excess liability insurance. Mr. Walsh's 2017 "All Other Compensation" of $2,138 represents the Company's portion of his health insurance from the date of the GENBAND Merger (or October 27, 2017) through December 31, 2017.

Grants of Plan-Based Awards in 2019

              The following table sets forth information about incentive plan awards made to the NEOs during the year ended December 31, 2019:

2019 GRANTS OF PLAN-BASED AWARDS

		Date of Compensation	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			Awards: Number of Shares of Stock or	Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option

Name	Grant Date	Committee Action(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)(4)	Options (#)	Awards ($/Sh)	Awards ($)(5)

Franklin Hobbs	15-Mar-19	14-Mar-19				—	332,150	664,300				$2,309,586
	17-Jun-19	14-Mar-19							432,901			$2,000,003
		6-Feb-19	$—	$500,000

Steven Bruny	15-Mar-19	14-Mar-19				—	71,840	143,680				$433,051
	17-Jun-19	14-Mar-19							81,169			$375,001
		6-Feb-19	$—	$350,000

Kevin Riley	15-Mar-19	14-Mar-19				—	38,315	76,630				$230,963
	17-Jun-19	14-Mar-19							43,291			$200,004
		6-Feb-19	$—	$299,985

Daryl Raiford	15-Mar-19	14-Mar-19				—	67,050	134,100				$404,177
	17-Jun-19	14-Mar-19							75,758			$350,002
		6-Feb-19	$—	$375,000

Anthony Scarfo	15-Mar-19	14-Mar-19				—	71,840	143,680				$433,051
	17-Jun-19	14-Mar-19							81,169			$375,001
		6-Feb-19	$—	$350,000

Justin Ferguson	15-Mar-19	14-Mar-19				—	62,262	124,524				$375,316
	17-Jun-19	14-Mar-19							70,347			$325,003
		6-Feb-19	$—	$175,013

John McCready	15-Mar-19	14-Mar-19				—	38,315	76,630				$227,963
	17-Jun-19	14-Mar-19							43,291			$200,004
		6-Feb-19	$—	$150,010

Michael Swade		6-Feb-19	$—	$349,988

David Walsh		22-Feb-18	$—	$500,000

(1)
Represents the date on which the Compensation Committee took action to approve the equity-based award or the performance metrics for achievement of such award, as applicable.

(2)
"Target" amount represent the potential bonus payment under the SMCIP at target level of achievement. Overachievement Fund payments, if any, upon achievement of performance above target under the SMCIP are discretionary and are not included herein.

(3)
In March 2019, we granted Messrs. Hobbs, Bruny, Riley, Raiford, Scarfo, Ferguson and McCready Performance PSUs, subject to performance and service conditions, and TSR PSUs, subject to market and service conditions. Each NEO's Performance PSU grant is comprised of three consecutive fiscal year performance periods from 2019 through 2021 (each, a "Fiscal Year Performance Period"), with one-third of the Performance PSUs attributable to each Fiscal Year Performance Period. The number of shares that will vest for each Fiscal Year Performance Period will be based on the achievement of certain metrics related to the Company's financial performance for the applicable year on a standalone basis (each, a "Fiscal Year Performance Condition"). In the third quarter of 2019, the Company adjusted the 2019 Performance PSU goals to reflect the changes to the Company's calculation of certain metrics. The Company's achievement of the 2019 Fiscal Year Performance Conditions (and the number of shares of Company common stock to vest as a result thereof) will be measured on a linear sliding scale in relation to specific threshold, target and stretch performance conditions. The Compensation Committee will determine the number of shares earned, if any, after the Company's financial results for each Fiscal Year Performance Period are finalized. Upon the determination by the Compensation Committee of the number of shares that will be received upon vesting of the Performance PSUs, such number of shares will become fixed and the unamortized expense will be recorded through the remainder of the service period that ends on March 15, 2022, at which time the total Performance PSUs earned, if any, will vest, pending each executive's continued employment with the Company through that date. The number of shares of common stock to be achieved upon vesting of the Performance PSUs will in no event exceed 200% of the Performance PSUs. Shares subject to the Performance PSUs that fail to be earned will be forfeited. In March 2020, the Compensation Committee determined that the performance metrics for the 2019 Performance PSUs had been achieved at the 30.5% level, with such achievement equal to the right to receive shares of stock on March 15, 2022 provided the NEO was still an employee of the Company at that date: Mr. Hobbs: 23,366 shares; Mr. Bruny: 4,381 shares; Mr. Riley: 2,337 shares; Mr. Raiford: 4,089 shares; Mr. Scarfo: 4,381 shares; Mr. Ferguson: 3,797 shares; and Mr. McCready: 2,337 shares. In connection with his separation from the Company, the vesting of Mr. Hobbs' 23,366 shares was accelerated and the shares were released on January 30, 2020.
  The TSR PSUs have a single three-year performance period, which will end on December 31, 2021 (the "  Market Performance Period"). The number of shares subject to the TSR PSUs that will vest, if any, on March 15, 2022, will be dependent upon the Company's TSR compared with the TSR of the companies included in the Nasdaq Telecommunications Index for the same Market Performance Period, measured by the Compensation Committee after the Market Performance Period ends. The shares determined to be earned will vest on March 15, 2022, pending each executive's continued employment with the Company through that date. The number of shares of common stock to be achieved upon vesting of the TSR PSUs will in no event exceed 200% of the TSR PSUs. Shares subject to the TSR PSUs that fail to be earned will be forfeited. In connection with his separation from the Company, Mr. Hobbs because eligible to receive up to one-third of the shares underlying his TSR PSUs (the "Hobbs TSR PSUs") based upon the Company's TSR compared with the TSR of the companies included in the Nasdaq Telecommunications Index for the year ended December 31, 2019. Upon completion of such measurement, the Compensation Committee determined that none of Hobbs TSR PSUs had been earned and were forfeited.

(4)
For 2018, each of Messrs. Hobbs, Bruny, Riley, Raiford, Scarfo, Ferguson, McCready and Swade was given the choice to receive a portion, ranging from 10% to 50% of their 2018 annual bonus, if any were earned, in 2018 Bonus Shares under our Stock Bonus Election Program. Each such NEO could also elect not to participate in this program and to earn his 2018 annual bonus, if any, in the form of cash. Pursuant to the Stock Bonus Election Program, each of Messrs. Hobbs and McCready elected to receive 50% of his 2018 annual bonus in the form of 2018 Bonus Shares; each of Messrs. Bruny and Raiford elected to receive 30% of his 2018 annual bonus in the form of 2018 Bonus Shares; and each of Messrs. Riley, Scarfo, McCready and Swade each elected to receive 20% of his 2018 annual bonus in the form of 2018 Bonus Shares. The number of shares earned by each of the NEOs was calculated by dividing the applicable bonus amount (for each NEO, calculated as his elected percentage times his 2018 annual bonus) by $4.97, the closing price of our common stock on March 8, 2019, the date of the company-wide cash bonus payments. The 2018 Bonus Shares were granted on March 15, 2019. Mr. Hobbs was granted 50,302 2018 Bonus Shares, Mr. Bruny was granted 21,127 2018 Bonus Shares; Mr. Riley was granted 8,451 2018 Bonus Shares; Mr. Raiford was granted 16,600 2018 Bonus Shares; Mr. Scarfo was granted 14,085 2018 Bonus Shares; Mr. Ferguson was granted 7,043 2018 Bonus Shares; Mr. McCready was granted 10,564 2018 Bonus Shares; and Mr. Swade was granted 14,085 2018 Bonus Shares. The values of these 2018 Bonus Shares were previously included in the "Estimated Future Payouts under Non-Equity Incentive Plan Awards" in the Company's proxy statement for our 2019 annual meeting of stockholders and, accordingly, are excluded from the table above.

(5)
Amounts reflect the grant date fair values of the RSUs and PSUs estimated in accordance with ASC 718 as of the respective grant dates. The methodology for calculating the grant date fair value of stock awards is discussed in Note 16 to our 2019 Annual Report.

Outstanding Equity Awards at Fiscal Year End

              The following table sets forth information concerning stock options and unvested stock awards held by the NEOs as of December 31, 2019:

OUTSTANDING EQUITY AWARDS AT 2019 FISCAL YEAR-END*

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Awards That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

Franklin Hobbs						957,096(2)	$2,966,998

Steven Bruny						81,169(3)	$251,624
						19,999(3)	$61,997
						25,277(3)	$78,359
						4,381(4)	$13,581	28,736(4)	$89,082
								28,736(5)	$89,082

Kevin Riley						43,291(6)	$134,202
						19,999(6)	$61,997
						2,337(7)	$7,245	15,326(7)	$47,511
								15,326(8)	$47,511

Daryl Raiford						32,277(9)	$100,059
						75,758(9)	$234,850
						10,000(9)	$31,000
						4,089(10)	$12,676	26,820(10)	$83,142
								26,820(11)	$83,142

Anthony Scarfo						7,499(12)	$23,247
						81,169(12)	$251,624
						37,499(12)	$116,247
						4,381(13)	$13,581	28,736(13)	$89,082
								28,736(14)	$89,082

Justin Ferguson						70,347(15)	$218,076
						37,499(15)	$116,247
						3,797(16)	$11,771	24,905(16)	$77,206
								24,905(17)	$77,206

John McCready						25,277(18)	$78,359
						12,499(18)	$38,747
						43,291(18)	$134,202
						2,337(19)	$7,245	15,326(19)	$47,511
								15,326(20)	$47,511

*
This table does not include Messrs. Swade and Walsh because they did not have any outstanding equity awards at 2019 fiscal year end.

(1)
In accordance with SEC rules, the market value of unvested shares of restricted stock was determined by multiplying the number of such shares by $3.10, the closing market price of our common stock on December 31, 2019.

(2)
Mr. Hobbs' 957,096 unvested stock units represent 281,453 RSUs and 315,866 PSUs that were accelerated in connection with his separation from the Company, but which were not released until fiscal 2020 per the terms of his separation agreement, and 359,777 PSUs that were outstanding as of December 31, 2019, but were subsequently forfeited.

(3)
Of Mr. Bruny's 81,169 unvested RSUs, 27,057 will vest on June 17, 2020, 13,528 will vest on each of December 17, 2020, June 17, 2021, December 17, 2021 June 17, 2022. Of Mr. Bruny's 19,999 unvested RSUs, 6,666 will vest on June 15, 2020, 6,667 will vest on December 15, 2020 and 6,666 will vest on June 15, 2021. Of Mr. Bruny's 25,277 unvested restricted shares, 12,638 will vest on May 15, 2020 and 12,639 will vest on November 15, 2020.

(4)
The 4,381 unvested restricted shares represent the number of shares underlying Mr. Bruny's unvested Performance PSUs based on actual 2019 performance; these shares will vest on March 15, 2022. Mr. Bruny's 28,736 unearned shares represent shares underlying Performance PSUs upon achievement of target performance with future performance periods. Shares earned, if any, will vest on March 15, 2022.

(5)
The 28,736 unearned shares represent shares underlying Mr. Bruny's TSR PSUs, which have a three-year performance period, upon achievement of target performance. Shares earned, if any, will vest on March 15, 2022.

(6)
Of Mr. Riley's 43,291 unvested RSUs, 14,431 will vest on June 17, 2020 and 7,215 will vest on each of December 17, 2020, June 17, 2021, December 17, 2021 and June 17, 2022. Of Mr. Riley's 19,999 unvested RSUs, 6,666 will vest on June 15, 2020, 6,667 will vest on December 15, 2020 and 6,666 will vest on June 15, 2021.

(7)
The 2,337 unvested restricted shares represent the number of shares underlying Mr. Riley's unvested Performance PSUs based on actual 2019 performance; these shares will vest on March 15, 2022. Mr. Riley's 15,326 unearned shares represent shares underlying Performance PSUs upon achievement of target performance with future performance periods. Shares earned, if any, will vest on March 15, 2022.

(8)
The 15,326 unearned shares represent shares underlying Mr. Riley's TSR PSUs, which have a three-year performance period, upon achievement of target performance. Shares earned, if any, will vest on March 15, 2022.

(9)
Of Mr. Raiford's 32,277 unvested restricted shares, 16,138 will vest on May 15, 2020 and 16,139 will vest on November 15, 2020. Of Mr. Raiford's 75,758 unvested RSUs, 25,254 will vest on June 17, 2020 and 12,626 will vest on each of December 17, 2020, June 17, 2021, December 17, 2021 and June 17, 2022. Of Mr. Raiford's 10,000 RSUs, 3,334 will vest on June 15, 2020 and 3,333 will vest on each of December 15, 2020 and June 15, 2021.

(10)
The 4,089 unvested restricted shares represent the number of shares underlying Mr. Raiford's unvested Performance PSUs based on actual 2019 performance; these shares will vest on March 15, 2022. Mr. Raiford's 26,820 unearned shares represent shares underlying Performance PSUs upon achievement of target performance with future performance periods. Shares earned, if any, will vest on March 15, 2022.

(11)
The 26,820 unearned shares represent shares underlying Mr. Raiford's TSR PSUs, which have a three-year performance period, upon achievement of target performance. Shares earned, if any, will vest on March 15, 2022.

(12)
Of Mr. Scarfo's 7,499 unvested RSUs, 2,500 will vest on June 15, 2020, 2,499 will vest on December 15, 2020 and 2,500 will vest on June 15, 2021. Of Mr. Scarfo's 81,169 unvested RSUs, 27,057 will vest on June 17, 2020 and 13,528 will vest on each of December 17, 2020, June 17, 2021, December 17, 2021 and June 17, 2022. Of Mr. Scarfo's 37,499 unvested restricted shares, 12,500 vested on February 15, 2020, 12,499 will vest on August 15, 2020 and 12,500 will vest on February 15, 2021.

(13)
The 4,381 unvested restricted shares represent the number of shares underlying Mr. Scarfo's unvested Performance PSUs based on actual 2019 performance; these shares will vest on

  March 15, 2022. Mr. Scarfo's 28,736 unearned shares represent shares underlying Performance PSUs upon achievement of target performance with future performance periods. Shares earned, if any, will vest on March 15, 2022.

(14)
The 28,736 unearned shares represent shares underlying Mr. Scarfo's TSR PSUs, which have a three-year performance period, upon achievement of target performance. Shares earned, if any, will vest on March 15, 2022.

(15)
Of Mr. Ferguson's 70,347 unvested RSUs, 23,450 will vest on June 17, 2020, 11,724 will vest on December 17, 2020, 11,275 will vest on June 17, 2021 and 11,724 will vest on each of December 17, 2021 and June 17, 2022. Of Mr. Ferguson's 37,499 unvested restricted shares, 12,500 will vest on April 16, 2020, 12,499 will vest on October 16, 2020 and 12,500 will vest on April 16, 2021.

(16)
The 3,797 unvested restricted shares represent the number of shares underlying Mr. Ferguson's unvested Performance PSUs based on actual 2019 performance; these shares will vest on March 15, 2022. Mr. Ferguson's 24,905 unearned shares represent shares underlying Performance PSUs upon achievement of target performance with future performance periods. Shares earned, if any, will vest on March 15, 2022.

(17)
The 24,905 unearned shares represent shares underlying Mr. Ferguson's TSR PSUs, which have a three-year performance period, upon achievement of target performance. Shares earned, if any, will vest on March 15, 2022.

(18)
Of Mr. McCready's 25,277 unvested restricted shares, 12,638 will vest on May 15, 2020 and 12,639 will vest on November 15, 20. Of Mr. McCready's 12,499 unvested RSUs, 4,166 will vest on June 15, 2020, 4,167 will vest on December 15, 2020 and 4,166 will vest on June 15, 2021. Of Mr. McCready's 43,291 unvested RSUs, 14,431 will vest on June 17, 2020 and 7,215 will vest on each of December 17, 2020, June 17, 2021, December 17, 2021 and June 17, 2022.

(19)
The 2,337 unvested restricted shares represent the number of shares underlying Mr. McCready's unvested Performance PSUs based on actual 2019 performance; these shares will vest on March 15, 2022. Mr. McCready's 15,326 unearned shares represent shares underlying Performance PSUs upon achievement of target performance with future performance periods. Shares earned, if any, will vest on March 15, 2022.

(20)
The 15,326 unearned shares represent shares underlying Mr. McCready's TSR PSUs, which have a three-year performance period, upon achievement of target performance. Shares earned, if any, will vest on March 15, 2022.

Option Exercises and Stock Vested

              The following table summarizes for the NEOs in 2019 the number of shares acquired upon the exercise or vesting, as applicable, of stock options and stock awards and the value realized, before payout of any applicable withholding tax. None of our NEOs exercised stock options during 2019.

 2019 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Franklin Hobbs	—	—	115,302	462,776
Steven Bruny	—	—	66,406	291,588
Kevin Riley	—	—	31,650	141,788
Daryl Raiford	—	—	58,878	255,074
Anthony Scarfo	—	—	59,087	311,484
Justin Ferguson	—	—	44,544	234,832
John McCready	—	—	48,343	205,999
Michael Swade	—	—	67,283	349,493
David Walsh	—	—	171,888	885,223

(1)
Of Mr. Hobbs' 115,302 shares that vested in 2019, 51,680 shares were returned to us to satisfy the tax withholding obligation associated with the vesting of the shares.

Of Mr. Bruny's 66,406 shares that vested in 2019, 6,122 shares were returned to us to satisfy the tax withholding obligation associated with the vesting of the shares.

Of Mr. Riley's 31,650 shares that vested in 2019, 5,171 shares were returned to us to satisfy the tax withholding obligation associated with the vesting of the shares.

Of Mr. Raiford's 58,878 shares that vested in 2019, 4,042 shares were returned to us to satisfy the tax withholding obligation associated with the vesting of the shares.

Of Mr. Scarfo's 59,087 shares that vested in 2019, 18,386 shares were returned to us to satisfy the tax withholding obligation associated with the vesting of the shares.

Of Mr. Ferguson's 44,544 shares that vested in 2019, 1,714 shares were returned to us to satisfy the tax withholding obligation associated with the vesting of the shares.

Of Mr. McCready's 48,343 shares that vested in 2019, 4,690 shares were returned to us to satisfy the tax withholding obligation associated with the vesting of the shares.

Of Mr. Swade's 67,283 shares that vested in 2019, 19,710 shares were returned to us to satisfy the tax withholding obligation associated with the vesting of the shares.

Of Mr. Walsh's 171,888 shares that vested in 2019, 64,834 shares were returned to us to satisfy the tax withholding obligation associated with the vesting of the shares.

(2)
In accordance with SEC rules, the aggregate dollar amount realized upon vesting of shares of restricted stock was determined by multiplying the number of shares by the closing market price of our common stock on the day before vesting.

CEO Pay Ratio

              As of November 1, 2019, the Company had a worldwide population of 2,229 employees (including full-time, part-time, seasonal and temporary employees). To determine the median annual compensation for all employees other than the CEO, a median employee was identified from the worldwide population of employees on November 1, 2019, excluding its 102 employees from the following jurisdictions: Mexico (79 employees) and Malaysia (23 employees), which in the aggregate represent 5% or less of the Company's total employee population. No employees were excluded from the employee population due to data privacy issues.

              To determine the median employee, we utilized the "regular earnings" of the applicable employees for 2019, which represents cash compensation excluding bonus, commissions and other similar incentive compensation. The Company did not utilize any cost of living or other material adjustments. In connection with our analysis, we utilized the foreign currency exchange rate used for our internal financial accounting purposes, as of November 1, 2019. Based on the foregoing, the median employee was determined to be a Product Engineering Technical Specialist working on a full-time basis in the United States.

              For 2019, the annual total compensation for the median employee was $93,889 and the annual total compensation for our CEO was $7,957,329, which reflects the total compensation paid to Mr. Hobbs, the Chief Executive Officer as of November 1, 2019, for 2019, and which includes payments to Mr. Hobbs in connection with his separation from the Company on December 31, 2019. Based on the calculation of the annual total compensation for both the CEO and the median employee (as described above), the ratio of CEO pay to the median employee pay is approximately 85:1. The pay ratio provided is a reasonable estimate. Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, our pay ratio may not be comparable to the pay ratio reported by other companies or our pay ratio in any future year.

Severance and Change of Control Benefits

              To attract and retain key executive officers, the Company has entered into executive agreements that include severance and change of control benefits. In the event or threat of a change of control transaction, we believe that these agreements reduce uncertainty and provide compensation for the significant levels of executive engagement and support required during an ownership transition that may result in the termination of their employment. Except Mr. Hobbs, the severance arrangements for the NEOs generally provide that, upon termination of the NEO's employment by the Company without cause, by the NEO for good reason or due to death or disability of the NEO (except Messrs. Raiford, Bruny and Scarfo), the NEO is entitled to certain severance payments and benefits as described below. Mr. Hobbs entered into a separation agreement in connection with the termination of his employment with the Company as of December 31, 2019. Additionally, Mr. McClelland, our President and Chief Executive Officer as of March 1, 2020, is also entitled to certain severance and change in control benefits. For a general description of such benefits, see "Post-2019 Executive Compensation Matters" above.

Franklin Hobbs

              Effective as of November 13, 2019, Mr. Hobbs no longer served as our President and Chief Executive Officer. Mr. Hobbs entered into a letter agreement, dated December 27, 2019 (the "Hobbs Agreement"), concerning his transition and termination of employment from the Company and its affiliates as of the close of business on December 31, 2019 (the "Termination Date"). Pursuant to the Hobbs Agreement, Mr. Hobbs is entitled to severance payments equal to 100% of his base salary, a one-time lump sum cash payment equal to $500,000, a one-time lump sum cash payment equal to Mr. Hobbs annual bonus for fiscal year 2019, based on actual achievement of applicable performance objectives, and continued health plan premium payments for up to 12 months.

              Pursuant to the Hobbs Agreement, Mr. Hobbs is also entitled to accelerated vesting of certain of his outstanding equity awards, including an additional year of vesting with respect to his unvested restricted stock units subject to only time-based vesting. In addition, all unvested restricted stock units held by Mr. Hobbs subject to EBITDA-based vesting for the fiscal year ending December 31, 2019 remained outstanding and eligible to vest in accordance with their terms as of the Termination Date, and one-third of any unvested restricted stock units held by Mr. Hobbs subject to TSR-based vesting for the three-year period ending December 31, 2021, remained outstanding and eligible to vest in accordance with their terms based on actual performance for the portion of the performance period through December 31, 2019 as if performance ended on such date. Following the Termination Date, the Company determined that the outstanding RSUs held by Mr. Hobbs subject to TSR-based vesting did not achieve their performance thresholds and were forfeited.

              The severance payments (other than the one-time cash payments described above) for Mr. Hobbs will be made in accordance with the Company's normal payroll practices for a period of 12 months following the Termination Date.

Kevin Riley

              If the Company terminates Mr. Riley's employment (other than for Cause (as defined in his employment agreement) or as a result of his death or disability), or upon a resignation by Mr. Riley for Good Reason (as defined his employment agreement), he will be entitled to the following compensation and benefits: a one-time lump sum cash payment equal to (a) twelve months of his then-current base salary and (b) 100% of his target annual bonus, continued health plan premium payments for up to 12 months and accelerated vesting of Mr. Riley's unvested equity awards that are scheduled to vest within twelve months following his termination date. If Mr. Riley's termination occurs within 12 months of an Acquisition (as defined in his employment agreement), he will be entitled to the following compensation and benefits: a one-time lump sum cash payment equal to (a) eighteen months of his then-current base salary and (b) 150% of his target annual bonus, continued health plan premium payments for up to 18 months and accelerated vesting of all of his outstanding equity. All compensation payments to which Mr. Riley will be entitled will be made in 12-monthly installments, except for the amount of his annual base salary and target annual bonus, which will be paid in a lump sum.

Daryl Raiford

              If the Company terminates Mr. Raiford's employment (other than for Cause (as defined in his amended and restated employment agreement, as amended) or as a result of his death or disability), or upon a resignation by Mr. Raiford for Good Reason (as defined in his amended and restated employment agreement, as amended), he will be entitled to the following compensation and benefits: a one-time lump sum payment of 100% of his base salary and a pro-rata amount of his target annual bonus, 100% of his target annual bonus, payable in 12 monthly installments, and continued health plan premium payments for up to 12 months. If Mr. Raiford's termination occurs within 12 months of a Change in Control (as defined in his amended and restated employment agreement, as amended), he will be entitled to the following compensation and benefits: 200% of his base salary, a pro-rata amount of his target annual bonus, 200% of his target annual bonus, continued health plan premium payments for up to 12 months, an accelerated vesting of all of his outstanding equity. Upon a Change in Control of the Company, Mr. Raiford would receive an accelerated vesting of 50% of his outstanding equity. All compensation payments to which Mr. Raiford will be entitled will be made in 12-monthly installments, except for the pro-rata amount of his target annual bonus, which will be paid in a lump sum.

              Upon a "material transaction" (as defined in his retention bonus agreement, which generally relates to a change in control of the Company), Mr. Raiford will be entitled to a change in control bonus equal to $1,060,000, subject to his continued employment through such material transaction.

Steven Bruny

              Prior to January 29, 2020, upon a termination of Mr. Bruny's employment by the Company, other than (i) For Cause (as defined in his then-applicable severance agreement) or (ii) as a result of his death or Disability (as defined in his then-applicable severance agreement), or upon his resignation for Good Reason (as defined in his severance agreement), and within six months following the occurrence of a Change in Control (as defined in his then-applicable severance agreement), Mr. Bruny was entitled to severance payments equal to 50% of his base salary and continued health plan premium payments for up to 6 months. Such severance payments for Mr. Bruny would have been made in accordance with the Company's normal payroll practices for a period of 6 months following a qualifying termination of employment. Such payments are outlined in the table set forth in "Potential Payments Upon Termination or Upon Change in Control" below.

              On January 29, 2020, we entered into a new severance agreement with Mr. Bruny, which modified the severance payments and benefits that Mr. Bruny would be entitled to on a going-forward basis. For a discussion of such agreement, see "Post-2019 Executive Compensation Matters" above.

Anthony Scarfo

              On January 19, 2018, we entered into an employment agreement with Mr. Scarfo. Pursuant to such agreement, upon a termination of Mr. Scarfo's employment by the Company without Cause (as defined in such agreement), or upon a resignation by Mr. Scarfo for Good Reason (as defined in such agreement), Mr. Scarfo was entitled to severance payments equal to 12 months of his base salary and continued health plan premium payments for up to 12 months. Additionally, the Company may elect to pay Mr. Scarfo a pro-rated portion of his then applicable target bonus, less applicable state and federal withholdings, calculated upon reference to his termination date. Such severance payments (other than target annual bonus) for Mr. Scarfo would have been made in accordance with the Company's normal payroll practices for a period of 12 months following a qualifying termination of employment. Such payments are outlined in the table set forth in "Potential Payments Upon Termination or Upon Change in Control" below.

              On January 29, 2020, we entered into a severance agreement with Mr. Scarfo, which modified the severance payments and benefits that Mr. Scarfo would be entitled to on a going-forward basis. For a discussion of such agreement, see "Post-2019 Executive Compensation Matters" above.

John McCready

              Prior to January 29, 2020, upon a termination of Mr. McCready's employment by the Company, other than (i) For Cause(as defined in his then-applicable severance agreement) or (ii) as a result of his death or Disability (as defined in his then-applicable severance agreement), or upon his resignation for Good Reason (as defined in his severance agreement), and within six months following the occurrence of a Change in Control (as defined in his then-applicable severance agreement), Mr. McCready was entitled to severance payments equal to 50% of his base salary and continued health plan premium payments for up to 6 months. Such severance payments for Mr. McCready would have been made in accordance with the Company's normal payroll practices for a period of 6 months following a qualifying termination of employment. Such payments are outlined in the table set forth in "Potential Payments Upon Termination or Upon Change in Control" below.

              On January 29, 2020, we entered into a new severance agreement with Mr. McCready, which modified the severance payments and benefits that Mr. McCready would be entitled to on a going-forward basis. For a discussion of such agreement, see "Post-2019 Executive Compensation Matters" above.

Justin K. Ferguson

              On January 26, 2018, we entered into a severance agreement with Mr. Ferguson (the "Ferguson Severance Agreement").

              If the Company terminates Mr. Ferguson's employment without Cause (as such term is defined in the Ferguson Severance Agreement) or as a result of his death or Disability (as such term is defined in the Ferguson Severance Agreement), or if he terminates his employment with Good Reason (as such term is defined in the Ferguson Severance Agreement), Mr. Ferguson would be entitled to receive (i) continued payment of his then-current base salary for a period of twelve months following the termination date; (ii) a one-time lump sum cash amount equal to his pro-rated annual bonus, subject to the terms of the applicable bonus plan; (iii) continued eligibility to have the Company pay its share of the medical, dental and vision insurance premiums for Mr. Ferguson and his dependents for the twelve-month period following the termination date; and (iv) accelerated vesting of his unvested options and unvested restricted shares awards that are scheduled to vest within twelve months following his termination date; provided that if Mr. Ferguson's termination occurs within twelve months following a Change of Control (as such term is defined in the Ferguson Severance Agreement), Mr. Ferguson would also be entitled to receive a lump sum payment equal to 100% of his then-current target variable compensation and accelerated vesting of all his unvested options and all his unvested restricted shares.

Michael Swade

              Effective January 14, 2019, Mr. Swade stepped down from his position as the Company's Executive Vice President, Global Sales. Mr. Swade entered into a letter agreement, dated January 13, 2019 (the "Swade Agreement"), concerning his separation from the Company and its affiliates. Pursuant to the Swade Agreement, Mr. Swade remained employed to provide transition assistance to the Company's sales organization through March 31, 2019. Mr. Swade's employment was terminated by the Company without Cause (as such term is defined in his employment agreement), effective on March 31, 2019, and consistent with his employment agreement, Mr. Swade became entitled to severance payments equal to 150% of his base salary and target cash bonus, continued health plan premium payments for up to 18 months, and accelerated vesting of all unvested restricted stock. The cash severance payment for Mr. Swade was made in a lump sum.

David Walsh

              Effective as of February 1, 2019, David Walsh stepped down as Founder and President, Kandy for the Company. Mr. Walsh entered into a letter agreement, dated January 13, 2019 (the "Walsh Agreement"), concerning his separation from the Company and its affiliates. Pursuant to the Walsh Agreement, Mr. Walsh's employment terminated by the Company without Cause (as such term is defined in his employment agreement) on February 1, 2019 and he became entitled to, subject to any delays required by applicable law: (i) a severance payment equal to $1,250,000, less applicable deductions, payable in 12 monthly installments; (ii) up to 18 months of group health plan coverage under COBRA; (iii) $350,000, less applicable deductions, in lieu of any 2018 bonus to which he may have been entitled under the 2018 bonus program under the Company's Senior Management Cash Incentive Plan; and (iv) full vesting of all of his unvested restricted shares and/or restricted stock units on February 1, 2019.

              In connection with his separation, Mr. Walsh also entered into a consulting agreement, whereby he agreed to provide business advisory services to us from February 2, 2019 to January 31, 2020. During the consulting term, Mr. Walsh was paid $25,000 per month, prorated for any partial month, in consideration for such services.

              None of our severance arrangements provide for tax gross ups in connection with severance benefits following a change in control or otherwise (except for Mr. Raiford, who may receive a tax gross up in connection with his continued health plan premium payments). All severance payments are subject to the execution of a release of claims by the applicable NEO in favor of the Company and continued compliance with applicable restrictive covenants, which generally provide for post-termination non-competition and non-solicitation restrictions for 12 months.

Equity Award Acceleration

              In addition to the severance benefits and payments described above, in the event of a Change in Control (as defined in the 2019 Plan and referred to herein as a "change in control"), our forms of equity agreements under the 2019 Plan provide for certain accelerated vesting of awards thereunder. Except as otherwise noted in the severance arrangements above, effective immediately prior to the occurrence of a change in control, (a) for equity grants prior to June 2016: an additional 25% of the number of shares covered by the restricted stock award will become vested and the remaining unvested shares subject to the restricted stock award continuing to vest pursuant to the vesting schedule set forth in the award, except that the vesting schedule will be shortened by 12 months, and (b) for equity grants since June 2016, an additional one-third of the number of shares covered by the restricted stock award will become vested and the remaining unvested shares subject to the restricted stock award continuing to vest pursuant to the vesting schedule set forth in the award, except that the vesting schedule will be shortened by 12 months.

POTENTIAL PAYMENTS UPON TERMINATION OR UPON CHANGE IN CONTROL

              The table below shows potential payments to the NEOs (other than Messrs. Hobbs, Swade and Walsh, whose payments upon termination of employment are described below) with severance or change in control arrangements upon termination or upon a change in control of our Company. The amounts shown assume that termination and/or change in control was effective as of December 31, 2019, the last day of our fiscal year, and are estimates of the amounts that would have been paid to or realized by the NEOs upon such a termination or change in control on such date. The actual amounts to be paid or realized can only be determined at the time of an NEO's termination or following a change in control. Further, Messrs. Bruny, Scarfo and McCready entered into the severance agreements on January 29, 2020, which provide eligibility for certain severance payments and benefits to such NEOs that differ from the below. See "Post-2019 Executive Compensation Matters" above for a discussion of their rights under the Severance Agreements.

	Termination without Cause or for Good Reason (1)	Termination upon Death or Disability	Change in Control	Termination without Cause or for Good Reason following Change in Control
Steven Bruny
Cash Severance	$—	$—	$—	$175,000
Stock Awards (2)	—	—	309,355	437,249
Health Benefits	—	—	—	10,779

	$—	$—	$309,355	$623,028

Kevin Riley
Cash Severance	$649,985	$—	$—	$974,978
Stock Awards (2)	108,435	—	149,232	298,465
Health Benefits	15,032	—	—	22,548

	$773,452	$—	$149,232	$1,295,991

Daryl E. Raiford
Change of Control Bonus (3)	$—	$—	$1,060,000	$1,060,000
Cash Severance (2)	1,250,000	—	—	2,500,000
Stock Awards	—	—	272,434	544,868
Health Benefits	21,558	—	—	21,558

	$1,271,558	$—	$1,332,434	$4,126,426

Anthony Scarfo
Cash Severance	$700,000	$—	$—	$700,000
Stock Awards (2)	—	—	314,679	582,862
Health Benefits	14,648	—	—	21,972

	$714,648	$—	$314,679	$1,304,834

Justin Ferguson
Cash Severance	$378,379	$378,379	$—	$500,013
Stock Awards (2)	140,365	140,365	195,703	306,547
Health Benefits	21,558	21,558	—	21,558

	$540,302	$540,302	$195,703	$828,118

John McCready
Cash Severance	$—	$—	$—	$175,000
Stock Awards (2)	—	—	171,294	171,294
Health Benefits	—	—	—	11,090

	$—	$—	$171,294	$357,384

(1)
Represents the severance benefits that the NEO would be eligible to receive absent a change in control.

(2)
These amounts represent the gains that would be realized on the acceleration of unvested restricted shares and performance-based stock units in accordance with the NEOs' respective employment and/or grant agreements. The gains were calculated by multiplying our closing stock price of $3.10 on December 31, 2019 by the number of shares (or shares underlying PSUs) that would accelerate.

(3)
Mr. Raiford is not entitled to a change in control bonus unless a material transaction is consummated. If he becomes entitled to severance at any time prior to such a material transaction, he will not receive this change in control bonus. If he becomes entitled to severance at any time after payment of the change in control bonus in connection with such a material transaction, he will not receive any additional change in control bonus upon termination.

INFORMATION ABOUT THE ANNUAL MEETING

              Our Board of Directors is soliciting proxies for the 2020 Annual Meeting to be held on Tuesday, June 2, 2020, and at any adjournments, continuations or postponements thereof. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

Important Notice Regarding Availability of Proxy Materials for the Stockholder Meeting to be held on June 2, 2020: This Proxy Statement and the 2019 Annual Report to Stockholders are available for viewing, printing and downloading at www.proxyvote.com.

Why am I receiving these materials?

              You have received these proxy materials because our Board is soliciting your vote at the 2020 Annual Meeting. This Proxy Statement includes information that we are required to provide to you under the rules of the U.S. Securities and Exchange Commission and that is designed to assist you in voting your shares. Our Board has made these proxy materials available to you over the Internet, or has delivered printed versions of these materials to you by mail, in connection with the Board's solicitation of proxies for use at the 2020 Annual Meeting.

When and where is the meeting?

              The 2020 Annual Meeting will be held on Tuesday, June 2, 2020 at 10:00 a.m., Eastern time. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting http://viewproxy.com/RBBN/2020/vm and entering your event passcode that was provided after your registration process, as described under "How can I attend the 2020 Annual Meeting" below. This solicitation is for proxies for use at the 2020 Annual Meeting or at any reconvened meeting after an adjournment or postponement of the 2020 Annual Meeting.

Who may vote at the meeting?

              Stockholders of record at the close of business on April 6, 2020, the record date, or holders of a valid proxy, may attend and vote electronically at the meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted. As of the close of business on April 6, 2020, an aggregate of 144,744,861 shares of our common stock were outstanding, including 393,557 unvested shares of restricted stock. In connection with the ECI Merger, Swarth granted an irrevocable proxy to the Company to vote the shares of the Company's common stock held by Swarth that represent more than 9.99% of the consolidated voting power of all issued and outstanding Company common stock pro rata in accordance with how the other holders of Company common stock vote their shares, and such proxy will remain in place until CFIUS approval is obtained.

How many shares must be present to hold the meeting?

              A majority of the 144,744,861 shares of our common stock that were outstanding as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. For purposes of determining whether a quorum exists, we count as present any shares that are properly represented electronically at the meeting or that are represented by a valid proxy properly submitted over the Internet, by telephone or by mail. Further, for purposes of establishing a quorum, we count as present shares that a stockholder holds and that are represented by their proxy even if the stockholder does not vote on one or more of the matters to be voted upon. If a quorum is not present at the scheduled time of the 2020 Annual Meeting, the chairperson of the meeting is authorized by our by-laws to adjourn the meeting, without the vote of stockholders.

What proposals will be voted on at the meeting?

              Four proposals will be voted on at the 2020 Annual Meeting:

    •
    The election of the nine nominees for director named in this Proxy Statement to hold office until the 2021 Annual Meeting (Proposal 1);

    •
    The approval of the Ribbon Communications Inc. Amended and Restated 2019 Incentive Award Plan (Proposal 2);

    •
    The ratification of the appointment of Deloitte & Touche LLP to serve as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2020 (Proposal 3); and

    •
    The approval, on a non-binding, advisory basis, of the compensation of our named executive officers (Proposal 4).

How does the Board of Directors recommend that I vote?

              Our Board recommends that you vote your shares:

    •
    "For" the election of each of the nominees to our Board named in this Proxy Statement (Proposal 1);

    •
    "For" the approval of the Ribbon Communications Inc. Amended and Restated 2019 Incentive Award Plan (Proposal 2);

    •
    "For" the ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2020 (Proposal 3); and

    •
    "For" the approval, on a non-binding, advisory basis, of the compensation of our named executive officers (Proposal 4).

What vote is required to approve each matter and how are votes counted?

              Election of Directors (Proposal 1).    In an uncontested election, such as the election of directors at the 2020 Annual Meeting, to be elected, each of the nominees for director must receive more votes "For" such nominee's election than "Against" such election (with abstentions and broker non-votes not counted as a vote for or against). With respect to each nominee, you may vote "For," "Against," or "Abstain." Abstaining will have no effect on the outcome of the election.

              Approval of the Our Amended and Restated 2019 Incentive Award Plan (Proposal 2).    The affirmative vote of a majority of the shares of common stock present or represented at the 2020 Annual Meeting and entitled to vote on this proposal will be required to approve this proposal. You may vote "For," "Against", or "Abstain" from voting on this proposal. Abstaining from voting on this proposal will have the effect of a vote against the approval of this proposal.

              Ratification of the Appointment of Deloitte & Touche LLP to Serve as the Company's Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2020 (Proposal 3). The affirmative vote of a majority of the shares of common stock present or represented at the 2020 Annual Meeting and entitled to vote on this proposal will be required to approve this proposal. You may vote "For", "Against", or "Abstain" from voting on this proposal. Abstaining from voting on this proposal will have the effect of a vote against this proposal.

              Approval, on a Non-Binding, Advisory Basis, of the Compensation of Our Named Executive Officers (Proposal 4).    The vote on the compensation of the named executive officers is non-binding, as provided by law. However, our Board and its Compensation Committee will review and consider the outcome of this vote when making future compensation decisions for our named executive officers. The affirmative vote of a majority of the shares of common stock present or represented at the 2020 Annual Meeting and entitled to vote on this proposal will be required to approve this proposal. You may vote "For", "Against", or "Abstain" from voting on this proposal. Abstaining from voting on this proposal will have the effect of a vote against this proposal.

              For the proposals relating to the election of directors (Proposal 1), the approval of our amended and restated 2019 Incentive Award Plan (Proposal 2), and the approval, on a non-binding, advisory basis, of the compensation of our named executive officers (Proposal 4), please note that if you are a beneficial owner of our common stock and your stock is held through a broker, bank or other nominee (in "street name"), under stock exchange rules a broker, bank or other nominee subject to those rules is not permitted to vote your shares on these three proposals without your instruction. Therefore, if a beneficial owner of our common stock fails to instruct such a broker, bank or other nominee how to vote on Proposals 1, 2, and 4, that beneficial owner's shares cannot be voted on these matters—in other words, your broker, bank or other nominee's proxy will be treated as a "broker non-vote," which is explained in the following question and explanation.

What are broker non-votes and what is the effect of broker non-votes?

              Brokers, banks and other nominees have the discretion to vote shares held in "street name"—a term that means the shares are held in the name of the broker, bank or other nominee on behalf of its customer, the beneficial owner—on routine matters, such as the ratification of the appointment of our independent registered public accounting firm, but not on non-routine matters. Generally, broker non-votes occur when shares held by a broker, bank or other nominee for a beneficial owner are not voted with respect to a non-routine matter because the broker, bank or other nominee has not received voting instructions from the beneficial owner and the broker, bank or other nominee lacks discretionary authority to vote the shares because of the non-routine nature of the matter. The election of directors (Proposals 1), the approval of our amended and restated 2019 Incentive Award Plan (Proposal 2), and the approval, on a non-binding, advisory basis, of the compensation of our named executive officers (Proposal 4) are "non-routine" matters for which brokers, banks and other nominees, under applicable stock exchange rules, may not exercise discretionary voting power without instructions from the beneficial owner, and therefore broker non-votes will not affect the outcome of the vote on these proposals. The ratification of the appointment of our independent registered public accounting firm (Proposal 3) is a "routine" matter for which brokers have discretionary authority to vote. Therefore, we do not expect any broker non-votes in connection with this proposal. Broker non-votes are counted as shares present for purposes of determining the presence of a quorum. Your vote is very important, whether you hold directly or through a broker, bank or other nominee. We encourage you to read this Proxy Statement and the 2019 Annual Report carefully and if you are a beneficial owner, please be sure to give voting instructions to your broker, bank or other nominee.

              What happens if an incumbent director nominee fails to receive more "For" votes than "Against" votes?

              Our Corporate Governance Guidelines require that as a condition to being nominated by the Board for re-election as a director, each incumbent director must deliver to the Board an irrevocable resignation from the Board that will become effective if, and only if, both (i) in the case of an uncontested election, such nominee does not receive more votes "For" his or her election than votes "Against" such election, and (ii) the Board accepts such resignation. The Board will decide (based on the recommendation of a committee of the Board) whether to accept the director's resignation within 90 days after the election results are certified.

              An incumbent director who does not receive the required vote in an uncontested election will continue to serve as a director while the Nominating and Corporate Governance Committee and the Board decide whether to accept or reject such director's resignation. If the Board accepts such resignation, the Board may fill the remaining vacancy or may decrease the size of the Board in accordance with our by-laws. Our Corporate Governance Guidelines are posted on our website at www.ribboncommunications.com.

How can I attend the 2020 Annual Meeting?

              In light of the ongoing COVID-19 pandemic, as part of our effort to maintain a safe and healthy environment for our directors, members of management and stockholders, the 2020 Annual Meeting will be held entirely online. Stockholders may participate in the 2020 Annual Meeting by visiting the following website: http://viewproxy.com/RBBN/2020/vm. In order to participate in the 2020 Annual Meeting via live webcast, you must register at http://viewproxy.com/RBBN/2020. Please register in advance by 11:59 p.m. Eastern time on May 31, 2020.

              If you are a registered holder, you will need to provide your name, address and phone number in order to register. You will also be able to use the control number included in your proxy materials to register. If you hold your shares in "street name" through a broker, bank or other nominee, you will need to provide your name, phone number and e-mail on the registration website and upload a copy of a legal proxy that you have obtained from your broker, bank or other nominee. Alternatively, you can e-mail a copy of the legal proxy to VirtualMeeting@viewproxy.com. If you are unable to obtain a legal proxy to vote your shares, you will still be able to attend the 2020 Annual Meeting (but will not be able to vote your shares) so long as you demonstrate other proof of stock ownership and register to attend the meeting (other than providing a legal proxy). Appropriate proof of stock ownership to attend the 2020 Annual Meeting (but without being able to vote) includes a copy of the stockholder's bank or broker statement, the notice of the 2020 Annual Meeting or voting instruction form.

              Instructions on how to connect and participate online, including how to demonstrate proof of stock ownership, will be posted at http://viewproxy.com/RBBN/2020.

              Once you have registered, you will receive an e-mail after your registration has been confirmed along with a meeting password and, if you hold your shares in "street name," you will receive a virtual control number. Please be sure to download the software used for the virtual meeting prior to the start of the 2020 Annual Meeting. On the day of the 2020 Annual Meeting, you may enter the meeting at http://viewproxy.com/RBBN/2020/vm using the meeting password you received.

              To avoid any delays in the registration process, we encourage you to register in advance by 11:59 p.m. Eastern Time on May 31, 2020. We also encourage you to access the meeting prior to the start time. The online portal will open approximately 30 minutes before the start of the 2020 Annual Meeting.

How can I vote during the 2020 Annual Meeting?

              Please visit www.fcrvote.com/RBBN in order to vote your shares during the 2020 Annual Meeting until the polls are closed. You will need your virtual control number in order to vote your shares. Whether you are a stockholder of record or a holder of our shares in "street name," your virtual control number will be assigned to you in the confirmation e-mail you will receive after you have registered to attend the 2020 Annual Meeting and your registration has been confirmed. For additional information regarding how to register for and attend the 2020 Annual Meeting, see "How can I attend the 2020 Annual Meeting?" above.

How can I vote my shares without attending the meeting?

              If you are a stockholder of record, you may vote by proxy in any of the following ways:

    •
    Submit your proxy by mail.  You may complete, date and sign the proxy card and mail it in the postage-prepaid envelope that you received. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you return. If you return the proxy card but do not give any instructions on a particular matter described in this Proxy Statement, the persons named in the proxy card will vote the shares you own in accordance with the recommendations of our Board.

    •
    Submit your proxy over the Internet.  If you have Internet access, you may vote over the Internet at www.proxyvote.com by following the instructions set forth on your proxy card. If you submit your proxy over the Internet, it is not necessary to return your proxy card.

    •
    Submit your proxy by telephone.  If you are located in the United States or Canada, you may vote by telephone by calling 1-800-690-6903 and following the instructions set forth on your proxy card. If you submit your proxy by telephone, it is not necessary to return your proxy card.

              The ability to vote by telephone or over the Internet for stockholders of record will be available until 11:59 p.m., Eastern Daylight Time on June 1, 2020. In light of possible disruptions in mail service related to the COVID-19 pandemic, we encourage stockholders to submit their proxy via telephone or online.

              If your shares are held in the name of a broker, bank or other nominee, please follow the voting instructions on the forms you received from such broker, bank or other nominee. The availability of submitting your voting instructions by telephone or over the Internet will depend upon their voting procedures.

Who is serving as the Company's inspector of elections?

              Broadridge Financial Solutions, Inc. has been engaged as our independent inspector of elections to tabulate stockholder votes for the 2020 Annual Meeting.

How can I change my vote?

              You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by signing and submitting a new proxy card with a later date, submitting a proxy by telephone or submitting a proxy over the Internet (your latest telephone or Internet proxy is counted), by giving written notice of revocation to our Secretary prior to the 2020 Annual Meeting or by attending the meeting and voting electronically. If your shares are held in street name, you may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker. Attending the meeting by itself, however, will not revoke your proxy.

Why are you holding a virtual meeting?

              Due to the public heath impact of the COVID-19 pandemic and as part of our effort to support the health and well-being of our directors, members of management and stockholders who wish to attend the 2020 Annual Meeting, we believe that hosting a virtual meeting this year is in the best interest of the Company and its stockholders. We have designed our virtual format to enhance, rather than constrain, stockholder access, participation and communication. For example, the virtual format allows stockholders to communicate with us in advance of, and during, the 2020 Annual Meeting so they can ask questions of our Board and/or management. You will be able to attend the 2020 Annual Meeting online and submit your questions by visiting http://viewproxy.com/RBBN/2020/vm. You also will be able to vote your shares electronically at the 2020 Annual Meeting by following the instructions above.

              What if during the check-in time or during the Annual Meeting I have technical difficulties or trouble accessing the virtual meeting website?

              Please be sure that you have registered to attend and download the required software prior to the start of the 2020 Annual Meeting. If you should have any difficulty accessing the meeting or have technical difficulties during the meeting, please contact VirtualMeeting@viewproxy.com.

Will there be a question and answer session during the Annual Meeting?

              As part of the 2020 Annual Meeting, we will hold a live question and answer session, during which we intend to answer appropriate questions submitted during and in advance of the meeting that are pertinent to the Company and the meeting matters, as time permits.

STOCKHOLDER PROPOSALS FOR INCLUSION IN 2021 PROXY STATEMENT

              To be considered for inclusion in the proxy statement relating to our annual meeting of stockholders to be held in 2021, stockholder proposals must be received at our principal executive offices no later than December 30, 2020, which is 120 calendar days before the date our proxy statement was released to our stockholders in connection with the 2020 Annual Meeting, and must otherwise comply with the rules promulgated by the SEC. If the date of next year's annual meeting is changed by more than 30 days from the anniversary date of this year's annual meeting on June 2, 2020, then the deadline is a reasonable time before we begin to print and mail proxy materials.

STOCKHOLDER NOMINATIONS AND PROPOSALS FOR PRESENTATION
AT 2021 ANNUAL MEETING

              According to our by-laws, we must receive proposals of stockholders and director nominations intended to be presented at the 2021 Annual Meeting but not included in the proxy statement by the close of business on March 4, 2021, but not before February 2, 2021, which is not later than the ninetieth (90th) day nor earlier than the one hundred twentieth (120th) day prior to the first anniversary of the date of the 2020 Annual Meeting. Such proposals must be delivered to the Secretary of the Company at our principal executive office. However, in the event the 2021 Annual Meeting is scheduled to be held on a date before May 3, 2021, or after August 11, 2021, which are dates 30 days before or 70 days after the first anniversary of our 2020 Annual Meeting, then your notice must be received by us at our principal executive office not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day before the scheduled date of such annual meeting or the 10th day after the day on which we first make a public announcement of the date of such annual meeting. Any proposals that are not made in accordance with the above standards may not be presented at the 2021 Annual Meeting.

STOCKHOLDERS SHARING THE SAME ADDRESS

              We have adopted a procedure called "householding." Under this procedure, we are delivering only one copy of the 2019 Annual Report and Proxy Statement to multiple stockholders who share the same address, unless we have received contrary instructions from an affected stockholder. Stockholders who participate in householding will continue to receive separate proxy cards.

              We will deliver promptly upon written or oral request a separate copy of the 2019 Annual Report and the Proxy Statement to any stockholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of the 2019 Annual Report or Proxy Statement, please submit your request to Broadridge Financial Solutions by calling 1-800-579-1639 or in writing addressed to Ribbon Communications Inc., 4 Technology Park Drive, Westford, MA 01886 Attn: Investor Relations.

              If you are a holder of record and would like to revoke your householding consent and receive a separate copy of an annual report or Proxy Statement in the future, please contact Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or by calling 1-800-542-1061. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

              Any stockholders of record who share the same address and currently receive multiple copies of our annual report and Proxy Statement who wish to receive only one copy of these materials per household in the future should contact Broadridge Householding Department at the contact information listed above to participate in the householding program.

              A number of brokerage firms have instituted householding. If you hold your shares in "street name," please contact your bank, broker or other holder of record to request information about householding.

FORM 10-K

              Our Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC on February 28, 2020, is being delivered to stockholders in connection with this proxy solicitation. With the payment of an appropriate processing fee, we will provide copies of the exhibits to our Annual Report on Form 10-K. Please address all such requests to the Investor Relations department at our principal executive offices at 4 Technology Park Drive, Westford, MA 01886.

 OTHER MATTERS

              Our Board knows of no other matters to be submitted at the meeting and the deadline under our by-laws for submission of matters by stockholders has passed. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent in their discretion.

              The accompanying proxy is solicited by and on behalf of our Board. We will pay the costs of soliciting proxies from stockholders. In addition to soliciting proxies by mail, by telephone and via the Internet, our directors, executive officers and other employees may solicit proxies, either personally or by other electronic means, on our behalf, without special compensation. We will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy materials to those persons for whom they hold shares and request instructions for voting the proxies. We will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution.

By Order of the Board of Directors,

Westford, Massachusetts April 29, 2020	Justin K. Ferguson Executive Vice President, General Counsel and Corporate Secretary

APPENDIX A

RIBBON COMMUNICATIONS INC.

Discussion of Non-GAAP Financial Measures

              Ribbon Communications' management uses several different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of the business, making operating decisions, planning and forecasting future periods, and determining payments under compensation programs. Our annual financial plan is prepared both on a GAAP and non-GAAP basis, and the non-GAAP annual financial plan is approved by our board of directors. Budgeting and forecasting for revenue and expenses are conducted on a non-GAAP basis and actual results on a non-GAAP basis are assessed against the annual financial plan. We consider the use of non-GAAP financial measures helpful in assessing the core performance of our continuing operations and when planning and forecasting future periods. By continuing operations, we mean the ongoing results of the business adjusted for certain expenses and credits, including, but not limited to, stock-based compensation; amortization of intangible assets; acquisition-related facilities adjustments; certain litigation costs; impairment of goodwill; settlement expense; cancelled debt offering costs; acquisition-and integration-related expense; restructuring and related expense; the gain on the settlement of litigation; the gain on the reduction to deferred purchase consideration; the tax effect of these adjustments; and the income tax benefit arising from purchase accounting. Effective for the first quarter of 2019 and for subsequent reporting periods, we no longer adjust for the impact of the adoption of the new revenue standard in 2018. While our management uses non-GAAP financial measures as a tool to enhance their understanding of certain aspects of our financial performance, our management does not consider these measures to be a substitute for, or superior to, GAAP measures. In addition, our presentations of these measures may not be comparable to similarly titled measures used by other companies. These non-GAAP financial measures should not be considered alternatives for, or in isolation from, the financial information prepared and presented in accordance with GAAP.

              Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, many of the adjustments to our financial measures reflect the exclusion of items that are recurring and will be reflected in our financial results for the foreseeable future.

Impact of New Revenue Standard

              For periods prior to the first quarter of 2019, we adjusted our non-GAAP financial measures for eliminated revenue resulting from our adoption of the new revenue recognition standard in 2018 and related cost of revenue. Effective for the first quarter of 2019 and for subsequent reporting periods, we no longer adjust our non-GAAP financial measures for the 2018 revenue standard adoption.

Stock-Based Compensation

              Stock-based compensation expense is different from other forms of compensation, as it is a non-cash expense. For example, a cash salary generally has a fixed and unvarying cash cost. In contrast, the expense associated with an equity-based award is generally unrelated to the amount of cash ultimately received by an employee, and the cost to us is based on a stock-based compensation valuation methodology, subjective assumptions and the variety of award types, all of which may vary over time. We evaluate performance without these measures because stock-based compensation expense is influenced by the Company's stock price and other factors, such as volatility and interest rates that are beyond our control. The expense related to stock-based awards is generally not controllable in the short-term and can vary significantly based on the timing, size and nature of awards granted. As such, we do not include such charges in our operating plans, and we believe that presenting non-GAAP operating results that exclude stock-based compensation provides investors with visibility and insight into our management's method of analysis and the Company's core operating performance. It is reasonable to expect that stock-based compensation will continue in future periods.

Amortization of Intangible Assets

              We exclude the amortization of acquired intangible assets from non-GAAP expense and income measures. These amortization amounts are inconsistent in frequency and amount and are significantly impacted by the timing and size of acquisitions. Although we exclude amortization of acquired intangible assets from our non-GAAP expenses, we believe that it is important for investors to understand that intangible assets contribute to revenue generation. We believe that excluding non-cash amortization of intangible assets facilitates the comparison of our financial results to our historical operating results and to other companies in our industry as if the acquired intangible assets had been developed internally rather than acquired. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized.

Acquisition-Related Facilities Adjustments

              GAAP accounting requires that the deferred rent liability of an acquired company be written off as part of purchase accounting and that a combined company's rent expense on a straight-line basis begin as of the acquisition date. As a result, we recorded more rent expense than would have been recognized but for the purchase accounting treatment of GENBAND's assumed deferred rent liability. We included this adjustment, which related to the acquisition of GENBAND, through the fourth quarter of 2018, to allow for more complete comparisons to the financial results of our historical operations and the financial results of peer companies.

Litigation Costs

              We were involved in litigation with a certain competitor with whom we reached a settlement in the second quarter of 2019, under which the competitor agreed to pay us an aggregate amount of $63.0 million (see also "Gain on Litigation Settlement" below). In connection with this litigation, we incurred litigation costs beginning in the fourth quarter of 2017. These costs are included as a component of general and administrative expense. In the third quarter of 2019, we received $1.5 million of insurance proceeds in connection with this litigation, which reduced the expense reported in both the third quarter of and fiscal year 2019. In addition, we are currently the plaintiff in litigation with a former business partner of GENBAND regarding amounts loaned to this former business partner that were never repaid. During the fourth quarter of 2019, we incurred $1.7 million of legal costs in connection with this litigation. We believe that such costs are not part of our core business or ongoing operations. Accordingly, we believe that excluding the litigation costs related to these specific legal matters facilitates the comparison of our financial results to our historical operating results and to other companies in our industry.

Annual Goodwill Evaluation

              We performed our annual testing for impairment of goodwill in the fourth quarter of 2019. We operate as a single operating segment with one reporting unit and consequently we evaluate goodwill for impairment based on an evaluation of the fair value of the Company as a whole. Upon completion of the goodwill impairment test, we determined that it was necessary to reduce our goodwill carrying amount and recorded a non-cash impairment charge in the fourth quarter of 2019. We believe that such non-cash costs are not part of our core business or ongoing operations. Accordingly, we believe that excluding the goodwill impairment charge facilitates the comparison of our financial results to our historical operating results and to other companies in our industry.

Settlement Expense

              In the first quarter of 2018, we recorded $1.7 million of expense related to settlements, comprised of $1.4 million for the settlement of litigation in connection with our acquisition of Taqua LLC and $0.3 million of patent litigation settlement expense. These amounts are included as components of general and administrative expense. We believe that such settlement costs are not part of our core business or ongoing operations, are unplanned and generally not within our control. Accordingly, we believe that excluding these costs facilitates the comparison of our financial results to our historical operating results and other companies in our industry.

Cancelled Debt Offering Costs

              In the fourth quarter of 2018, we announced that we intended to offer, subject to market conditions and other factors, $150 million aggregate principal amount of convertible senior notes due 2023 in a private offering to qualified institutional buyers. Subsequent to the announcement, we determined the then-current market conditions were not conducive for an offering on terms that would be in the best interests of our stockholders. In connection with this offering, we incurred $1.0 million of expense. We do not consider these debt offering costs to be related to the continuing operations of the Company. We believe that excluding these cancelled debt offering costs facilitates the comparison of our financial results to our historical operating results and to other companies in our industry.

Acquisition-and Integration-Related Expense

              We consider certain acquisition- and integration-related costs to be unrelated to the organic continuing operations of our acquired businesses and the Company, and such costs are generally not relevant to assessing or estimating the long-term performance of the acquired assets. In addition, the size, complexity and/or volume of an acquisition, which often drive the magnitude of acquisition- and integration-related costs, may not be indicative of future acquisition- and integration-related costs. By excluding these acquisition- and integration-related costs from our non-GAAP measures, we believe that our management is better able to evaluate our ability to utilize our existing assets and estimate the long-term value that the acquired assets will generate for us. We exclude certain acquisition- and integration-related costs to allow more accurate comparisons of our financial results to our historical operations and the financial results of less acquisitive peer companies. In addition, we believe that providing supplemental non-GAAP measures that exclude these items allows management and investors to consider the ongoing operations of the business both with and without such expenses.

Restructuring and Related Expense

              We have recorded restructuring and related expense to streamline operations and reduce operating costs by closing and consolidating certain facilities and reducing our worldwide workforce. We review our restructuring accruals and facilities requirements regularly and record adjustments to these estimates as required. We believe that excluding restructuring and related expense facilitates the comparison of our financial results to our historical operating results and to other companies in our industry, as there are no future revenue streams or other benefits associated with these costs.

Gain on Litigation Settlement

              We were involved in litigation with a certain competitor with whom we reached a settlement in the second quarter of 2019, under which such competitor agreed to pay us an aggregate amount of $63.0 million (see "Litigation Costs" above). This gain is included as a component of other income

(expense), net. We believe that such gains are not part of our core business or ongoing operations. Accordingly, we believe that excluding the gain on litigation settlement related to this specific legal matter facilitates the comparison of our financial results to our historical results and to other companies in our industry.

Reduction to Deferred Purchase Consideration

              We recorded $8.1 million in other income (expense), net, in the first quarter of 2019 related to the reduction of cash deferred purchase consideration for Edgewater. We believe that such reductions to cash deferred purchase consideration are not part of our core business or ongoing operations, as they relate to specific acquisitive transactions. Accordingly, we believe that excluding such reductions related to acquisition transactions facilitates the comparison of our financial results to our historical results and to other companies in our industry.

Tax Effect of Non-GAAP Adjustments

              Beginning with the second quarter of 2019, non-GAAP income tax expense is presented based on an estimated tax rate applied against forecasted annual non-GAAP income. The non-GAAP income tax expense assumes no available net operating losses or any valuation allowances as a result of reporting significant cumulative non-GAAP income over the past several years. Due to the methodology applied to our estimated annual tax rate, our estimated tax rate on non-GAAP income will differ from our GAAP tax rate and from our actual tax liabilities.

Tax Benefit Arising from Purchase Accounting

              In 2018, we assessed our ability to use our tax benefits and determined that it was more likely than not that some of these benefits will be recognized. As a result, we reduced our deferred tax asset valuation allowance, resulting in an income tax benefit of $0.7 million and a reduction to our income tax provision in 2018. We believe that such a benefit is not part of our core business or ongoing operations, as it was the result of an acquisition and was unrelated to our revenue-producing activities. Accordingly, we believe that excluding the benefit arising from this adjustment to our income tax provision facilitates the comparison of our financial results to our historical results and to other companies in our industry.

Adjusted EBITDA

              We use Adjusted EBITDA as a supplemental measure to review and assess our performance. We calculate Adjusted EBITDA by excluding from net income (loss): interest income (expense), net; income tax provision; depreciation; and amortization of intangible assets. In addition, we exclude from net income (loss): historical adjustments to revenue and cost of revenue related to our adoption of the new revenue standard (for periods prior to the first quarter of 2019); stock-based compensation expense; acquisition-related facilities adjustments; certain litigation costs; impairment of goodwill; settlement expense; cancelled debt offering costs; acquisition- and integration-related expense; restructuring and related expense; and other income (expense), net. In general, we add back the expenses that we consider to be non-cash and/or not part of our ongoing operations. Adjusted EBITDA is a non-GAAP financial measure that is used by our investing community for comparative and valuation purposes. We disclose this metric to support and facilitate our dialogue with research analysts and investors. Other companies may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

              We believe that providing non-GAAP information to investors, in addition to the GAAP presentation, will allow investors to view the financial results in the way our management views them. We further believe that providing this information helps investors to better understand our core financial and operating performance and evaluate the efficacy of the methodology and information used by our management to evaluate and measure such performance.

 RIBBON COMMUNICATIONS INC.
Reconciliation of Non-GAAP and GAAP Financial Measures (continued)
(in thousands, except per share amounts)
(unaudited)

	Year ended
	December 31, 2019	December 31, 2018
GAAP Net loss	$(130,075)	$(76,810)
Adjustment to revenue for new revenue standard	—	10,045
Adjustment to cost of revenue for new revenue standard	—	(110)
Stock-based compensation	12,601	11,072
Amortization of intangible assets	49,225	49,723
Acquisition-related facilities adjustment	—	966
Litigation costs	7,734	7,682
Impairment of goodwill	164,300	—
Settlement expense	—	1,730
Cancelled debt offering costs	—	1,003
Acquisition- and integration-related expense	12,953	16,951
Restructuring and related expense	16,399	17,015
Gain on litigation settlement	(63,000)	—
Reduction to deferred purchase consideration	(8,124)	—
Tax effect of non-GAAP adjustments	(10,560)	—
Tax benefit arising from purchase accounting	—	(718)

Non-GAAP net income	$51,453	$38,549

Earnings (loss) per share
GAAP Loss per share	$(1.19)	$(0.74)
Adjustment to revenue for new revenue standard	—	0.10
Adjustment to cost of revenue for new revenue standard	—	*
Stock-based compensation	0.11	0.11
Amortization of intangible assets	0.46	0.48
Acquisition-related facilities adjustment	—	0.01
Litigation costs	0.07	0.07
Impairment of goodwill	1.49	—
Settlement expense	—	0.02
Cancelled debt offering costs	—	0.01
Acquisition- and integration-related expense	0.12	0.16
Restructuring and related expense	0.15	0.16
Gain on litigation settlement	(0.57)	—
Reduction to deferred purchase consideration	(0.07)	—
Tax effect of non-GAAP adjustments	(0.10)	—
Tax benefit arising from purchase accounting	—	(0.01)

Non-GAAP Diluted earnings per share	$0.47	$0.37

Shares used to compute diluted earnings per share or (loss) per share
GAAP Shares used to compute loss per share	109,734	103,916
Non-GAAP Shares used to compute diluted earnings per share	110,271	104,438

*
Less than $0.01 impact on earnings (loss) per share.

 RIBBON COMMUNICATIONS INC.
Reconciliation of Non-GAAP and GAAP Financial Measures (continued)
(in thousands, except per share amounts)
(unaudited)

	Year ended
	December 31, 2019	December 31, 2018
Adjusted EBITDA
GAAP Net loss	$(130,075)	$(76,810)
Interest expense, net	3,877	4,230
Income tax provision	7,182	3,400
Depreciation	11,949	11,200
Amortization of intangible assets	49,225	49,723
Adjustment to revenue for new revenue standard	—	10,045
Adjustment to cost of revenue for new revenue standard	—	(110)
Stock-based compensation	12,601	11,072
Acquisition-related facilities adjustment	—	966
Litigation costs	7,734	7,682
Impairment of goodwill	164,300	—
Settlement expense	—	1,730
Cancelled debt offering costs	—	1,003
Acquisition- and integration-related expense	12,953	16,951
Restructuring and related expense	16,399	17,015
Other (income) expense, net	(70,444)	3,772

Non-GAAP Adjusted EBITDA	$85,701	$61,869

Adjusted EBITDA as a percentage of revenue ("Adjusted EBITDA margin")
GAAP Net income (loss) as a percentage of revenue	–93.3%	–1.1%
Interest expense (income), net	0.3%	0.9%
Income tax provision (benefit)	0.8%	0.5%
Depreciation	1.9%	1.7%
Amortization of intangible assets	7.7%	7.0%
Adjustment to revenue for new revenue standard	0.0%	1.2%
Stock-based compensation	2.8%	2.2%
Acquisition-related facilities adjustment	0.0%	0.1%
Litigation costs	1.1%	1.2%
Impairment of goodwill	101.9%	0.0%
Cancelled debt offering costs	0.0%	0.6%
Acquisition- and integration-related expense	3.8%	1.6%
Restructuring and related expense	*	1.1%
Other (income) expense, net	–0.2%	0.4%

Non-GAAP Adjusted EBITDA margin	26.8%	17.4%

*
Less than 0.1% impact on Adjusted EBITDA as a percentage of revenue.

APPENDIX B

RIBBON COMMUNICATIONS INC.
AMENDED AND RESTATED 2019 INCENTIVE AWARD PLAN

1.
Purpose.

              The purpose of this Ribbon Communications Inc. Amended and Restated 2019 Incentive Award Plan (as may be further amended from time to time, the "Plan") is to advance the interests of the stockholders of Ribbon Communications Inc., a Delaware corporation (the "Company"), by enhancing the Company's ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to align their interests with those of the Company's stockholders. Except where the context otherwise requires, the term "Company" shall include any of the Company's present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the "Code") (and any other parent or subsidiary of the Company as defined and interpreted for purposes of Form S-8 under the Securities Act of 1933, as amended (the "Securities Act") or any successor form). Prior to this amendment and restatement, the predecessor to this Plan, the Ribbon Communications Inc. 2019 Incentive Award Plan (the "Original Plan") became effective as of June 5, 2019 (the "Original Effective Date"). This amendment and restatement of the Original Plan shall be effective as of the date of approval by the Company's stockholders at its 2020 annual meeting of stockholders (the "Restatement Effective Date"). No awards may be granted under the Company's Amended and Restated Stock Incentive Plan, the Company's 2008 Stock Incentive Plan or the Company's 2012 Amended Performance Technologies, Incorporated Omnibus Incentive Plan (collectively, the "Prior Plans") on or after the Original Effective Date. To the extent the Plan is not approved by the Company's stockholders at its 2020 annual meeting of stockholders, the Plan shall not become effective, the Original Plan, as approved by the Company's stockholders on the Original Effective Date, will remain in effect in accordance with its terms, and awards may be granted under the Original Plan, as so approved, on and after the date of the 2020 annual meeting of stockholders without regard for the terms herein.

2.
Eligibility.

              All of the Company's employees, officers, and non-employee directors (each, a "Director"), as well as consultants and advisors to the Company (as the terms consultants and advisors are defined and interpreted for purposes of Form S-8 under the Securities Act or any successor form) (each, an "Eligible Individual") are eligible to receive options, stock appreciation rights ("SARs"), restricted stock, restricted stock units (including, without limitation, performance stock units), and other stock- or cash-based awards (each, an "Award") under the Plan. Each Eligible Individual who receives an Award under the Plan is deemed a "Participant".

3.
Administration and Delegation.

              (a)    Administration.    Subject to any delegation pursuant to Sections 3(b) and (c), the Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board's sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan or any Award, to the extent such action or determination is made in good faith.

              (b)    Appointment of Committees.    To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (each, a "Committee"). All references in the Plan to the "Board" shall mean the Board or a Committee or the officers referred to in Section 3(c) to the extent that the Board's powers or authority under the Plan have been delegated to such Committee or officers.

              (c)    Delegation to Officers.    Subject to any requirements of applicable law (including as applicable Sections 152 and 157(c) of the General Corporation Law of the State of Delaware), the Board may delegate to one or more officers of the Company the power to grant Awards (subject to any limitations under the Plan) to Eligible Individuals and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the maximum number of shares subject to Awards that the officers may grant, and the time period in which the Awards may be granted; and provided further, that no officer shall be authorized to grant Awards to any "executive officer" of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) or to any "officer" of the Company (as defined by Rule 16a-1(f) under the Exchange Act).

4.
Stock Available for Awards.

              (a)    Number of Shares.    Subject to Section 4(b) and adjustment under Section 10, the aggregate number of shares of common stock, $0.0001 par value per share, of the Company (the "Common Stock") reserved for Awards under the Plan is equal to 15,551,611 shares of Common Stock, consisting of (i) 14,500,000 shares of Common Stock that were previously approved by stockholders on the Original Effective Date (7,000,000 shares of Common Stock that were approved under the Original Plan, plus 7,500,000 shares of Common Stock that were approved by stockholders on the Restatement Effective Date), plus (ii) 1,051,611 shares of Common Stock previously reserved for issuance under the Amended and Restated Stock Incentive Plan that remained available for grant as of the Original Effective Date. Notwithstanding anything to the contrary herein, no more than 15,551,611 shares of Common Stock may be issued as Incentive Stock Options (as defined below) under the Plan. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares (if any).

              (b)    Share Count.    Shares issued pursuant to Awards will count against the shares of Common Stock available for issuance under the Plan as one (1) share for every one (1) share issued in connection with the Award. If any Award (or award under a Prior Plan) expires or is terminated, surrendered or canceled without having been fully exercised, is cash-settled, is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award (or award under a Prior Plan) being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right), then shares of Common Stock covered by such Award (or award under a Prior Plan) shall, to the extent of such termination, surrender, cancellation, cash-settlement or forfeiture, again become available for the grant of Awards under the Plan. Notwithstanding the foregoing, (i) shares tendered by the Participant or withheld by the Company in payment of the exercise price of an Option, (ii) shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award, (iii) shares subject to a SAR that are not issued in connection with its share settlement on exercise thereof, and (iv) shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award, shall not increase the number of shares of Common Stock available for the future grant of Awards. In the case of Incentive

Stock Options, the foregoing provisions shall be subject to any limitations under the Code. Additionally, in the event that a company acquired by the Company or any subsidiary thereof or with which the Company or any subsidiary thereof combines has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares of Common Stock authorized for grant under the Plan (and shares of Common Stock subject to such Awards shall not be added to the shares available for Awards under the Plan as provided in Section 4(a) above); provided that Awards using such available shares of Common Stock shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its subsidiaries immediately prior to such acquisition or combination.

              (c)    Limit on Awards to Directors.    Notwithstanding any provision to the contrary in the Plan, during any calendar year, the sum of the grant date fair value (determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards and the amount of any cash fees granted or paid to a Director, in respect of such Director's services as a non-employee director for such year, shall not exceed $650,000. The Board may make exceptions to this limit for individual Directors in extraordinary circumstances, as the Board may determine in its discretion, provided that the Director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving Directors.

              (d)    Substitute Awards.    In connection with a corporate transaction with another entity, such as a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan (subject to compliance with the applicable requirements of Section 424 of the Code and Section 409A of the Code (together with the Department of Treasury regulations and other interpretive guidance issued thereunder, "Section 409A")). Substitute Awards shall not count against the overall share limit set forth in Section 4(a), except as may be required by reason of Section 422 and related provisions of the Code.

5.
Stock Options.

              (a)    General.    The Board may grant options to purchase Common Stock (each, an "Option") and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option that is not an Incentive Stock Option shall be designated a "Nonstatutory Stock Option."

              (b)    Incentive Stock Options.    An Option that the Board intends to be an "incentive stock option" as defined in Section 422 of the Code (an "Incentive Stock Option") shall only be granted to employees of the Company, any of its present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or for any action taken by the Board, including without limitation the conversion of an Incentive Stock Option to a Nonstatutory Stock Option.

              (c)    Exercise Price.    The Board shall establish the exercise price of each Option and specify such exercise price in the applicable option agreement. Subject to Section 4(d), the exercise price shall be not less than 100% of the fair market value (as defined below) on the date the Option is granted.

              (d)    Duration of Options.    Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement; provided that, notwithstanding the foregoing and unless determined otherwise by the Company, in the event that on the last business day of the term of an Option (other than an Incentive Stock Option) (i) the exercise of the Option is prohibited by applicable law, as determined by the Company, or (ii) shares of Common Stock may not be purchased or sold by the applicable Participant due to any Company insider trading policy (including blackout periods) or a "lock-up" agreement undertaken in connection with an issuance of securities by the Company, the term of the Option shall be extended until the date that is thirty (30) days after the end of the legal prohibition, black-out period or lock-up agreement, as determined by the Company; provided, however, in no event shall the extension last beyond the term of the applicable Option (which, in no event will exceed ten (10) years from the date of grant).

              (e)    Exercise of Option.    Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Company, together with payment in full as specified in Section 5(f) for the number of shares for which the Option is exercised and any other documentation required by the Board. The form of such notice of exercise shall be determined by the Company in its sole discretion. Shares of Common Stock subject to the Option will be delivered by the Company as soon as reasonably practicable following exercise.

              (f)    Payment Upon Exercise.    Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

                  (i)  in cash or by check, payable to the order of the Company (or, to the extent determined appropriate by the Company in lieu of cash or check, through electronic payment through a stock plan administrator or other third party);

                 (ii)  except as may otherwise be provided in the applicable option agreement, by (A) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding and (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

                (iii)  to the extent provided for in the applicable option agreement or approved by the Board, in its sole discretion, (A) by the withholding of shares of Common Stock otherwise issuable under an Award or (B) by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued in the manner determined by (or in a manner approved by) the Board, provided (x) such method of payment is then permitted under applicable law, (y) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board in its sole discretion, and (z) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

                (iv)  to the extent permitted by applicable law and provided for in the applicable option agreement or approved by the Board, in its sole discretion, by payment of such other lawful consideration as the Board may determine; or

                  (v)  by any combination of the above permitted forms of payment.

              (g)    Fair Market Value.    Fair market value of a share of Common Stock for purposes of establishing the exercise price of each Option under Section 5(c) and the exercise price of each SAR under Section 6(c) will be determined as follows:

                  (i)  if the Common Stock trades on a national securities exchange, the closing sale price (for the primary trading session) on the date of grant;

                 (ii)  if the Common Stock does not trade on any such exchange, the average of the closing bid and ask prices for the date of grant as reported by the principal market on which the Common Stock is then traded, or if there are no such closing bid and ask prices, the average of the bid and ask prices as reported by any other commercial service for the date of grant; or

                (iii)  if the Common Stock does not trade on any such exchange and there are no bid and asked prices available for determination under Section 5(g)(ii), the fair market value as determined by the Board in its discretion.

              For any date that is not a trading day, the fair market value of a share of Common Stock for such date will be determined by using the closing sale price or average of the bid and asked prices, as appropriate, for the immediately following trading day and with the timing in the formulas above adjusted accordingly. The Board can substitute a particular time of day or other measure of "closing sale price" or "bid and asked prices" if appropriate because of exchange or market procedures or can, in its sole discretion, use weighted averages either on a daily basis or such longer period as complies with Section 409A.

              (h)    Limitation on Repricing.    Other than pursuant to Section 10, the Board shall not without the approval of the Company's stockholders: (i) lower the exercise price of an Option, (ii) cancel an Option when the exercise price per share exceeds the fair market value of one share in exchange for cash or another Award (other than in connection with a Change in Control), or (iii) take any other action with respect to an Option that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the shares of Common Stock are listed.

              (i)    No Reload Options.    No Option granted under the Plan shall contain any provision entitling the Participant to the automatic grant of additional Options in connection with the exercise of the original Option.

              (j)    No Dividend Equivalents.    No Option shall provide for the payment or accrual of dividend equivalents.

6.
Stock Appreciation Rights.

              (a)    General.    The Board may grant Awards consisting of a SAR entitling the holder, upon exercise, to receive an amount in Common Stock or cash or a combination thereof (such form to be determined by the Board) determined in whole or in part by reference to appreciation, from and after the date of grant, in the fair market value of a share of Common Stock over the exercise price established pursuant to Section 6(c). The date as of which such appreciation or other measure is determined shall be the exercise date.

              (b)    Grants.    SARs may be granted in tandem with, or independently of, Options granted under the Plan.

                (1)    Tandem Awards.    When SARs are expressly granted in tandem with Options, (i) the SAR will be exercisable only at such time or times, and to the extent, that the related Option is exercisable (except to the extent designated by the Board in connection with a Reorganization Event (as defined below)) and will be exercisable in accordance with the procedure required for exercise of the related Option; (ii) the SAR will terminate and no longer be exercisable upon the termination or exercise of the related Option, except to the extent designated by the Board in connection with a Reorganization Event and except that a SAR granted with respect to less than the full number of shares covered by an Option will not be reduced until the number of shares as to which the related Option has been exercised or has terminated exceeds the number of shares not covered by the SAR; (iii) the Option will terminate and no longer be exercisable upon the exercise of the related SAR; and (iv) the SAR will be transferable only with the related Option.

                (2)    Independent SARs.    A SAR not expressly granted in tandem with an Option will become exercisable at such time or times, and on such conditions, as the Board may specify in the SAR Award.

              (c)    Exercise Price.    The Board shall establish the exercise price of each SAR and specify it in the applicable SAR agreement. Subject to Section 4(d) and Section 6(i), the exercise price shall not be less than 100% of the fair market value on the date the SAR is granted; provided that if the Board approves the grant of a SAR with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the fair market value on such future date.

              (d)    Term.    Each SAR shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable SAR agreement; provided that, notwithstanding the foregoing and unless determined otherwise by the Company, in the event that on the last business day of the term of a SAR (i) the exercise of the SAR is prohibited by applicable law, as determined by the Company or (ii) shares of Common Stock may not be purchased or sold by the applicable Participant due to any Company insider trading policy (including blackout periods) or a "lock-up" agreement undertaken in connection with an issuance of securities by the Company, the term of the SAR shall be extended until the date that is thirty (30) days after the end of the legal prohibition, black-out period or lock-up agreement, as determined by the Company; provided, however, in no event shall the extension last beyond the term of the applicable SAR (which, in no event will exceed ten (10) years from the date of grant).

              (e)    Exercise.    SARs may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Company, together with any other documents required by the Board. The form of such notice of exercise shall be determined by the Company in its sole discretion.

              (f)    Limitation on Repricing.    Other than pursuant to Section 10, the Board shall not without the approval of the Company's stockholders: (i) lower the exercise price of a SAR, (ii) cancel a SAR when the exercise price per share exceeds the fair market value of one share in exchange for cash or another Award (other than in connection with a Change in Control), or (iii) take any other action with respect to a SAR that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the shares of Common Stock are listed.

              (g)    No Reload Rights.    No SAR granted under the Plan shall contain any provision entitling the grantee to the automatic grant of additional SARs in connection with the exercise of the original SAR.

              (h)    No Dividend Equivalents.    No SAR shall provide for the payment or accrual of dividend equivalents.

              (i)    Substitution of SARs.    The Board may provide in the applicable option agreement evidencing the grant of an Option that the Board, in its sole discretion, shall have the right to substitute a SAR for such Option at any time prior to or upon exercise of such Option; provided, that such SAR shall be exercisable with respect to the same number of shares of Common Stock for which such substituted Option would have been exercisable, and shall also have the same exercise price and remaining term as the substituted Option.

7.
Restricted Stock; Restricted Stock Units.

              (a)    General.    The Board may grant Awards entitling Participants to acquire shares of Common Stock ("Restricted Stock"), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the Participant in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. Instead of granting Awards for Restricted Stock, the Board may grant Awards entitling the recipient to receive shares of Common Stock or cash to be delivered at the time of (or following) the vesting of such Award ("Restricted Stock Units") (Restricted Stock and Restricted Stock Units are each referred to herein as a "Restricted Stock Award").

              (b)    Terms and Conditions for all Restricted Stock Awards.    The Board shall determine the terms and conditions of a Restricted Stock Award, including the conditions for vesting, settlement and repurchase (or forfeiture) and the issue price, if any.

              (c)   Additional Provisions Relating to Restricted Stock.

                (1)    Dividends.    Any dividends (whether paid in cash, stock or property) declared and paid by the Company with respect to shares of Restricted Stock ("Unvested Dividends") shall be paid to the Participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. Each payment of Unvested Dividends will be made no later than the end of the calendar year in which the dividends are paid to stockholders of that class of stock or, if later, the 15th day of the third month following the lapsing of the restrictions on transferability and the forfeitability provisions applicable to the underlying shares of Restricted Stock. No interest will be paid on Unvested Dividends.

                (2)    Stock Certificates.    The Company may require that any stock certificates issued in respect of shares of Restricted Stock, as well as dividends or distributions paid on such Restricted Stock, shall be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant's death (the "Designated Beneficiary"). In the absence of an effective designation by a Participant, "Designated Beneficiary" shall mean the Participant's estate.

              (d)   Additional Provisions Relating to Restricted Stock Units.

                (1)    Settlement.    Upon the vesting of and/or lapsing of any other restrictions with respect to each Restricted Stock Unit, the Participant shall be entitled to receive from the Company in settlement of such Restricted Stock Unit such number of shares of Common Stock or an amount of cash equal to the value determined by (or in a manner approved by) the Board of such number of shares of Common Stock, as provided in the applicable Award agreement. Subject to Section 409A, the Board may, in its sole discretion, provide that settlement of Restricted Stock Units shall be deferred, on a mandatory basis or at the election of the Participant.

                (2)    Voting Rights.    A Participant shall have no voting rights with respect to any Restricted Stock Units.

                (3)    Dividend Equivalents.    The Award agreement for Restricted Stock Units may provide Participants with the right to receive an amount, in cash and/or shares of Common Stock, equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Common Stock ("Dividend Equivalents"); except that any such Dividend Equivalents shall be subject to the same vesting conditions and restrictions on transfer and forfeitability applicable to the underlying Restricted Stock Unit with respect to which they are paid. No interest will be paid on Dividend Equivalents.

8.
Other Stock- or Cash-Based Awards.

              Other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property ("Other Stock-Based Awards"), which may include, without limitation, deferred shares or deferred stock units, as well as cash payments and other cash bonus awards ("Cash-Based Awards"), may be granted hereunder to Participants, including, without limitation, Dividend Equivalents and Awards entitling recipients to receive shares of Common Stock or cash to be delivered in the future. Such Other Stock-Based Awards and Cash-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled (including, without limitation, annual or other cash bonuses). Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Stock-Based Award and Cash-Based Award, including, without limitation, any exercise or purchase price, performance goals, transfer restrictions, or vesting and forfeiture conditions applicable thereto.

              Any dividends or distributions (whether paid in cash, stock or property) declared and paid by the Company with respect to shares of Common Stock granted under an Other Stock-Based Award shall be paid to the Participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares and will be paid no later than the end of the calendar year in which the dividends are paid to stockholders of that class of stock or, if later, the 15th day of the third month following the lapsing of the restrictions on transferability and the forfeitability provisions applicable to the underlying Other Stock-Based Award. Any Dividend Equivalent provided in an Award agreement with respect to an Other Stock-Based Award shall be subject to the same vesting conditions and restrictions on transfer and forfeitability applicable to the Other Stock-Based Award with respect to which paid. No interest will be paid on any such dividends or Dividend Equivalents.

9.
Performance Awards.

                (a)    Performance-Based Grants.    Any Award may be made subject to the achievement of performance goals consistent with this Section 9 ("Performance Awards").

                (b)    Performance Measures.    For any Performance Award, the Board may specify that the degree of vesting, settlement and/or payout (or other term or condition of the Performance Award) shall be subject to the achievement of one or more performance measures established by the Board, which may include, without limitation, the relative or absolute attainment of specified levels of one or any combination of the following: (i) bookings, (ii) backlog, (iii) revenue, (iv) gross margin ($), (v) gross profit (%), (vi) operating expenses, (vii) operating income (loss), (viii) net income (loss), (ix) earnings (loss) per share, (x) earnings before interest, taxes, depreciation and/or amortization ("EBITDA"), (xi) adjusted EBITDA, (xii) earnings before interest and/or taxes ("EBIT"), (xiii) adjusted EBIT, (xiv) cost reduction or savings, (xv) productivity ratios or other similar metrics, (xvi) performance against budget, (xvii) cash flow from operations, (xviii) stock price, (xix) financial ratings, (xx) financial metrics and ratios, (xxi) exit rate operating metrics, (xxii) total stockholder return (whether in the absolute or measured against or in relationship to other companies comparably, similarly or otherwise situated), (xxiii) regulatory achievements or compliance (including, without limitation, regulatory body approval for commercialization of a product), (xxiv) implementation or completion of critical projects, (xxv) economic value or economic value added, (xxvi) customer satisfaction, (xxvii) working capital targets, (xxviii) organization/transformation metrics, (xxix) return measures (including but not limited to, return on assets, capital, invested capital, equity, sales or revenue), (xxx) market share, and (xxxi) any other objective or subjective measure determined by the Board.

  The Board may specify that such performance measures shall be adjusted to take into account any events or circumstances determined appropriate by the Board, including, without limitation, any one or more of the following: (A) extraordinary, nonrecurring or unusual items, (B) gains or losses on acquisitions or dispositions of assets or operations, (C) the cumulative effects of changes in tax laws or accounting principles, (D) the write-down of any asset, and (E) charges for restructuring and rationalization programs. Such performance measures may vary by Participant and may be different for different Awards and may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works and may cover such period as may be specified by the Board. Such performance measures may be calculated on generally accepted accounting principles ("GAAP") or non-GAAP basis or otherwise in accordance with applicable accounting principles or such other methodology as determined appropriate by the Board.

              (c)    Adjustments.    Notwithstanding any provision of the Plan, with respect to any Performance Award, the Board may adjust downwards or upwards, the cash or number of Shares payable pursuant to such Performance Award in its discretion, and the Board may waive the achievement of the applicable performance measures. The Board shall have the power to impose such other restrictions on Performance Awards as it may deem necessary or appropriate.

10.
Adjustments for Changes in Common Stock and Certain Other Events.

              (a)    Changes in Capitalization.    In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination or exchange of shares, consolidation, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend or any other change affecting the shares of Common Stock or the share price of the Common Stock (other than an Equity Restructuring), the Board may make equitable adjustments to reflect such change with respect to: (i) the number and class of securities available under the Plan, (ii) the number and class of securities and exercise price per share of each outstanding Option and SAR, (iii) the number of shares subject to and the repurchase price per share subject to each outstanding Restricted Stock Award, (iv) the number of shares subject to and the share-and per-share-related provisions and the purchase price, if any, of each outstanding Other Stock-Based Award, and (v) any other applicable the terms and conditions of outstanding Awards (including, without limitation, any applicable performance targets and criteria). Notwithstanding the foregoing, in the event of an Equity Restructuring, the Company shall equitably adjust in the manner determined by the Board the number and class of security subject to each outstanding Award and the exercise or purchase price thereof, if applicable (and such adjustments shall be nondiscretionary and final and binding on the affected Participants and the Company) and/or the aggregate number and class of security that may be issued under the Plan (including, without limitation, any share counting provisions related thereto). "Equity Restructuring" shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of shares of Common Stock (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per-share value of the Common Stock underlying outstanding Awards.

              (b)   Reorganization Events.

                (1)    Definition.    A "Reorganization Event" shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any exchange of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange transaction, (c) any liquidation or dissolution of the Company, or (d) any event described in Section 10(a) or any other unusual or nonrecurring transaction or event affecting the Company or any of its subsidiaries (or their respective financial statements).

                (2)    Consequences of a Reorganization Event on Awards.    In connection with a Reorganization Event, the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards on such terms as the Board determines: (i) provide that Awards shall be assumed, or substantially equivalent awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a Participant, provide that the Participant's unexercised Awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant within a specified period following the date of such notice, (iii) provide that outstanding Awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a payment of cash and/or property for each share surrendered in the Reorganization Event (the value of such payment, the "Acquisition Price"), make or provide for a payment of cash and/or property to a Participant with a value equal to the excess, if any, of (A) the Acquisition Price times the number of shares of Common Stock subject to the Participant's Awards (to the extent the exercise price does not exceed the Acquisition Price) over (B) the aggregate exercise price of all such outstanding Awards and any applicable tax withholdings, in exchange for the termination of such Awards (and, if as of the Reorganization Event, the Board determines in good faith that there is no such excess with respect to an Award, then such Award may be terminated by the Company without payment), (v) provide that Awards will be replaced with other rights or property selected by the Board (including, in connection with a liquidation or dissolution of the Company, conversion into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof and any applicable tax withholdings)), (vi) provide that Awards cannot vest, be exercised or become payable after the Reorganization Event, and (vii) any combination of the foregoing. In taking any of the actions permitted under this Section 10(b), the Board shall not be obligated by the Plan to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically.

    For purposes of clause (i) above, an Option shall be considered assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the

    Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in value (as determined by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

              (c)   Change in Control. A "Change in Control" shall mean any of the following:

    (i)
    a transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any "person" or related "group" of "persons" (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) directly or indirectly acquires beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company's securities outstanding immediately after such acquisition; provided, however, that the following acquisitions shall not constitute a Change in Control under this subsection (i): (A) any acquisition by the Company; (B) any acquisition by an employee benefit plan maintained by the Company; (C) any acquisition which is not a Change in Control under Section 10(c)(iii) as a result of compliance with subsections (A), (B), and (C) of Section 10(c)(iii); or (D) in respect of an Award held by a particular Participant, any acquisition by the Participant or any group of persons including the Participant (or any entity controlled by the Participant or any group of persons including the Participant);

    (ii)
    the Incumbent Directors cease for any reason to constitute a majority of the Board;

    (iii)
    the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company's assets in any single transaction or series of related transactions, or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

    (A)
    which results in the Company's voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company's assets or otherwise succeeds to the business of the Company (the Company or such person, the "Successor Entity")) directly or indirectly, at least a majority of the combined voting power of the Successor Entity's outstanding voting securities,

    (B)
    after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this subsection (B) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; and

      (C)
      immediately after which at least a majority of the members of the board of directors (or the analogous governing body) of the Successor Entity were Board members at the time of the Board's approval of the execution of the initial agreement providing for such transaction; or

    (iv)
    the effective date of a liquidation or dissolution of the Company.

    For purposes of the foregoing, "Incumbent Directors" shall mean for any period of 12 consecutive months, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 10(c)(i) or 10(c)(iii)) whose election or nomination for election to the Board was approved by a vote of at least a majority (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director without objection to such nomination) of the Directors then still in office who either were Directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved. No individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director.

    Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or any portion of an Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (i), (ii), (iii), or (iv) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a "change in control event," as defined in Treasury Regulation Section 1.409A-3(i)(5).

    The Board shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a "change in control event" as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

11.
General Provisions Applicable to Awards.

              (a)    Transferability of Awards.    Awards (other than vested shares of Restricted Stock) shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, that the Board may permit or provide in an Award for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if, with respect to such proposed transferee, the Company would be eligible to use a Form S-8 for the registration of the sale of the Common Stock subject to such Award under the Securities Act; provided, further, that the Company shall not be required to recognize any such transfer until such time as the Participant and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees. For the avoidance of doubt, nothing contained in this Section 11(a) shall be deemed to restrict a transfer to the Company.

              (b)    Documentation.    Each Award shall be evidenced in such form (written, electronic, or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

              (c)    Board Discretion.    Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

              (d)    Termination of Status.    The Board shall determine the effect on an Award of the disability, death, termination of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant's legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.

              (e)    Withholding.    The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under an Award. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise or release from forfeiture of an Award or, if the Company so requires, at the same time as is payment of the exercise price unless the Company determines otherwise. If provided for in an Award or approved by the Board in its sole discretion, a Participant may satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued in the manner determined by (or in a manner approved by) the Board; provided, however, except as otherwise provided by the Board, that the shares retained to satisfy such tax obligations cannot exceed the aggregate amount of such tax obligation based on the maximum statutory withholding rates in the Participant's applicable jurisdiction for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to such taxable income. Shares surrendered to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

              (f)    Amendment of Award.    Subject to Sections 5(h) and 6(f), the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided either (i) that the Participant's consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant or (ii) that the change is permitted under Section 10 hereof.

              (g)    Conditions on Delivery of Stock.    The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company's counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

              (h)    Acceleration.    The Board may, at any time, provide in an Award agreement or otherwise that any Award shall become immediately exercisable in full or in part, free from some or all of the restrictions or conditions applicable to such Award or otherwise realizable in full or in part, as the case may be, including, without limitation, (A) upon the death or disability of the Participant, (B) in connection with retirement, termination of employment or other separation from service, or (C) in connection with a Change in Control.

              (i)    Limitations on Vesting.    Notwithstanding anything to the contrary in the Plan, no Award (other than Cash-Based Awards) or any portion thereof shall vest earlier than the first anniversary of its date of grant; provided, however, that notwithstanding the foregoing, such minimum vesting requirement shall not apply to (i) any substitute award described in Section 4(d), (ii) shares of Common Stock delivered in lieu of full-vested Cash-Based Award (or other cash awards or payments), (iii) Awards to non-employee directors of the Company that vest on the earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year's annual meeting, and (iv) any additional Awards the Board may grant, up to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan, as of the Restatement Effective Date, pursuant to Section 4 (subject to adjustment under Section 10); and, provided, further, that the foregoing restriction does not apply to the Board's discretion to provide for accelerated exercisability or vesting of any Awards pursuant to Section 11(h).

              (j)    Treatment of Dividends and Dividend Equivalents on Unvested Awards.    Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that provides for or includes a right to dividends or dividend equivalents, if dividends are declared during the period that an equity Award is outstanding, such dividends (or dividend equivalents) shall either (i) not be paid or credited with respect to such Award or (ii) be accumulated but remain subject to vesting requirement(s) to the same extent as the applicable Award and shall only be paid at the time or times such vesting requirement(s) are satisfied.

12.
Miscellaneous.

              (a)    No Right To Employment or Other Status.    No person shall have any claim or right to be granted an Award by virtue of adoption or amendment of the Plan, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

              (b)    No Rights As Stockholder; Clawback.    Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be issued with respect to an Award until becoming the record holder of such shares. In accepting an Award under the Plan, the Participant agrees to be bound by any clawback policy that the Company has in effect or may adopt in the future.

              (c)    Effective Date and Term of Plan.    The Plan shall become effective on the Restatement Effective Date, subject to the approval by the Company's stockholders. No Awards shall be granted under the Plan after the tenth anniversary of the Original Effective Date, but Awards previously granted may extend beyond that date.

              (d)    Amendment of Plan.    The Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that (i) no amendment that would require stockholder approval under the rules of The NASDAQ Stock Market ("NASDAQ") (or other applicable exchange on which the Common Stock is traded) may be made effective unless and until such amendment shall have been approved by the Company's stockholders and (ii) if the NASDAQ (or other applicable exchange on which the Common Stock is traded) amends its corporate governance rules so that such rules no longer require stockholder approval of "material amendments" to equity compensation plans, then, from and after the effective date of such amendment, no amendment to the Plan (A) materially increasing the number of shares authorized under the Plan (other than pursuant to Section 10), (B) expanding the types of Awards that may be granted under the Plan, or (C) materially expanding the class of participants eligible to participate in the Plan shall be effective unless stockholder approval is obtained. In addition, if at any time the approval of the Company's stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 12(d) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment does not materially and adversely affect the rights of Participants under the Plan.

              (e)    Provisions for Foreign Participants.    The Board may modify Awards or Options granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

              (f)    Compliance With Code Section 409A.    To the extent applicable, the Plan and all Awards shall be interpreted in accordance with Section 409A. Except as provided in individual Award agreements initially or by amendment, if and to the extent (i) any portion of any payment, compensation or other benefit provided to a Participant pursuant to the Plan in connection with his or her employment termination constitutes "nonqualified deferred compensation" within the meaning of Section 409A and (ii) the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting the Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six (6) months plus one (1) day after the date of "separation from service" (as determined under Section 409A) (the "New Payment Date"), except as Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.

              The Company and its employees, agents and representatives make no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A but do not satisfy the conditions of that section. Notwithstanding any provision of the Plan to the contrary, in the event that following the Original Effective Date the Board determines that any Award may be subject to Section 409A, the Board may (but is not obligated to), without a Participant's consent, adopt such amendments to the Plan and the applicable Award or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board determines are necessary or appropriate to (A) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award or (B) comply with the requirements of Section 409A and thereby avoid the application of any penalty taxes under Section 409A.

              (g)    Compliance with the Exchange Act.    Notwithstanding any other provision of the Plan to the contrary, no Participant who is a Director or an "executive officer" of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

              (h)    Data Privacy.    As a condition of receipt of any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section 12(h) by and among, as applicable, the Company and its subsidiaries for the exclusive purpose of implementing, administering and managing the Participant's participation in the Plan. The Company and its subsidiaries may hold certain personal information about a Participant, including but not limited to, the Participant's name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), any shares of stock held in the Company or any of its subsidiaries, details of all Awards, in each case, for the purpose of implementing, managing and administering the Plan and Awards (the "Data"). The Company and its subsidiaries may transfer the Data amongst themselves as necessary for the purpose of implementation, administration and management of a Participant's participation in the Plan, and the Company and its subsidiaries may each further transfer the Data to any third parties assisting the Company and its subsidiaries in the implementation, administration and management of the Plan. These recipients may be located in the Participant's country, or elsewhere, and the Participant's country may have different data privacy laws and protections than the recipients' country. Through acceptance of an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant's participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or any of its subsidiaries or the Participant may elect to deposit any shares of Common Stock. The Data related to a Participant will be held only as long as is necessary to implement, administer, and manage the Participant's participation in the Plan. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel the Participant's ability to participate in the Plan and, in the Board's discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws his or her consents as described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.

              (i)    Governing Law.    The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 1, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. RIBBON COMMUNICATIONS INC. 4 TECHNOLOGY PARK DRIVE WESTFORD, MA 01886 During The Meeting - Go to http://viewproxy.com/RBBN/2020/VM You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 1, 2020. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D12827-Z77129 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. RIBBON COMMUNICATIONS INC. The Board of Directors recommends you vote FOR the following: Election of Directors Nominees: For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! The Board of Directors recommends you vote FOR proposals 2, 3 and 4. 1a. R. Stewart Ewing, Jr. For Against Abstain ! ! ! ! ! ! 2. To approve the Amended and Restated Ribbon Communications Inc. 2019 Incentive Award Plan. To ratify the appointment of Deloitte & Touche LLP as Ribbon Communications' independent registered public accounting firm for the fiscal year ending December 31, 2020. 1b. Bruns H. Grayson 3. 1c. Beatriz V. Infante 1d. Richard J. Lynch ! ! ! 4. To approve, on a non-binding, advisory basis, the compensation of Ribbon Communications' named executive officers as disclosed in the "Compensation Discussion and Analysis" section and the accompanying compensation tables and related narratives contained in the Proxy Statement. 1e. Kent J. Mathy 1f. Bruce W. McClelland 1g. Krish A. Prabhu NOTE: In their discretion, the proxy holders are authorized to vote upon other business, if any, that may properly come before the meeting and any adjournments, continuations, or postponements thereof. 1h. Scott E. Schubert 1i. Richard W. Smith Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and 2019 Annual Report are available at www.proxyvote.com. D12828-Z77129 Annual Meeting of Stockholders RIBBON COMMUNICATIONS INC. June 2, 2020 10:00 A.M. EDT This proxy is solicited by the Board of Directors The undersigned stockholder(s) of Ribbon Communications Inc., a Delaware corporation, hereby acknowledge(s) receipt of the notice of Annual Meeting of Stockholders and Proxy Statement and hereby appoint(s) Bruce McLelland, Daryl Raiford and Justin Ferguson, or either of them, as proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of Ribbon Communications Inc. that the stockholder(s) is/are entitled to vote at the 2020 Annual Meeting of Stockholders (the "Annual Meeting") of Ribbon Communications Inc. to be held on Tuesday, June 2, 2020 at 10:00 A.M. EDT, at http://viewproxy.com/RBBN/2020/VM, and at any adjournments, continuations, or postponements thereof. Such proxies are authorized to vote in their discretion (x) for the election of any person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, (y) on any matter that the Board of Directors did not know would be presented at the Annual Meeting by a reasonable time before the proxy solicitation was made, and (z) on such other business as may properly be brought before the Annual Meeting or any adjournment, continuation or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side